UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Landry’s Restaurants, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Landry’s Restaurants, Inc. common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

16,144,547 shares of Landry’s Restaurants, Inc. common stock outstanding and 1,286,519 options to purchase Landry’s common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The transaction valuation is determined based upon the sum of (a) the product of (i) 16,144,547 shares of Landry’s common stock outstanding on July 8, 2008, and (ii) the merger consideration of $21.00 per share and (b) an aggregate of $1,565,313 expected to be paid upon the cancellation of outstanding options having an exercise price less than $21.00 (the “Total Consideration”). The filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was determined by multiplying 0.0000393 by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction:

$340,600,800

(5)	Total fee paid:

$13,386

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Subject to completion, dated July 17, 2008

SPECIAL MEETING OF STOCKHOLDERS

[•], 2008

[• ], 2008

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Landry’s Restaurants, Inc., a Delaware corporation, to be held on [•] at [•] Houston time, at [•], Houston, Texas. The accompanying proxy statement provides information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of June 16, 2008, that we entered into with Fertitta Holdings, Inc., a Delaware corporation (“Parent”), Fertitta Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and, for certain limited purposes, Tilman J. Fertitta, our Chairman of the Board, Chief Executive Officer and President. Pursuant to the terms of the merger agreement, you will receive $21.00 for each share of our common stock you own, Merger Sub will be merged with and into us and, as a result, we will continue as the surviving corporation. Following the consummation of the merger, Parent will own all of our common stock. Mr. Fertitta owns all of Parent’s common stock.

If the merger agreement and the merger are approved and the merger is consummated, each share of our common stock (other than shares of our common stock owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, shares owned by stockholders who properly exercise dissenters’ rights of appraisal under Delaware law or shares of our common stock held in treasury by us), will be cancelled and converted into the right to receive $21.00 in cash, without interest. Mr. Fertitta has agreed to contribute cash and all of the outstanding shares of our common stock that he beneficially owns to Parent in exchange for all of the common stock of Parent. In addition, subject to specified exceptions, Mr. Fertitta has agreed to vote all of the outstanding shares of common stock beneficially owned by him in favor of the merger agreement and the merger. Following the consummation of the merger, we will be privately owned by Mr. Fertitta through Parent. A copy of the merger agreement is included as Annex A to the accompanying proxy statement.

On June 15, 2008, our board of directors, after considering factors including the unanimous determination and recommendation of a special committee comprised entirely of independent and disinterested directors, unanimously determined (with Mr. Fertitta taking no part in the vote or the recommendations) that the merger agreement and the merger are advisable, fair to and in the best interests of us and our stockholders, other than Mr. Fertitta, Parent and Merger Sub, and approved the merger agreement and the merger. In arriving at their recommendation of the merger agreement and the merger, our board of directors and the special committee carefully considered a number of factors which are described in the accompanying proxy statement. Our board of directors unanimously recommends (with Mr. Fertitta taking no part in such recommendation) that you vote FOR the approval of the merger agreement and the merger.

When you consider the recommendation of our board of directors to approve the merger agreement and the merger, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. You are urged to read the entire document carefully. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

Regardless of the number of shares you own, your vote is very important. The affirmative vote of the holders of at least a majority of all of the outstanding shares of our common stock entitled to vote is required to approve the merger agreement and the merger.

If you fail to vote on the merger agreement and the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger. Once you have read the accompanying proxy statement, please vote on the proposals submitted to stockholders at the special meeting, whether or not you plan to attend the meeting, by signing, dating and mailing the enclosed proxy card or by voting your shares by telephone or Internet using the instructions on your proxy card. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the approval of the merger agreement and the merger.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the accompanying proxy statement if you subsequently choose to attend the special meeting.

On behalf of your board of directors, thank you for your cooperation and support.

Sincerely,

Michael S. Chadwick	Steven L. Scheinthal
Chairman of the Special Committee	Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, OR PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER OR THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ENCLOSED PROXY STATEMENT. ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated [•], 2008, and it and the proxy card are first being mailed to stockholders on or about [•], 2008.

IMPORTANT

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD OR VOTE BY TELEPHONE OR VIA THE INTERNET AT YOUR EARLIEST CONVENIENCE.

If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated, which is assisting us in the solicitation of proxies, toll-free at 1-888-750-5834.

LANDRY’S RESTAURANTS, INC.

NOTICE OF SPECIAL MEETING

TO BE HELD [•], 2008

On [•], 2008, Landry’s Restaurants, Inc. will hold a special meeting of stockholders at [•], Houston, Texas. The meeting will begin at [•] Houston time.

Only holders of shares of our common stock, par value $0.01 per share, of record at the close of business on [•], 2008, may vote at this meeting or at any adjournments or postponements thereof that may take place. At the meeting stockholders will be asked to:

•

consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 16, 2008, that we entered into with Fertitta Holdings, Inc., a Delaware corporation (“Parent”), Fertitta Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and, for certain limited purposes, Tilman J. Fertitta, as it may be amended from time to time, and approve the merger of Merger Sub with and into us, as a result of which (a) we will be the surviving corporation in the merger and will be owned by Parent and (b) each share of our common stock (other than shares of our common stock owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, shares owned by stockholders who properly exercise dissenters’ rights of appraisal under Delaware law or shares of our common stock held in treasury by us) will be cancelled and converted into the right to receive $21.00 in cash, without interest;

•

approve any motion to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors (with Mr. Fertitta taking no part in the vote or recommendation) has unanimously approved and recommends that you vote FOR the approval of the merger agreement and the merger and FOR the adjournment proposal, which are discussed in more detail in the accompanying proxy statement.

When you consider the recommendation of our board of directors to approve the merger agreement and the merger, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. Among others, Steven L. Scheinthal, our Executive Vice President, General Counsel and Secretary is expected to continue in the same capacities after the merger.

Regardless of the number of shares you own, your vote is very important. The affirmative vote of the holders of at least a majority of all of the outstanding shares of our common stock then entitled to vote is required to approve the merger agreement and the merger.

If you fail to vote on the merger agreement and the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger.

We hope you will be able to attend the meeting, but whether or not you plan to attend, please vote your shares by:

•	signing and returning the enclosed proxy card as soon as possible;

•	calling the toll-free number listed on the proxy card; or

•	accessing the Internet as instructed on the proxy card.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the accompanying proxy statement if you subsequently choose to attend the special meeting. If you hold your shares in “street name” through a bank, broker or custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting. You should not send in your certificates representing shares of our common stock until you receive written instructions to do so.

BY ORDER OF THE BOARD OF DIRECTORS,

Steven L. Scheinthal
Secretary

i

ii

iii

SUMMARY TERM SHEET

The following summary, together with “Questions and Answers About the Special Meeting and the Merger,” highlight selected information contained in this proxy statement. It may not contain all of the information that might be important in your consideration of the proposed merger. We encourage you to read carefully this proxy statement and the documents we have incorporated by reference into this proxy statement before voting. See “Where You Can Find More Information” beginning on page 107. In this proxy statement, the terms “Landry’s”, “the Company”, “we”, “our”, “ours” and “us” refer to Landry’s Restaurants, Inc. and its subsidiaries. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

The Parties to the Merger (Page 70).

We are a Delaware corporation, and a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, The Crab House, Charley’s Crab and The Chart House. As of March 31, 2008, we owned and operated 180 full-service and certain limited-service restaurants in 28 states. Our portfolio of restaurants consists of a broad array of formats, menus and price-points that appeal to a wide range of markets and customer tastes. We offer concepts ranging from upscale steak and seafood restaurants to casual theme-based restaurants. We are also engaged in the ownership and operation of select hospitality businesses including hotel and casino resorts that provide our customers with unique dining, leisure and entertainment experiences, including the Golden Nugget Hotel & Casino in downtown Las Vegas and Laughlin, Nevada.

Fertitta Holdings, Inc., which we sometimes refer to in this proxy statement as Parent, is a Delaware corporation that, following the consummation of the merger, will own all of our outstanding common stock. Parent is wholly-owned by Tilman J. Fertitta, our Chairman of the Board, Chief Executive Officer and President.

Mr. Fertitta has agreed to contribute cash and all of his outstanding shares of our common stock to Parent in exchange for all of the common stock of Parent and, subject to specified exceptions, to vote his outstanding shares of common stock in favor of the merger.

Fertitta Acquisition Co., which we sometimes refer to in this proxy statement as Merger Sub, is a Delaware corporation and, prior to the effective time of the merger, is a wholly-owned subsidiary of Parent.

The Proposal (Page 71).

You are being asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 16, 2008, which we sometimes refer to as the merger agreement, that we entered into with Parent, Merger Sub, and, for certain limited purposes, Mr. Fertitta, pursuant to which Merger Sub will be merged with and into us. We will be the surviving company in the merger, which we refer to as the surviving corporation. As a result of the merger, Parent will own all of our common stock; you will no longer own any shares in us; you will no longer have an interest in our future earnings or growth; we will cease to be a publicly traded company; and we may no longer be required to file periodic reports with the Securities and Exchange Commission.

Merger Consideration (Page 74).

If the merger is consummated, holders of shares of our outstanding common stock (other than shares owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, shares owned by stockholders who properly exercise dissenter’s rights of appraisal under Delaware law and shares of our common stock held in treasury by us) will be entitled to receive $21.00 in cash, without interest, which we sometimes refer to as the merger consideration, for each share of our common stock owned at the effective time of the merger. Mr. Fertitta will contribute cash and all the outstanding shares of our common stock that he owns to Parent in exchange for all of the common stock of Parent. We will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under any applicable tax law, and any amounts so withheld shall be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

Treatment of Outstanding Options and Restricted Stock (Page 75).

Prior to the effective time of the merger, we will terminate our stock award plans and any stock options granted outside of a formal plan. If the merger is consummated, all outstanding options to purchase shares of our common stock not exercised prior to the merger will fully vest, to the extent not already vested. All options having an option exercise price of less than $21.00 will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock subject to the options multiplied by the amount by which $21.00 exceeds the option exercise price, without interest, except that all options owned by Mr. Fertitta that remain unexercised at the effective time of the merger will be cancelled and he will not receive any cash or other consideration for his unexercised options. All options having an exercise price equal to or greater than $21.00 will be cancelled without payment of any consideration therefor. In addition, each unvested share of restricted stock will vest, be cancelled and converted into the right to receive $21.00 in cash.

Interests of Certain Persons in the Merger (Page 54).

In considering the proposal to approve the merger agreement and the merger, you should be aware that some of our directors and officers have interests in the merger that may be different from, or in addition to, your interests as one of our stockholders generally, including:

•

Accelerated vesting and cash-out of options held by our directors and officers, which will result in the payment of consideration in the approximate aggregate amount of $347,676 to our directors and officers;

•

Accelerated vesting and cash-out of restricted stock held by our directors and officers, which will result in the payment of consideration in the approximate aggregate amount of $614,964 to our directors and officers;

•

Mr. Fertitta’s ownership of us prior to the merger and his anticipated direct ownership of all of the common stock of Parent, and indirect ownership of all of the common stock in us (subject to the preferred stock interest to be owned by Jefferies) following the merger;

•	Continued service of our officers after the merger (including Steven L. Scheinthal, a member of our board of directors and one of our executive officers); and

•

Continued indemnification and directors’ and officers’ liability insurance coverage to be provided by Parent and the surviving corporation for at least six years following the effective time of the merger.

The special committee and our board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the merger agreement and the merger.

Requisite Stockholder Vote (Page 71).

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power of our stock outstanding on the record date will constitute a quorum for the special meeting. The affirmative vote of the holders of a majority of all of the outstanding shares of our common stock entitled to vote is required to approve the merger agreement and the merger. Approval of a motion to adjourn the meeting to a later date requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting on that matter, even if less than a quorum. If you fail to vote on the merger agreement and the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger. Mr. Fertitta has agreed in the merger agreement to vote all of his outstanding shares of our common stock, which comprise approximately 35% of our outstanding common stock, excluding shares of common stock issuable upon his exercise of stock options, FOR the approval of the merger agreement and the merger, subject to specified exceptions. As a result, only a minority of our outstanding common stock held by unaffiliated stockholders (by which we mean the stockholders other than Mr. Fertitta) need to vote for the merger agreement and the merger for it to be approved.

Recommendations (Page 34).

Our board of directors formed a special committee of independent and disinterested directors on January 27, 2008 to consider strategic alternatives with respect to us in order to enhance value to our stockholders, including our sale, and if a sale was considered to be in the best interests of our stockholders, to recommend to our board of directors whether to approve or reject the offer of Mr. Fertitta. The special committee has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders, and recommended to our full board of directors that the board of directors approve the merger agreement and the merger and that our board of directors recommend that our stockholders approve the merger agreement and the merger. After considering factors including the unanimous recommendation of the special committee, our board of directors (with Mr. Fertitta taking no part in the vote or recommendation) has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of us and our unaffiliated stockholders, has approved the merger agreement and the merger and has recommended that our stockholders approve the merger agreement and the merger.

Accordingly, the board of directors (with Mr. Fertitta taking no part in the recommendation) unanimously recommends that you vote FOR the approval of the merger agreement and the merger.

Opinion of Cowen and Company, LLC (Page 41).

The special committee received an opinion from its financial advisor, Cowen and Company, LLC (“Cowen”), delivered orally at the special committee meeting on June 15, 2008, and subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of June 15, 2008, the date of the opinion, the merger consideration of $21.00 per share to be received pursuant to the merger agreement by the holders of shares of our common stock, other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Parent or Merger Sub, was fair, from a financial point of view, to such holders. The opinion is attached as Annex B to this proxy statement. We encourage you to read carefully this opinion in its entirety. The opinion of Cowen was provided to the special committee in connection with the special committee’s evaluation of the merger, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.

What Needs to be Done to Consummate the Merger (Page 84).

The merger will be consummated only if the parties to the merger agreement satisfy or waive the conditions set forth in the merger agreement. These conditions include, among others:

•	approval of the merger agreement and the merger by the affirmative vote of a majority of our outstanding shares of common stock;

•

the absence of any legal restraint or prohibition that has the effect of making the merger illegal or otherwise preventing the consummation of the merger and the other transactions contemplated by the merger agreement;

•

the receipt of regulatory approvals, including the termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, as described below under “Special Factors—Regulatory Approvals” beginning on page 63;

•

the following conditions set forth in the debt financing commitment shall have been satisfied or waived: (i) since December 31, 2007, no “material adverse effect” (as defined in the debt commitment letter) must have occurred and (ii) we must satisfy the “Financial Performance Condition” under the debt commitment letter, which includes, among other things, that our gaming division achieve no less than $58.5 million in EBITDA and that our restaurant division have pro forma consolidated EBITDA of no less than $127.5 million, in each case based on our most recent twelve-month period prior to the closing date of the merger with the restaurant EBITDA to be calculated in a manner to be agreed upon that takes into account credits such as pre-opening expenses, certain non-recurring litigation costs and private company savings.

•	the representations and warranties of each of the parties are true and correct, subject to material adverse effect qualifications;

•	the holders of not more than 10% of our common stock outstanding immediately prior to the effective time of the merger have properly exercised appraisal rights under Delaware law;

•

each party shall have performed in all material respects all of its respective obligations, and shall have complied in all material respects with all of its respective agreements and covenants, in the merger agreement; and

•	Parent must have caused to be deposited with the paying agent cash in an amount sufficient to pay the aggregate merger consideration.

At any time before the effective time of the merger, our board of directors, if approved by the special committee, or the board of directors of Parent or Merger Sub, as the case may be, may (i) extend the time for the performance of any obligation or other act of any other party to the merger agreement, (ii) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto and (iii) waive compliance with any agreement or condition contained in the merger agreement. As of the date of this proxy statement, neither we, nor Parent nor Merger Sub expects that any condition will be waived.

When the Merger Will Be Consummated.

We intend to complete the merger as soon as possible. We anticipate closing the merger shortly after the special meeting, subject to the approval of the merger agreement and the merger by our stockholders and the satisfaction of the other closing conditions set forth in the merger agreement.

Termination of the Merger Agreement (Page 88).

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by the mutual written consent (with the prior approval of the special committee, if still in existence, or the disinterested directors) of us, Parent and Merger Sub; or

•	by us (with the prior approval of the special committee, if still in existence, or the disinterested directors), Parent or Merger Sub if:

•

the effective time shall not have occurred on or before December 31, 2008, unless the failure by the party seeking to exercise such termination right caused, or resulted in, the failure of the merger to be consummated on or before such date;

•	any governmental authority enacts, promulgates, issues, enforces or enters any final and nonappealable order that has the effect of preventing or prohibiting the consummation of the merger, provided that such termination right shall not be available to any party (i) whose breach of any provision of the merger agreement caused, or resulted in, the enactment, issuance, promulgation, enforcement or entering of such order or (ii) who did not use commercially reasonable efforts to have such order vacated prior to its becoming final and nonappealable;

•

our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement by the affirmative vote of a majority of our outstanding shares of common stock, provided that such termination right shall not be available to any party whose breach of any provision of the merger agreement caused, or resulted in, the failure to obtain the affirmative vote of a majority of our outstanding shares of common stock;

•

any gaming authority conclusively determines not to grant any license, permit, approval, authorization, registration, findings of suitability, franchise, entitlement, waiver or exemption required to permit the parties to consummate the merger (which we refer to as gaming approvals), provided that such termination right will not be available to (i) any party whose failure to fulfill any obligation under the merger agreement caused, or resulted in, the failure to obtain any gaming approval or (ii) Parent or Merger Sub if their representations in the merger agreement that neither of them has ever been denied a gaming approval, or has ever had a gaming approval revoked or suspended, is inaccurate; or

•

the non-terminating party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the closing conditions cannot be satisfied and such breach or failure cannot be cured by the earlier of 30 days after giving notice of such breach or failure or December 31, 2008, provided that the terminating party is not in material breach of any of its obligations, representations and warranties under the merger agreement.

•	by Parent or Merger Sub if:

•	any of the following actions or events occur:

•

our board of directors or the special committee shall directly or indirectly withdraw or modify, or publicly propose to withdraw or modify, its recommendation in favor of the merger in a manner that is adverse to Parent or Merger Sub;

•

our board of directors or the special committee shall have (i) recommended to our stockholders an Acquisition Proposal, (ii) resolved or publicly proposed to recommend an Acquisition Proposal or (iii) entered into any letter of intent or similar document or any contract accepting any Acquisition Proposal;

•

our board of directors or the special committee fails publicly to reaffirm its recommendation to our stockholders that they adopt the merger agreement within five business days after the date any Acquisition Proposal or any material modification thereto is first publicly announced or otherwise becomes generally known to the public; or

•	we intentionally or materially breach any of our obligations under the merger agreement relating to the solicitation of Acquisition Proposals.

•	by us (with the prior approval of the special committee, if still in existence, or the disinterested directors) if:

•

prior to obtaining the affirmative vote of a majority of our outstanding shares of common stock, our board of directors, acting through the special committee, concludes in good faith, after consultation with its outside legal advisors, that to comply with its fiduciary duties to our stockholders it must terminate the merger agreement and concurrently enter into a definitive agreement with respect to a Superior Proposal, provided that we are not in material breach of any of our obligations under the merger agreement relating to such Superior Proposal and we pay the termination fee described under “The Merger Agreement—Termination Fees and Expenses—Payable by Us” concurrently with such termination; provided that we may not terminate the merger agreement unless:

•

we give Parent at least four business days written notice of our intention to take such action and provide with such notice copies of the relevant transaction agreements and other documents relating to such Superior Proposal; and

•

if Parent desires, we negotiate in good faith with Parent during such four business day period to adjust the terms of the merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and if the Superior Proposal is materially revised we will deliver a new notice to Parent and Parent shall have four business days for the first material revision and two business days for each subsequent material revision to negotiate further adjustments to the merger agreement.

•

(i) all of the closing conditions set forth in Sections 8.01 and 8.02 of the merger agreement have been satisfied or waived by the applicable party (or are then capable of being satisfied) and (ii) by December 31, 2008, Parent fails to comply with its obligation to deposit (or cause to be deposited) with the paying agent, for the benefit of the stockholders, cash in an amount sufficient to pay the aggregate merger consideration.

An “Acquisition Proposal”, as defined in the merger agreement, means any bona fide inquiry, offer or proposal (other than from Parent or Merger Sub or their respective affiliates) concerning any (i) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, (ii) direct or indirect sale, lease, pledge or other disposition of our assets or business representing 20% or more of our consolidated revenues, net income or assets, in a single transaction or a series of related transactions, (iii) our issuance, sale or other disposition by us to any person or group (other than Parent or Merger Sub or any of their respective affiliates) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of our voting power, or (iv) transaction or series of related transactions in which any person or group (other than Parent or Merger Sub or their respective affiliates) acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of our outstanding common stock.

A “Superior Proposal”, as defined in the merger agreement, means an Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) which was not obtained in violation of the solicitation provisions of the merger agreement, and which the special committee, if then in existence, or a majority of disinterested directors in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to our stockholders, in their capacities as stockholders (other than Mr. Fertitta, Parent, Merger Sub and their respective affiliates), than the merger (i) after consultation with its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, as compared to the terms in the merger agreement, including, without limitation, the relative likelihood of obtaining the affirmative vote of a majority of our outstanding shares of common stock, and (iii) after taking into account all appropriate legal, after consultation with its outside counsel, financial (including the financing terms of any such proposal), regulatory (including the relative likelihood of obtaining the requisite regulatory approvals) and other aspects of such proposal, including, without limitation the identity of the third party making such proposal and the terms of any written proposal by Parent made in accordance with the solicitation provisions of the merger agreement to amend or modify the terms of the merger.

Termination Fees and Expenses (Page 90).

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to reimburse the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, up to $7.5 million in the aggregate. However, if Parent or Merger Sub terminate the merger agreement as a result of our willful breach of any representation, warranty or covenant in the merger agreement, we may be required to pay Parent or Merger Sub more than $7.5 million. We must also pay a termination fee of $24.0 million (or $3.4 million plus reimbursement of expenses of up to $7.5 million in the aggregate if the action or event forming the basis for such termination is our entry into a Acquisition Proposal received prior to the end of the go-shop period and we terminate the merger agreement no later than August 15, 2008) to Parent in specified circumstances. Any termination fee paid to Parent will be credited against the cash amounts due to Mr. Fertitta as severance compensation if his employment is terminated following a change of control that arose out of an Acquisition Proposal that resulted in the termination of the merger agreement.

Parent has agreed to pay us a reverse termination fee of $24.0 million (or $3.4 million plus reimbursement of expenses of up to $7.5 million in the aggregate if the action or event forming the basis for such termination arises no later than August 15, 2008), in certain circumstances. Our right to receive payment of the reverse termination fee and reimbursement of expenses from Parent or Mr. Fertitta as the guarantor thereof is our exclusive remedy against Parent, Merger Sub and Mr. Fertitta for any loss suffered as a result of the merger not being consummated and any other losses under the merger agreement or the transactions contemplated thereby, and upon payment of these fees and expenses, Parent, Merger Sub and Mr. Fertitta will have no further liability or obligations relating to or arising out of the merger agreement or the transactions contemplated thereby.

Limited Guarantee (Page 92).

Mr. Fertitta agreed in the merger agreement to guarantee Parent’s payment obligations under the merger agreement, including the payment of fees and expenses for regulatory filings, consents and approvals, fees and expenses incurred in connection with the merger agreement, and the reverse termination fee, if any.

Financing of the Merger (Page 57).

The total amount of funds necessary to consummate the merger and related transactions, including debt to be incurred in connection with the merger or to be outstanding following the merger, and the payment of fees and expenses in connection with the merger, is anticipated to be approximately $1.1 billion which excludes Mr. Fertitta’s rollover equity contribution of approximately $125.0 million, consisting of (i) approximately $220.0 million to be paid to our stockholders (other than Mr. Fertitta and any of his affiliates that become our stockholders) and option holders (other than Mr. Fertitta and any of his affiliates that become our stockholders) under the merger agreement, (ii) approximately $464.0 million to repay a portion of our existing indebtedness, (iii) approximately $400.0 million of our existing indebtedness (plus all accrued and unpaid interest and premiums) that will remain outstanding following the merger plus such additional indebtedness that might be outstanding pursuant to the delayed draw term loan to be utilized to construct the expansion at the Golden Nugget Hotel & Casino in Las Vegas, Nevada and (iv) approximately $27.0 million to pay fees and expenses incurred in connection with the merger.

These funds are anticipated to come from the following sources:

•	$90.0 million of cash to be contributed by Mr. Fertitta to Parent;

•	up to $50.0 million from Parent’s or Merger Sub’s sale and issuance of preferred stock;

•

approximately $400.0 million of our existing indebtedness that will remain outstanding following the merger, substantially all of which will consist of amounts outstanding under the Golden Nugget, Inc.’s $545.0 million credit facility, plus such additional indebtedness that might be outstanding pursuant to the existing delayed draw term loan to be utilized to construct the expansion at the Golden Nugget Hotel & Casino in Las Vegas, Nevada; and

•

approximately $565.0 million from the following new facilities and senior secured notes which will be used in part to repay approximately $400.0 million of our outstanding 9.5% senior notes and 7.5% senior notes and any amounts outstanding under our revolving credit facility, plus all accrued and unpaid interest and premiums:

•	up to $50.0 million aggregate principal amount under a senior secured revolving credit facility;

•	up to $250.0 million aggregate principal amount under a senior secured term loan facility; and

•	up to $365.0 million aggregate principal amount of debt either from the issuance of senior secured notes or secured debt under a bridge loan facility.

These amounts do not include the value of the 5,731,481 shares of common stock held by Mr. Fertitta which are being contributed to Parent immediately prior to the effective time of the merger or the approximately $5.4 million of Mr. Fertitta’s in-the-money options that are being cancelled in connection with the merger.

We have been provided an equity commitment letter related to Mr. Fertitta’s cash and equity contributions to Parent, and a debt commitment letter related to the new facilities and the issuance of preferred stock by Parent or Merger Sub.

Restrictions on Solicitations of Other Offers (Page 85).

The merger agreement provides that during the period beginning on the date of the merger agreement and continuing until 11:59 p.m., New York City time, on July 31, 2008, which we refer to as the “go-shop period”, we, under the direction of the special committee, are permitted to:

•

initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non-public information to any person pursuant to one or more confidentiality agreements that contains terms that are customary for transactions similar to the merger; and

•

enter into and maintain, or participate in, discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposals.

After the end of the go-shop period and until the effective time of the merger, we have agreed that we, our subsidiaries and representatives will not, subject to certain exceptions discussed below, directly or indirectly:

•	initiate, solicit or encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or engage in any discussions or negotiations with respect thereto; or

•

approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal, or consummate any such transaction or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the merger or resolve or agree to do any of the foregoing.

Prior to terminating the merger agreement or entering into an agreement with respect to any such Acquisition Proposal, we are required to comply with certain terms of the merger agreement described under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Notwithstanding the foregoing, under certain circumstances, our board of directors or the special committee may, from and after the end of the go-shop period, (i) continue discussions or negotiations with any third party with respect to an Acquisition Proposal if such discussions or negotiations commenced and were ongoing prior to the end of the go-shop period and (ii) respond to a bona fide unsolicited Acquisition Proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a Superior Proposal, in each case so long as we comply with certain terms of the merger agreement described under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Regulatory Approvals That Must be Obtained (Page 80).

We will need to receive approvals from the Antitrust Division of the Department of Justice and the Federal Trade Commission under the HSR Act.

Material United States Federal Income Tax Consequences (Page 67).

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss as a result of the merger in an amount equal to the difference, if any, between the cash you receive and your tax basis in the shares of our common stock you surrender. Payment of the cash consideration to a holder of our common stock with respect to the disposition of shares of our common stock pursuant to the merger may be subject to information reporting and U.S. backup withholding tax at the applicable rate (currently 28%), unless the holder of our common stock properly certifies as to its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. The tax consequences of the merger to you will depend upon your particular circumstances. You should consult your tax advisor for a full understanding of the U.S. federal, state, local and non-U.S. tax consequences of the merger to you.

Accounting Treatment of the Merger (Page 65).

The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to our assets and liabilities based on their relative fair values following Statement of Financial Accounting Standards No. 141, Business Combinations.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all the questions that may be important to you as one of our stockholders. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into us pursuant to the merger agreement. Once the merger agreement has been adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into us. We will be the surviving corporation in the merger and Parent will own all of our common stock. All of the common stock of Parent is owned by Mr. Fertitta. As a result of the merger, you will no longer own any shares in us; you will no longer have an interest in our future earnings or growth; we will cease to be a publicly traded company; and we may no longer be required to file periodic reports with the Securities and Exchange Commission.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, you will not receive any payment for your shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the New York Stock Exchange. In addition, if the merger is not consummated, we expect that, except as noted in this proxy statement, management will operate our business in a manner similar to the manner in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including the risk that up to $400.0 million of our indebtedness may come due beginning on February 28, 2009 if the holders of our 9.5% senior notes exercise their right to require us to redeem the notes at 101% of the principal amount thereof. This indebtedness would need to be refinanced and we cannot assure you that it can be refinanced on terms acceptable to us, if at all. If we fail to refinance the indebtedness, our current line of credit, of which approximately $64.0 million is outstanding, could also become due. Under specified circumstances, we may be required to pay Parent a termination fee and reimburse Parent for some of its out-of-pocket expenses, or Parent may be required to pay us a reverse termination fee and reimburse us for some of our out-of-pocket expenses, in each case as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 90. In the event Parent is required to pay us a reverse termination fee and reimburse us for out-of-pocket expenses, our exclusive remedy against Parent, Merger Sub and Mr. Fertitta with respect to any liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby is to receive these payments.

Q:	What will our stockholders receive when the merger occurs?

A:	For every share of our common stock owned at the effective time of the merger, a stockholder (other than Parent, Merger Sub, us or any direct or indirect wholly-owned subsidiary of Parent and stockholders who properly exercise dissenters’ rights of appraisal under Delaware law) will have the right to receive $21.00 in cash, without interest, less any applicable withholding taxes. You will cease owning any shares in us.

Q:	Why am I receiving this proxy statement and proxy card?

A:

You are being asked to consider and vote upon a proposal to approve a merger agreement that we entered into on June 16, 2008. The merger agreement is attached as Annex A to this proxy statement. We urge you to read it carefully. In the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement, stockholders may also be asked to vote upon a proposal to adjourn the special meeting to a later date so that we may solicit additional proxies. See “The Merger Agreement” beginning on page 74.

Q:	Where and when is the special meeting?

A:	We will hold a special meeting of our stockholders on [•], 2008 at [•] Houston time, at [•], Houston, Texas.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger agreement and the merger;

•	to approve the adjournment proposal, if necessary; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is [•], 2008. Only holders of our outstanding common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. On the record date, there were [•] shares of our common stock outstanding.

Q:	May I attend the special meeting?

A:	All stockholders of record as of the close of business on [•], 2008, the record date for the special meeting, may attend the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the special meeting, you must present proof of your ownership of our common stock, such as a bank or brokerage account statement, to be admitted to the meeting. You also must present at the meeting a proxy issued to you by the holder of record of your shares.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders holding at least a majority of the voting power of our common stock outstanding on the record date will constitute a quorum for the special meeting.

Q:	What vote is required to approve the merger agreement and the merger and to approve the adjournment proposal?

A:	Approval of the merger agreement and the merger requires the affirmative vote of a majority of our outstanding shares of common stock entitled to vote. If you fail to vote on the merger agreement and the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger. Approval of a motion to adjourn the special meeting to a later date requires only the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting even if less than a quorum. Mr. Fertitta owns approximately 35% of our outstanding shares of common stock and has agreed to vote his outstanding shares FOR the merger agreement and the merger, subject to specified exceptions. As a result, only a minority of our unaffiliated stockholders need to vote FOR the merger for it to be approved.

Q:	How does our board of directors recommend that I vote on the proposals?

A:	The board of directors (with Mr. Fertitta taking no part in the recommendations) recommends that you vote:

•	FOR the proposal to approve the merger agreement and the merger; and

•	FOR the adjournment proposal, if necessary.

You should read “Special Factors—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement” beginning on page 34 for a discussion of factors that our board of directors considered in deciding to recommend the approval of the merger agreement. See also “Special Factors—Interests of Our Directors and Officers” beginning on page 55.

Q:	How do our directors and executive officers intend to vote?

A:	As of the record date, our directors and executive officers (excluding Mr. Fertitta) held and are entitled to vote, in the aggregate, shares of our common stock representing approximately 1% of the outstanding shares, excluding options to purchase shares of our common stock. We believe our directors and executive officers intend to vote all of their shares of our common stock FOR the approval of the merger agreement and the merger and FOR the adjournment proposal. Moreover, Mr. Fertitta, who owns approximately 35% of our outstanding shares of common stock, excluding shares of common stock issuable upon his exercise of stock options, has agreed in the merger agreement to vote all of his outstanding shares of our common stock beneficially owned by him FOR the approval of the merger agreement and the merger, subject to specified exceptions. As a result, only a minority of our unaffiliated stockholders need to vote FOR the merger agreement and the merger for it to be approved.

Q:	How do I vote?

A:	Please indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented and voted at the special meeting. In addition, you may deliver your proxy via telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. If you sign your proxy and do not indicate how you want to vote, your shares will be voted FOR the approval of the merger agreement and the merger, FOR the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote. Please remember that if you fail to vote on the merger agreement and the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger.

Q:	If my shares are held in “street name” by my broker, banker or other nominee will my broker or banker vote my shares for me?

A:	Your broker, banker or other nominee will not vote your shares of our common stock without specific instructions from you. You should instruct your broker, banker or other nominee to vote your shares of our common stock by following the instructions provided to you by such firm.

Q:	What does it mean if I receive more than one proxy card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	May I change my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. You may do this in a number of ways. First, you may send us a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to our Secretary at the address under “Other Important Information Regarding Us” beginning on page 97, and your notice of revocation or your new proxy card must be received prior to the special meeting. You may also submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card so long as you do so before the deadline of 11:59 p.m., Houston time, on [•], 2008. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:	How are votes counted?

A:	For the proposal to approve the merger agreement and the merger, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as if you voted against the approval of the merger agreement and the merger. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions, which, if not given, will have the effect of a vote against approval of the merger agreement and the merger.

For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will count for the purpose of determining whether a quorum is present, but will have the same effect as a vote against the proposal to adjourn the meeting, which requires the vote of the holders of a majority of the shares of our common stock present or represented by proxy at the meeting and entitled to vote on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the approval of the merger agreement and the merger and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger, if approved, is expected to be consummated. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration. In order to receive the merger consideration, you must hold shares of our common stock upon consummation of the merger.

Q:	Should I send in my stock certificates now?

A:	No. If you hold certificates representing shares of our common stock, you will be sent a letter of transmittal with detailed written instructions for exchanging your common stock certificates for the merger consideration promptly after the merger is consummated. Please do not send your certificates in now.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once you have submitted your properly completed letter of transmittal, our stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your shares.

Q:	I do not know where my stock certificate is. How will I get my cash?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to us in order to cover any potential loss.

Q:	What are the material U.S. federal income tax consequences of the merger to stockholders?

A:	In general, your receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes. Since the tax consequences of the merger to you will depend on your particular circumstances, you should consult your tax advisor for a full understanding of the U.S. federal, state, local and non-U.S. tax consequences of the merger to you.

Q:	Do stockholders have appraisal rights?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described under “Special Factors—Appraisal Rights” and in Annex C attached to this proxy statement.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by us. In addition, we have retained Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation. We will pay Innisfree approximately $[•] plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What should I do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the transaction affects you as a stockholder. You also may want to review the documents referenced under “Where You Can Find More Information” beginning on page 107. Then simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may deliver your proxy via telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. Please act as soon as possible so that your shares of our common stock will be voted at the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Innisfree, which is acting as the proxy solicitation agent in connection with the merger, at the following address.

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Call Toll-Free: 1-888-750-5834

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and the documents incorporated by reference in this proxy statement contain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. These forward-looking statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been, or will be, instituted against us related to the merger agreement;

•	potential acquisitions of other restaurants, gaming operations and lines of businesses in other sectors of the hospitality and entertainment industries;

•	potential divestitures of restaurants, restaurant concepts and other operations or lines of business;

•	the inability to consummate the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to consummate the merger;

•	the failure by Parent to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the ability to maintain existing management;

•	future capital expenditures, including the amount and nature thereof;

•	integration of acquisitions;

•	competition within the restaurant, hotel and gaming industries;

•	the cyclical nature of the restaurant, hotel and gaming industries;

•	economic conditions;

•	development and construction risks;

•	regulatory matters;

•	litigation;

•	business strategy and measures to implement such strategy;

•	competitive strengths;

•	goals;

•	expansion and growth of our business and operations;

•	future commodity prices;

•	availability of food products, materials and employees;

•	consumer perceptions of food safety;

•	changes in local, regional and national economic conditions;

•	the effectiveness of our marketing efforts;

•	changing demographics surrounding our restaurants, hotels and casinos;

•	the effect of changes in tax laws;

•	actions of regulatory, legislative, executive or judicial authorities at the federal, state or local level with regard to our business and the impact of any such actions;

•	our ability to maintain regulatory approvals for our existing businesses and our ability to receive regulatory approval for our new businesses;

•	our expectations of the continued availability and cost of capital resources;

•	same store sales;

•	earnings guidance;

•	our ability to obtain long-term financing and the cost of such financing, if available;

•	weather and acts of God;

•	food, labor, fuel and utilities costs;

•	plans;

•	references to future success; and

•

other risks described in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2007, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and our Current Reports on Form 8-K filed since December 31, 2007.

All forward-looking statements are based on our current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and, unless required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the “Investor Relations” section of our website at www.landrysrestaurants.com. None of the information contained on our website shall be deemed incorporated by reference or otherwise included herein.

SPECIAL FACTORS

Background of the Merger

We operate primarily in the restaurant, hospitality and gaming industries, which are particularly affected by trends and fluctuations in demand and are highly competitive. In particular, the restaurant industry is intensively competitive and is affected by changes in consumer tastes and by national, regional and local economic conditions. Similarly, the gaming industry is intensively competitive, features many participants and faces competition from all manner of leisure and entertainment activities. Both the restaurant and gaming industries in the United States have been severely challenged since the beginning of 2008. Increasingly higher fuel and energy prices, increased competition, increases in the prices of key commodities and certain food supplies, pending minimum wage increases and the general economic downturn and downward trend of consumer spending throughout the United States have been some of the principal factors contributing to this challenging environment further compounded by disruptions to the credit markets. Our operating and financial performance has been adversely affected by these industry and economic conditions.

Because we operate in such highly competitive and ever-fluctuating industries, our board of directors has from time to time held discussions on strategic alternatives focused on exploring ways to enhance stockholder value.

On February 28, 2007, our board of directors convened to discuss, among other things, additional potential strategic alternatives for us to enhance stockholder value, including the potential (a) sale of our Saltgrass Steak House restaurant concept chain or our Rainforest Café restaurant concept chain and (b) restructuring of our indebtedness to allow us to pursue strategic acquisitions of third parties or renew our open market repurchase program with respect to shares of our common stock, which we initially commenced in November 1998 and subsequently renewed in April 2000, October 2002, September 2003, October 2004, March 2005 and May 2005. After such discussions, our board of directors determined that a sale of either our Saltgrass Steak House restaurant concept chain or our Rainforest Café restaurant concept chain would likely not enhance stockholder value because it was unlikely that either chain could be sold at a high enough multiple of EBITDA to overcome the considerable tax liabilities associated therewith. Each concept previously had been marketed to a selection of financial and strategic buyers in late 2006 with no indication of interest sufficient to enhance stockholder value net of the tax liability. Therefore, our board of directors instead determined to restructure our indebtedness to allow us to renew our open market repurchase program with respect to shares of our common stock and provide funding for the expansion of the Golden Nugget Hotel & Casino in Las Vegas. In March, July and November 2007, our board of directors authorized an additional $50.0 million, $75.0 million and $1.5 million, respectively, of open market repurchases of our common stock.

We then continued to focus on this then-current business plan through the end of 2007, which resulted in us obtaining on June 14, 2007 approximately $545.0 million of indebtedness on the Golden Nugget Hotel & Casino and repurchasing on and thereafter during 2007 approximately 5.5 million shares of our common stock.

On July 24, 2007, we were notified by the trustee under the indenture covering our $400.0 million 7.5% senior notes, that as a result of not filing with the SEC and delivering to the trustee our Form 10-K for the year ended December 31, 2006 within the time frame set forth in the rules and regulations of the SEC, the trustee, upon direction of a majority of the note holders, declared the unpaid principal and interest on the 7.5% senior notes due and payable immediately. On August 29, 2007, we entered into a Stipulation of Settlement with U.S. Bank, National Association, the indenture trustee under our $400.0 million 7.5% senior notes, and certain note holders, whereby the previous acceleration of the 7.5% senior notes was rescinded and annulled. In connection with the settlement, we agreed to commence an exchange offering on or before October 1, 2007 to exchange the 7.5% senior notes for 9.5% senior exchange notes, with an option for us to redeem the 9.5% senior notes at 1% above par from October 29, 2007 to February 28, 2009 and an option for the note holders to require us to redeem the 9.5% senior notes at 1% above par from February 28, 2009 to December 15, 2011, both options requiring at least 30 but not more than 60 days notice. The exchange offer was completed on October 31, 2007 with all but $4.3 million of the 7.5% senior notes being exchanged. We also agreed to pay certain fees and costs and dismissed the pending litigation we had previously instituted against the trustee and certain note holders. As a result of the exchange, we recorded charges during the third quarter of 2007 of $7.9 million, included in interest expense, for deferred loan costs previously being amortized over the term of the 7.5% notes and $3.0 million, included in other income/expense, related to the payment of a consent fee. In connection with issuing the 9.5% senior notes, we amended our existing bank credit facility to provide for an accelerated maturity should the 9.5% senior notes be redeemed by the note holders, revised certain financial covenants to reflect the impact of the exchange offer and redeemed our outstanding term loan balance.

On December 20, 2007, Mr. Fertitta, our chairman of the board, chief executive officer and president, discussed with representatives of Jefferies & Co. (“Jefferies”) the possibility of pursuing a going-private transaction. Jefferies expressed the belief that high transportation costs, economic turmoil and an apparent credit crunch were factors which could depress stockholder value for some time and advised that a going-private transaction would be the best way to enhance stockholder value.

On January 5, 2008, our board of directors held a meeting, with Richard Liem, our chief financial officer, also participating. During this meeting, our board of directors again discussed strategic alternatives for us, as well as issues surrounding, among other things, our reduced growth opportunities resulting from lower consumer spending, the impact on us of disruptions to the credit market and our need to refinance our long-term debt during 2008, our increased costs of operating as a public company, our reduced analyst coverage, the volatile industry and market conditions in which we were then operating and their negative impact on our business, including how short-term stock price fluctuations affect perceptions about our long-term prospects. Mr. Fertitta expressed to our board of directors that he had an interest in exploring a going-private transaction with us and desired, among other things, to focus on long-range value building strategies, which strategy Mr. Fertitta believed was better suited for a non-public company. After discussion, our board of directors unanimously determined that it was advisable, advantageous and in our best interest to allow Mr. Fertitta to access and utilize our personnel and incidental corporate resources to explore a going-private transaction to enhance stockholder value.

On January 27, 2008, our board of directors held a telephonic meeting, with Mr. Liem, and a representative of Haynes and Boone, LLP, our outside counsel (“Haynes and Boone”), also participating. During this meeting, Mr. Fertitta delivered to our board of directors a letter in which Mr. Fertitta, acting on his own behalf, proposed to acquire, through an acquisition vehicle he would form, all of our outstanding common stock for $23.50 per share in cash by way of a merger transaction. Mr. Fertitta stated in the proposal letter that he had spoken with potential financing sources for the proposed transaction and he was confident that he could obtain the necessary debt financing to fund the proposed transaction given that he would be contributing all our common stock that he owns and substantial additional equity in the form of cash to his acquisition company. The letter stated that it did not constitute a binding commitment by Mr. Fertitta and that a binding commitment would be subject to the execution and delivery of definitive agreements by all appropriate parties and the approval of our board of directors and a committee of our board of directors comprised of independent directors.

After discussing Mr. Fertitta’s proposal, our board of directors discussed the advisability of forming a special committee to evaluate Mr. Fertitta’s proposal. Our board of directors unanimously resolved (without Mr. Fertitta voting) to establish a special committee of three of our independent directors and delegated to the special committee the exclusive power and authority to, among other things, (a) perform a strategic alternatives analysis for us in order to determine the best strategy to enhance value to our stockholders, (b) receive, review, evaluate and study the strategic alternatives resulting from such analysis, (c) receive, review, evaluate and study Mr. Fertitta’s proposal and any other alternative proposals or strategic alternatives, (d) negotiate on our behalf, if appropriate, the terms and conditions of Mr. Fertitta’s proposal or any other alternative proposals or strategic alternatives with the applicable parties and (e) make a recommendation to our board of directors at the appropriate time as to Mr. Fertitta’s proposal or any other alternative proposal or strategic alternative. The resolutions also empowered the special committee to retain legal, financial and other advisors to assist the special committee in the fulfillment of its duties. After discussion, our board of directors appointed Michael Chadwick, Kenneth Brimmer and Michael Richmond to serve on the special committee.

On January 28, 2008, we issued a press release announcing our receipt of Mr. Fertitta’s proposal letter. The press release also announced the establishment of the special committee.

On February 7, 2008, the special committee met with a representative of King & Spalding LLP (“K&S”) to discuss K&S serving as counsel to the special committee. The special committee interviewed the K&S representative with respect to the firm’s experience in mergers and acquisitions transactions, particularly in the restaurant industry, and its experience in representing special committees in considering acquisition proposals made by directors, officers or stockholders. The K&S representative also answered questions from the special committee regarding the firm’s relationships with us, Mr. Fertitta, members of the special committee and others that might pose potential conflicts or affect the ability of K&S to act as independent counsel to the special committee. The K&S representative confirmed that the firm had no prior relationships with us, Mr. Fertitta, any member of the special committee or any other person that might pose such a conflict and that the firm’s only prior involvement with us was the firm’s representation of our special litigation committee in connection with a previous stockholder derivative lawsuit (the “Derivative Suit”). The special committee discussed the significance of K&S’s prior representation of our special litigation committee in the Derivative Suit and concluded that this representation did not affect the ability of K&S to serve as independent counsel to the special committee.

On February 11, 2008, the special committee held a telephonic meeting. The special committee elected Mr. Chadwick to serve as chairman of the special committee. The special committee continued its discussions regarding the selection of a law firm to represent the special committee as its legal counsel. The special committee reviewed the qualifications of an additional law firm. After discussion, the special committee excluded the other law firm from consideration to serve as the special committee’s counsel due to such law firm having a conflict of interest. At the request of the special committee, a representative of K&S joined the meeting. The special committee asked additional questions of the K&S representative at the meeting with respect to the law firm’s qualifications to serve as legal counsel for the special committee. After discussion, the special committee determined to retain K&S as its legal counsel. The special committee made its decision to retain K&S based on a number of factors, including the reputation and experience of K&S in mergers and acquisitions transactions, particularly in the restaurant industry, and its experience in representing special committees in considering acquisition proposals made by directors, officers or stockholders. The special committee also took into consideration the fact that K&S had represented our special litigation committee in the Derivative Suit. After being selected as counsel to the special committee, K&S reviewed with the special committee the terms of Mr. Fertitta’s proposal and the power and authority delegated to it by our board of directors. K&S also made recommendations as to actions to be taken by the special committee, including a review of the legal duties of the members of the special committee, a decision on the fees payable to members of the special committee, a review of the independence of each member of the special committee, and the selection of an independent financial advisor to the special committee.

The special committee then discussed the fees to be paid to each member in addition to any regular fees paid for each meeting of a board committee. K&S provided advice to the special committee on its understanding of customary fees arrangements for members of a special committee in similar transactions. After discussion, the special committee agreed that (a) the special committee members should be reimbursed for expenses incurred in connection with their work on the special committee and (b) the chairman should be paid a fee of $60,000, and the other members of the special committee should be paid a fee of $50,000, with such fees payable prior to commencement of work by the special committee. The special committee asked K&S to contact Haynes and Boone and request that our board of directors approve these fee and expense arrangements. The special committee also asked K&S to present to the special committee at its next meeting a form of indemnification agreement between us and each member of the special committee, which would require us to indemnify each special committee member for liabilities arising out of his service on the special committee and advance each special committee member expenses related to actions or suits arising out of his service on the special committee.

On February 14, 2008, the special committee held a telephonic meeting. During this meeting, K&S reviewed with the special committee the legal duties of members of the special committee in evaluating our strategic alternatives, including a going private transaction. K&S also reviewed with the special committee the requirements for each member of the special committee to be independent and disinterested in any strategic transaction considered by the special committee, including in a sale to Mr. Fertitta. The special committee requested that K&S conduct further one-on-one interviews with each member of the special committee with regard to the independence issues. K&S also reviewed with the special committee a form of an indemnification agreement between us and each special committee member. After discussion, the special committee determined that we should enter into an indemnification agreement with each member of the special committee. The special committee also discussed the lawsuits that had been filed with regard to Mr. Fertitta’s proposal and the need for the special committee to engage special litigation counsel for these lawsuits. The special committee discussed whether it should retain a separate law firm to represent the special committee in litigation. After discussion, the special committee authorized Mr. Chadwick to begin interviewing other law firms to serve as special litigation counsel to the special committee.

During this meeting, the special committee also reviewed a list of 24 investment banks identified by the special committee members as potential financial advisors to the special committee. The special committee discussed the criteria by which it would select an investment bank to serve as financial advisor to the special committee. After discussion, the special committee agreed that Mr. Chadwick would send a letter to each investment bank requesting that it send to the special committee a proposal to serve as financial advisor to the special committee, including information on its qualifications, experience in advising special committees, particularly in connection with going private transactions, its experience in strategic transactions in the restaurant and gaming industries, its initial view on Mr. Fertitta’s proposal, and its relationships with us, Mr. Fertitta and others that might pose potential conflicts or impair the ability of the investment bank to serve as an independent advisor to the committee. Mr. Chadwick sent the request for proposal letters to each of the identified investment banks on February 15, 2008.

On February 22, 2008, the special committee held a telephonic meeting. Mr. Chadwick reported to the special committee on his discussions with law firms to serve as special litigation counsel to the special committee. Mr. Chadwick informed the special committee that, among others, he interviewed a representative of Porter & Hedges LLP (“Porter & Hedges”) with respect to the firm’s experience in representing special committees in litigation related to mergers and acquisitions transactions. Mr. Chadwick also informed the special committee that he had asked the Porter & Hedges representative questions regarding the firm’s relationships with us, Mr. Fertitta, members of the special committee and others that might pose potential conflicts or affect the ability of Porter & Hedges to act as independent special litigation counsel to the special committee and that the Porter & Hedges representative had confirmed that the firm had no prior relationships with us, Mr. Fertitta, any member of the special committee or any other person that might pose potential conflicts or affect the ability of Porter & Hedges to act as special litigation counsel to the special committee. After discussion, the special committee agreed to engage Porter & Hedges as its special litigation counsel.

The special committee then discussed the selection of a financial advisor and reviewed and discussed the materials and information received from the 24 investment banks to which Mr. Chadwick had sent a request for proposal. The special committee reviewed the materials against the criteria selected by the special committee for the selection of a financial advisor. The special committee determined that prior to selecting a financial advisor, the special committee would conduct in-person interviews in Houston, Texas with the leading candidates for the position. The special committee asked eight investment banks to participate in in-person interviews in Houston, Texas. The special committee also asked each of the eight investment banks to be prepared to discuss the terms of a proposed engagement with the special committee.

On February 26, 2008, the special committee met in Houston to conduct in-person interviews with the eight selected investment banks. The special committee first reviewed the selection criteria for its financial advisor and reviewed the qualifications of each investment bank as presented in its proposal to the special committee. After discussion, the special committee then interviewed representatives from five of the eight investment banks. These representatives discussed their respective qualifications, experience in advising special committees in connection with going private transactions, experience in and perspectives on the restaurant and gaming industries, and their initial views of Mr. Fertitta’s proposal. The special committee asked questions regarding, among other things, their firms’ qualifications and their relationships with us, Mr. Fertitta and others that might pose potential conflicts of interest or affect the ability of the firm to serve as independent financial advisor to the special committee. Each investment bank also made a proposal to the special committee regarding its fees and the other terms of its engagement.

On February 27, 2008, the special committee met again in Houston to complete the in-person interviews with the remaining three investment banks selected for in-person interviews. At this meeting, the special committee interviewed representatives from the three remaining investment banks. These representatives discussed their respective qualifications, experience in advising special committees in connection with going-private transactions, experience in and perspectives on the restaurant and gaming industries, and their initial views of Mr. Fertitta’s proposal. They also answered questions from the special committee regarding, among other things, their firms’ qualifications and their relationships with us, Mr. Fertitta and others that might pose potential conflicts of interest or affect their ability to serve as independent financial advisor to the special committee. Each investment bank also made a proposal to the special committee regarding its fees and the other terms of its engagement.

On February 29, 2008, the special committee held a telephonic meeting during which it discussed the investment bank interviews it had conducted earlier in the week, including the qualifications of each investment bank and the proposed terms of its engagement. The special committee directed K&S to discuss with three of the eight investment banks their respective fee proposals and determine if they would be willing to modify their fee proposals if they were selected to serve as financial advisor to the special committee.

On March 3, 2008, the special committee held a telephonic meeting. During that meeting, K&S reviewed with the special committee the discussions between K&S and Haynes and Boone regarding the terms of the proposed indemnification agreement between us and each member of the special committee. After discussion, the special committee determined that it would request that our board of directors approve the indemnification agreement with each member of the special committee at the board’s next meeting.

During that meeting, the special committee also discussed engaging a financial advisor. The special committee reviewed the results of its interviews with the eight investment banks during the prior week, and K&S briefed the special committee on discussions with three of the investment banks on their fee proposals. After discussion, the special committee agreed that Mr. Chadwick should have further discussions with representatives of Cowen and Company, LLC (“Cowen”) and two of the other investment banks for the purposes of improving the fee proposals of these investment banks. Over the next few days, Mr. Chadwick and K&S had discussions with Cowen and two of the other investment banks regarding the terms of their engagement. After these discussions, Mr. Chadwick asked representatives of Cowen to meet with the special committee on March 7, 2008.

On March 6, 2008, our board of directors held a telephonic meeting during which the directors (other than Mr. Fertitta) adopted a resolution approving (a) the reimbursement of the special committee members for expenses they incur in connection with their work on the special committee and (b) the payment to the chairman of the special committee of a fee of $60,000 and the payment to each other special committee member of a fee of $50,000, as fees for serving on the special committee. Additionally, our board of directors unanimously adopted a resolution approving the indemnification agreement proposed by the special committee. We paid the fees to the members of the special committee on March 11, 2008. We and each member of the special committee executed an indemnification agreement in the form approved by our board of directors on March 6, 2008.

On March 7, 2008, the special committee held a telephonic meeting. During that meeting, Mr. Chadwick reviewed with the special committee his discussions with Cowen and the two of the other investment banks regarding their fee proposals. At the request of the special committee, representatives of Cowen then joined the meeting. The special committee further interviewed the representatives of Cowen with respect to Cowen’s qualifications to serve as financial advisor to the special committee. The special committee also questioned Cowen again on the firm’s relationships with us, Mr. Fertitta and others that might pose potential conflicts of interest or affect the ability of Cowen to serve as an independent advisor to the special committee. The Cowen representatives confirmed that Cowen had no prior relationships with us, Mr. Fertitta or any member of the special committee or their businesses. The special committee discussed with Cowen recent coverage by a Cowen analyst of Mr. Fertitta’s proposal and its effect on Cowen’s serving as financial advisor to the special committee. After discussion, the special committee determined that such coverage would not impair Cowen’s ability to serve as the special committee’s financial advisor. The Cowen representatives also discussed the terms of Cowen’s proposed engagement by the special committee to act as its financial advisor. After discussion, the special committee determined that it would need to further consider the terms of Cowen’s proposed engagement, but would like to meet with Cowen in person in Houston to continue to discuss Cowen’s selection as financial advisor to the special committee. At the request of the special committee, K&S confirmed in conversations with Haynes and Boone that Cowen did not have any prior relationships with us, Mr. Fertitta or others that might pose any conflicts of interest.

On March 11, 2008, the special committee held a meeting in the Houston office of K&S. At the request of the special committee, representatives of Cowen attended the meeting. K&S summarized for the special committee the proposed fees and other terms of Cowen’s engagement as the special committee’s financial advisor and the outstanding issues under Cowen’s proposed engagement letter. The special committee discussed with Cowen the proposed terms of its engagement, including the outstanding issues. Cowen and the special committee were unable to resolve all outstanding issues under the Cowen engagement letter at this meeting. The special committee directed K&S to negotiate further the terms of Cowen’s engagement to serve as the special committee’s financial advisor. Cowen then reviewed with the special committee generally the process that it would recommend with respect to performing a strategic alternatives analysis of us and discussed some of the issues that Cowen believed the special committee would have to address in considering the proposal from Mr. Fertitta. On March 12, 2008, Cowen provided the special committee with a preliminary list of the initial financial due diligence materials of us, including any valuations of our real property assets, that Cowen would need to review in order to begin its strategic alternatives analysis of us.

On March 18, 2008, we informed the special committee that we had engaged North Point Advisors LLC (“North Point”) to assist in the due diligence and other collateral matters in connection with the proposed transaction.

On March 24, 2008, the special committee held a telephonic meeting. K&S briefed the special committee on its negotiations with Cowen over the past two weeks regarding the terms of its engagement to serve as the special committee’s financial advisor. The special committee discussed the structure of the fees that would be paid to Cowen and the potential impact of the structure on Cowen’s independence as financial advisor to the special committee. K&S summarized for the special committee the proposed final terms of Cowen’s engagement, which, among other things, provided that Cowen would be paid a fee for its strategic alternatives analysis of us and a fee for delivering its fairness opinion in connection with the special committee’s consideration of a transaction, in each case regardless of whether or not the special committee decided to move forward with a transaction and whether or not a transaction was ultimately consummated, and both of which would be credited against the transaction fee payable to Cowen if a transaction was ultimately consummated. After discussion, the special committee unanimously agreed to engage Cowen as its financial advisor and approved the form of Cowen’s engagement letter with the special committee. In determining to engage Cowen as its financial advisor, the special committee considered Cowen’s substantial experience in the restaurant industry, the commitment of Cowen’s senior investment bankers to be involved personally in Cowen’s representation of the special committee, Cowen’s fee arrangements and the absence of any potential conflict of interest that would impair Cowen’s ability to render a fairness opinion or to act as the special committee’s independent financial advisor. Mr. Chadwick executed Cowen’s engagement letter with the special committee on March 25, 2008, which we then executed and returned to Cowen on March 31, 2008.

On March 25, 2008, Olshan Grundman Frome Rosenzweig & Wolosky LLP, legal counsel for Mr. Fertitta (“Olshan”), delivered to K&S a draft merger agreement with respect to Mr. Fertitta’s proposal. K&S distributed copies of the draft merger agreement to the members of the special committee. At the direction of Mr. Chadwick, K&S informed Olshan that the special committee would not respond to Mr. Fertitta’s draft merger agreement or engage in any negotiations with respect to Mr. Fertitta’s proposal until Cowen completed its strategic alternatives analysis of us.

On March 28, 2008, Cowen began its financial due diligence investigation of us by providing the special committee with an updated draft of the preliminary financial due diligence request list that was discussed at the special committee’s March 11, 2008 meeting. After reviewing the list, the special committee forwarded the list to our senior management for response.

On April 2, 2008, we issued a press release announcing the special committee’s retention of Cowen as its financial advisor. The following day, Cowen began receiving from us and North Point the due diligence information Cowen had requested in order to commence its strategic alternatives analysis of us.

On April 4, 2008, Mr. Fertitta submitted a revised proposal letter to the special committee in which Mr. Fertitta reduced his per share offer price from $23.50 to $21.00. Mr. Fertitta indicated in his letter that the reduced per share offer price was a result of the credit market conditions worsening significantly since approximately two months from the date of his initial offer, which was making it far more costly to obtain the debt financing required to consummate his proposed transaction. Additionally, Mr. Fertitta expressed in his letter to the special committee that the economy had continued its downward trend, that there was a risk of continued deterioration in the credit markets and that our results of operations and our stock price had declined since the date of his initial offer. Mr. Fertitta’s letter further provided that he was prepared to proceed with his proposed transaction at the revised offer price. Mr. Fertitta also provided to the special committee a letter from Jefferies indicating that it was highly confident in its ability to consummate the debt financing required to complete Mr. Fertitta’s proposed transaction. Also on April 4, 2008, we issued a press release summarizing Mr. Fertitta’s revised proposal.

On April 7, 2008, Cowen met with North Point to discuss the process by which we and North Point would continue to provide the due diligence information necessary for Cowen to conduct its strategic alternatives analysis of us. On April 8, 2008, Cowen provided North Point with a comprehensive due diligence list of documents and requested responses to topics that Cowen required to perform its strategic alternatives analysis.

On April 8, 2008, the special committee held a telephonic meeting. During this meeting, the special committee discussed with K&S and Cowen the revised proposal letter the special committee had received from Mr. Fertitta. Representatives of Cowen then updated the special committee on the progress of Cowen’s due diligence investigation of us and the discussions among Cowen, North Point and us regarding Cowen’s access to additional diligence information that Cowen had requested. Cowen also advised the special committee that Cowen had not yet received all the information that it had requested. The Cowen representatives also reported that they had informed us and North Point that Cowen would like to conduct interviews in Houston with certain members of our senior management as part of Cowen’s due diligence. K&S then gave the special committee a general overview of the terms of the draft merger agreement that it had received from Olshan. After discussion, the special committee determined that it would not negotiate the terms of the proposed merger agreement with Mr. Fertitta until after Cowen presented to the special committee Cowen’s strategic alternatives analysis of us and the special committee determined whether or not a potential sale of us to Mr. Fertitta or a third party was in the best interest of us and our stockholders. At the request of the special committee, K&S then provided a general overview of the timeline, process and other considerations for a potential sale of us if the special committee concluded after considering Cowen’s strategic alternatives analysis that a sale of us was in the best interest of us and our stockholders.

On April 15, 2008, Cowen organized a telephone conference to discuss the status of Cowen’s financial due diligence investigation of us. The following individuals participated in the call: Messrs. Tilman J. Fertitta, Steven L. Scheinthal, Executive Vice President, General Counsel, Secretary and a Director, and Richard H. Liem, Executive Vice President and our Chief Financial Officer; a representative of Olshan; a representative of North Point; representatives of K&S; and representatives of Cowen. Representatives of Cowen reviewed with the participants certain diligence materials that we had provided to Cowen and described the additional due diligence materials that Cowen previously requested but had not yet received that it required in order to complete its strategic alternatives analysis of us. After discussion, the members of our senior management team participating in the call agreed to provide the requested information promptly after the conclusion of the telephone conference.

Later that day, the special committee held a telephonic meeting. During this meeting, Cowen updated the special committee on the progress of Cowen’s financial due diligence investigation of us since the last special committee meeting, including the progress that was made during the telephone conference with members of our senior management team earlier that day. Cowen informed the special committee that upon its receipt of the remaining outstanding information requested by Cowen during the telephone call earlier that day, Cowen would be in a position to complete its strategic alternatives analysis of us. The special committee then directed Cowen to meet with our senior management in person in Houston to expedite the due diligence process, to review our business and operations and to discuss the financial projections previously provided by our senior management.

On April 16, 2008 Cowen received a substantial portion of the diligence materials that it had previously requested.

On April 17 and 18, 2008, representatives of Cowen and K&S met in Houston with representatives of North Point and members of our senior management team, including Mr. Liem, Mr. Scheinthal, Ms. Sunny Moore, Mr. Terry Turney and Mr. Keith Beitler (our Chief Financial Officer, General Counsel, Director of Operations Analysis, Senior Vice President—Saltgrass Steak House and Senior Vice President—Rainforest Café, respectively) to review our business and operations, management’s financial projections and other information that Cowen deemed relevant in preparing a strategic alternatives analysis. At these meetings, members of management answered questions from the special committee’s advisors and provided additional information requested by Cowen. Mr. Fertitta did not participate in these meetings. During these meetings, North Point informed Cowen that we had engaged the services of Snyder Valuation (“Snyder”) to perform a formal valuation of certain of our real property assets in connection with an anticipated refinancing of certain outstanding debt, and that we would provide Cowen with a copy of Snyder’s valuation.

On April 21, 2008, the special committee held a telephonic meeting with K&S and Cowen. During this meeting, representatives of Cowen updated the special committee on the progress of their financial due diligence investigation of us and the results of their interviews with members of our senior management team that took place in Houston, Texas during the prior week. The Cowen representatives also updated the special committee on Cowen’s progress in preparing its strategic alternatives analysis and briefed the special committee on the additional information to be provided by us to Cowen to complete its financial due diligence investigation of us. The Cowen representatives discussed with the special committee the valuation information to be received on certain of our real property assets.

On April 28, 2008, the special committee held a telephonic meeting with K&S and Cowen. During this meeting, Cowen updated the special committee on the progress of Cowen’s financial due diligence and preparation of Cowen’s strategic alternatives analysis of us. The Cowen representatives informed the special committee that they had requested but not yet received all information necessary to complete its review of strategic alternatives.

On May 5, 2008, the special committee held a telephonic meeting. During this meeting, Cowen updated the special committee on the progress of Cowen’s financial due diligence investigation of us since the last special committee meeting. Cowen then informed the special committee that Cowen had received most of the financial information requested from our senior management but was still awaiting some additional financial information and delivery by Snyder of a detailed valuation report of certain of the real property assets. Cowen further informed the special committee that, upon receiving the Snyder valuation report and the additional information requested, Cowen expected that it would be in a position to complete and present to the special committee its strategic alternatives analysis.

On May 8, 2008, Cowen notified the special committee that it had received Snyder’s valuation report of various restaurant properties, including properties for Saltgrass, Landry’s Restaurants and Chart House, and our specialty properties, including hotels, marina, and amusement and retail facilities, and the additional information requested by Cowen. On May 11, 2008, after analyzing this report and the additional information provided by us, Cowen notified the special committee that it was in a position to present to the special committee Cowen’s strategic alternatives analysis of us.

On May 12, 2008, the special committee held a meeting in Houston. At this meeting, the special committee first reviewed and discussed the Snyder valuation report. After discussion, the special committee determined that it was appropriate for Cowen to rely on the Snyder valuation report for the purpose of its strategic alternatives analysis. Cowen then reviewed with the special committee its strategic alternatives analysis of us. Cowen’s presentation included, among other things, a review of the following information:

•	current trends in the restaurant and gaming industries;

•	our business, operations and financial results by division and concept;

•	an analysis of our debt compared to the leverage levels of certain of our peer companies;

•	an overview of our real estate holdings;

•	the trading history of our stock and valuation trading trends for other restaurant companies and gaming companies; and

•	our industry position and a comparison of our financial and operating information with that of other restaurant companies and other gaming companies.

Cowen then reviewed with the special committee its valuation analysis of us. Cowen described the financial projections that were used by Cowen to perform its valuation analysis, including the assumptions underlying the projections, which assumptions and projections were provided by our senior management. Cowen then described how the public markets valued us on an enterprise value basis based on our publicly available information. Cowen then described how Cowen had calculated our enterprise value and our earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, based on our publicly available information, adjusted for certain non-recurring or atypical expenses discussed with our senior management, such as non-recurring litigation costs and settlement amounts, discontinued operations, excess real estate and leap year adjustments. Cowen answered questions from the special committee about the financial projections provided by our senior management, the assumptions underlying the projections, and the adjustments made by Cowen to its estimated enterprise value and EBITDA of us. After discussion, the special committee concluded that the financial projections and valuation (as adjusted) presented by Cowen provided a reasonable basis for Cowen’s valuation analysis of us.

Cowen then reviewed with the special committee its preliminary valuation analyses which estimated the implied equity value ranges per share of our common stock. The valuation methodologies used by Cowen included (i) a comparable public companies analysis, (ii) a comparable selected transactions analysis and (iii) a discounted cash flow analysis, which were substantially similar to the methodologies used by Cowen in its subsequent June 15, 2008 presentation to the special committee that are summarized below under “—Opinion of Cowen and Company.”

After discussion, Cowen then reviewed with the special committee various strategic alternatives that the special committee could consider when determining how best to maximize value to our stockholders. Among the strategic alternatives the special committee considered were:

•	the continuation of our operations as a public company and execution of our current growth plan, which would include refinancing approximately $464.0 million of our indebtedness;

•	the divestiture of one or more of our concepts or divisions, or a public spin-off of one of our concepts;

•	a sale and leaseback of certain of our real estate assets; and

•	a sale of us.

A copy of the full presentation dated May 12, 2008 that Cowen prepared for the special committee is filed as Exhibit (c)(2) to the Schedule 13E-3 and is available for inspection and copying at our principal executive offices during our regular business hours by an interested equity security holder or a representative who has been so designated in writing. The special committee discussed the advantages and disadvantages of each strategic alternative. In its discussion about the strategic alternative of continuing to operate as a public company and executing our current growth plan, the special committee considered the substantial execution risk related thereto, in particular the present constraints on our operations resulting from a highly leveraged capital structure, the high risk of us being required to refinance approximately $400.0 million of our 9.5% senior notes and our revolving credit facility during a period of credit market disruption and uncertainty, the slowdown in the general economy and general downward trends in the restaurant and gaming industries, the substantial cost of expansion of our restaurant concepts as compared to the low immediate returns that could be realized as a result of expansion and the diverse nature of our business which has resulted in the lack of analyst coverage. In its discussion about the strategic alternative of divesting one of our concepts, the special committee considered the substantial tax burden that would result from a sale of certain assets with a low tax basis, the recent substantial slow down in private equity buyer activity resulting from the depressed credit markets, the size of each concept and whether the loss of a concept would allow us to continue as a stand-alone public company, the recent flat performance of the gaming division, same store sales and the poor performance of recently opened stores, including the poor performance of recently opened Saltgrass Steak House restaurants outside of the primary Texas market. In its discussion about the strategic alternative of selling and leasing back certain of our real estate assets, the special committee considered the substantial tax burden that would likely result from this transaction, whether we would obtain adequate value for our real estate assets in this transaction based on the current national, regional and local real estate markets and the loss of operational control and increased cost of occupancy that would result from a sale and leaseback of certain of our real estate assets.

The special committee then discussed the strategic alternative of a sale of us. After discussion, the special committee determined that, when considered in relation to other strategic alternatives available to us, it was in the best interest of us and our stockholders to pursue a sale of us at this time. In making this determination, the special committee considered, among other things, our recent and projected financial performance, our current business plan, our stock price as it related to the estimated range of valuations provided by Cowen in its strategic alternatives analysis compared to Mr. Fertitta’s current offer price of $21.00, the condition of the restaurant industry and gaming industry and the special committee’s belief that the performance of these industries would likely not improve in the near-term, and the substantial risks associated with other strategic alternatives considered by the special committee.

K&S then briefed the special committee on the legal duties of the members of the special committee in connection with a potential sale of us. The special committee then discussed with Cowen the price at which the special committee should commence negotiations. After discussion, the special committee directed Cowen to commence negotiations with Mr. Fertitta’s financial advisors regarding the price at which he proposed to acquire us in his offer.

The special committee then discussed the process by which it would conduct a potential sale of us, including, among other things, the benefits and risks of soliciting competing offers for us from third parties prior to entering into negotiations with Mr. Fertitta over the terms of a merger agreement or, if the special committee was able to reach agreement with Mr. Fertitta on the sale of us, after executing a merger agreement with Mr. Fertitta. The special committee noted the risk that if a pre-signing market check were carried out Mr. Fertitta might withdraw his offer to acquire us, the risk that no bidder would come forward in this process and the risk that this process could significantly disrupt us and our operations. The special committee also discussed with Cowen the absence of any unsolicited indications of interest from other potential bidders since the announcement of Mr. Fertitta’s offer. As part of this discussion, representatives of Cowen indicated that a third party might not be willing to make a competing bid for us because of (a) Mr. Fertitta’s ownership of approximately 35% of our outstanding common stock, excluding shares of common stock issuable upon his exercise of stock options, (b) his ability to vote his shares of our common stock against a competing offer for us, (c) his severance package payable if his employment is terminated under certain circumstances after a change of control transaction with a third party, and (d) the fact that substantially all of our approximately $880 million of indebtedness may have to be refinanced if a third party acquired control of us. After discussion, the special committee concluded that if the special committee was able to reach agreement with Mr. Fertitta on the sale of us, we could effectively obtain the highest price for us by utilizing a post-signing market check, which would allow us to solicit competing offers from third parties after signing a merger agreement for a defined period typically referred to as a go-shop period. The special committee discussed various ways of structuring a transaction with Mr. Fertitta in view of these factors, including potentially adjusting Mr. Fertitta’s severance compensation and “neutralizing” Mr. Fertitta’s voting rights with respect to his shares of our common stock so that he would be required to vote his shares of our common stock for or against any proposed sale of us in the same proportion as our other stockholders vote their shares of our common stock. The special committee directed K&S to engage in discussions with Olshan regarding the special committee’s process for a potential sale of us.

At the direction of the special committee, K&S contacted Olshan on May 13, 2008 to discuss the special committee’s process for a potential sale of us. K&S advised Olshan that the special committee was considering various ways of structuring a transaction with Mr. Fertitta in view of the factors discussed above, including seeking an adjustment to Mr. Fertitta’s severance compensation and “neutralizing” Mr. Fertitta’s voting rights with respect to his shares of our common stock. K&S also advised Olshan that the special committee was considering conducting a pre-signing market check for the sale of us. In a subsequent call, Olshan advised K&S that Mr. Fertitta would withdraw his offer to acquire us if the special committee determined to conduct a pre-signing market check of us prior to negotiating and entering into a merger agreement with him. In addition, Olshan advised K&S that Mr. Fertitta would not agree to adjust his severance package under his employment agreement, which had been previously negotiated and approved by the board of directors, or “neutralize” his voting rights with respect to his shares of our common stock. K&S and Olshan discussed whether Delaware law required that Mr. Fertitta agree to “neutralize” his voting rights with respect to his shares of our common stock. K&S and Olshan also discussed the possibility that the special committee may require that the sale of us to Mr. Fertitta be approved by a majority of the outstanding shares of common stock not owned by Mr. Fertitta and his affiliates (a so-called approval by a “majority of disinterested shares”).

On May 14, 2008, the special committee held a telephonic meeting. During this meeting, Cowen reported on its conversations with Jefferies regarding the offer price of Mr. Fertitta. K&S then reported to the special committee on conversations with Olshan on the process for the sale of us. K&S then provided the special committee with an updated presentation on the special committee’s legal duties in connection with a sale of us to Mr. Fertitta. After discussion, the K&S representatives recommended that the special committee engage special Delaware counsel to advise the special committee further on its legal duties under Delaware law and to engage in discussions with Mr. Fertitta’s Delaware counsel. The special committee authorized K&S to engage the law firm of Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) to serve as the special committee’s special Delaware counsel. On May 15, 2008, K&S retained Morris Nichols as special Delaware counsel to the special committee and K&S consulted with Morris Nichols on the special committee’s legal duties.

On May 16, 2008, the special committee held a telephonic meeting. During this meeting, K&S discussed with the special committee the material terms of the draft merger agreement provided by Olshan and recommended that the special committee request certain changes to the draft merger agreement. Cowen then discussed with the special committee the status of Cowen’s discussions with Jefferies concerning the per share price offered by Mr. Fertitta. After discussion, the special committee gave K&S guidance on the material terms of the proposed merger agreement and authorized Cowen to continue to discuss Mr. Fertitta’s offer price with Jefferies. Between May 16 and May 19, 2008, K&S engaged in discussions with Olshan regarding the proposed merger agreement.

On May 20, 2008, the special committee held a telephonic meeting. K&S updated the special committee on the discussions between K&S and Olshan regarding certain key issues under the proposed merger agreement. K&S informed the special committee that, among other things, Olshan reiterated that Mr. Fertitta would not agree to “neutralize” his voting rights, or to a condition requiring that a majority of the disinterested shares approve the merger. The special committee discussed the key open issues under the merger agreement. After discussion, the special committee gave K&S guidance on how to resolve the open issues. The key open issues were as follows: (i) the issue of whether to “neutralize” Mr. Fertitta’s voting rights with respect to the proposed merger; (ii) whether we would pay Parent a termination fee if we terminated the merger agreement to pursue a superior proposal and, if we were to pay a termination fee, the amount of the termination fee, (iii) whether Parent would pay us a reverse termination fee if Parent could not pay the merger consideration at closing and, if Parent were to pay us a reverse termination fee, the amount of the reverse termination fee, (iv) whether to conform the definition of “material adverse effect” in the merger agreement to the definition of such term in the debt commitment letter, (v) whether to condition the stockholder approval of the merger on the approval of a majority of the disinterested shares, (vi) the removal of the condition to Parent’s obligation to close the merger that we obtain the approval of all gaming authorities and all other third-party consents to the merger, (vii) the removal of the condition to Parent’s obligation to close the merger that no more than 5% of our stockholders exercise their appraisal rights with respect to the merger, (viii) the special committee’s request that Mr. Fertitta personally guarantee certain payment obligations of Parent under the merger agreement, (ix) the special committee’s request that Parent and Merger Sub make a significant number of additional representations and warranties in the merger agreement, (x) the special committee’s request that the conduct of business covenants applicable to us between signing and closing be substantially reduced, (xi) an extension of the length of the post-signing 30-day go-shop period during which the special committee would be permitted to solicit competing bids for the sale of us, and (xii) the removal of the condition to Parent’s obligation to close the merger that all conditions to the debt financing be satisfied.

During this meeting, the Cowen representatives updated the special committee on their discussions with Jefferies regarding Mr. Fertitta’s offer price and the status of Mr. Fertitta’s debt financing for the proposed transaction. Cowen also reviewed with the special committee Parent’s preliminary sources and uses of funds related to Parent’s transaction financing, which Cowen had just received from Jefferies.

On May 22, 2008, K&S provided a revised draft of the merger agreement to Olshan, which reflected the special committee’s positions on the key outstanding issues. On May 27, 2008, Olshan distributed a revised draft merger agreement to K&S. Negotiations between K&S and Olshan on the draft merger agreement continued on May 29, 2008.

On May 29, 2008, the special committee held a telephonic meeting. K&S reviewed with the special committee the revised draft merger agreement distributed by Olshan. K&S noted that Olshan had made the following material changes to the merger agreement: (a) Parent and Merger Sub made a significant number of additional representations and warranties in the merger agreement; (b) Parent would pay us a reverse termination fee if the merger agreement is terminated as a result of Parent’s breach; (c) Mr. Fertitta agreed to vote in favor of the transaction and to guarantee Parent’s payment of the reverse termination fee to us; (d) any action taken by any of our executive officers at the direction of Mr. Fertitta would not be deemed a breach of the conduct of business covenants; (e) Parent proposed a 45-day go-shop period; (f) the amount of the proposed termination fee payable by us was reduced; and (g) it would be a mutual closing condition that all gaming authority approvals be obtained, instead of only Parent’s closing condition. K&S described the remaining outstanding issues under the merger agreement, including (i) the issue of whether to “neutralize” Mr. Fertitta’s voting rights with respect to the proposed merger; (ii) whether we would pay Parent a termination fee if we terminated the merger agreement to pursue a superior proposal and, if we were to pay a termination fee, the amount of the termination fee, (iii) the triggers for Parent’s requirement to pay us a reverse termination fee (other than for an incurable breach) and, if Parent were to pay a reverse termination fee, the amount of the reverse termination fee, (iv) whether to conform the definition of “material adverse effect” in the merger agreement to the definition of such term in the debt commitment letter, (v) whether to condition the stockholder approval of the merger on the approval of a majority of the disinterested shares, (vi) removal of the condition to Parent’s obligation to close the merger that we obtain all permits and other third-party consents to the merger, (vii) removal of the condition to Parent’s obligation to close the merger that no more than 5% of our stockholders exercise their appraisal rights with respect to the merger, (viii) an extension of the length of the post-signing go-shop period during which the special committee would be permitted to solicit competing bids for the sale of us, and (ix) the removal of the condition to Parent’s obligation to close the merger that all conditions to the debt financing be satisfied. Cowen then updated the special committee on Cowen’s discussions with Jefferies regarding the current offer price and the status of the debt financing for the proposed transaction. Cowen informed the special committee that Cowen and Jefferies were still discussing Cowen’s valuation methodology and that Jefferies had not yet presented to Cowen its basis for the current offer price. Additionally, Cowen informed the special committee that Jefferies indicated that it would be in a position to deliver final debt commitment letters by the following week and would be willing to meet with Cowen to discuss Jefferies’ views on valuation. After discussion, the special committee directed K&S and Cowen to meet with Mr. Fertitta’s advisors in Houston the following week to discuss the merger agreement, Jefferies’ views on valuation and Mr. Fertitta’s offer price. The special committee also instructed Cowen to indicate to Jefferies a per share offer price for us of $24.00 and to discuss with Jefferies the Cowen analyses supporting the special committee’s position on the offer price. The special committee gave K&S guidance on the resolution of the key outstanding issues under the merger agreement.

On June 2, 2008, representatives of K&S and Cowen met with representatives of Olshan and Jefferies at the Houston office of K&S and discussed the merger agreement, Jefferies’ views on valuation and Mr. Fertitta’s offer price. Cowen reviewed with Olshan and Jefferies Cowen’s analyses supporting a higher price from Mr. Fertitta, and following Cowen’s presentation, Olshan and Jefferies responded and advised Cowen and K&S that Mr. Fertitta would not increase his offer of $21.00 per share. Cowen and Jefferies then left the meeting and the K&S and Olshan representatives discussed the key outstanding issues under the merger agreement, which included (a) whether we would pay Parent a termination fee if we terminated the merger agreement to pursue a superior proposal and, if we were to pay a termination fee, the amount of the termination fee, (b) the triggers for Parent’s requirement to pay us a reverse termination fee (other than for an incurable breach) and, if Parent were to pay a reverse termination fee, the amount of the reverse termination fee, (c) whether to conform the definition of “material adverse effect” in the merger agreement to the definition of such term in the debt commitment letter, (d) whether to condition the stockholder approval of the merger on the approval of a majority of the disinterested shares, (e) whether to remove the mutual closing condition that all gaming authority approvals be obtained, (f) the removal of the condition to Parent’s obligation to close the merger that we obtain all permits and other third-party consents to the merger, (g) the removal of the condition to Parent’s obligation to close the merger that no more than 5% of our stockholders exercise their appraisal rights with respect to the merger, (h) an extension of the length of the go-shop period and (i) the removal of the condition to Parent’s obligation to close the merger that all conditions to the debt financing be satisfied. On June 2, 2008, K&S continued its discussions with Olshan regarding the merger agreement, and Cowen continued its discussions with Jefferies regarding Jefferies’ views on valuation and Mr. Fertitta’s offer price.

On June 3, 2008, the special committee held a meeting in the Houston office of K&S. Cowen updated the special committee on discussions it had with Jefferies on June 2, 2008 regarding Jefferies’ views on valuation, the basis for Mr. Fertitta’s offer price and Cowen’s analyses supporting a higher price from Mr. Fertitta. Among other things, Cowen discussed (a) current trends in the restaurant and gaming industries, (b) the trading history of our common stock and valuation trading trends for other restaurant companies and gaming companies and (c) our industry position and a comparison of our financial and operating information with that of other restaurant companies and other gaming companies.

Also during this meeting, K&S briefed the special committee on the terms of the draft debt commitment letter received from Mr. Fertitta’s prospective lenders for the transaction. K&S also updated the special committee on the discussions K&S had with representatives of Olshan on June 2, 2008 regarding the key outstanding issues under the merger agreement. K&S reported that the parties had reached agreement that: (a) we would pay Parent a termination fee in an amount equal to 2% of our enterprise value if the merger agreement is terminated in customary circumstances as a result of a superior proposal, but the amount of such termination fee would be reduced to only 1% of equity value, plus reimbursement of expenses up to $7.5 million in the aggregate, if the right to terminate the merger agreement arises within 60 days after signing; (b) Parent would pay us a reverse termination fee in an amount equal to 2% of our enterprise value if the merger agreement is terminated because of a breach by Parent or Parent’s failure to pay the merger consideration as a result of a breach by Parent or its lenders, but the amount of such termination fee would be reduced to only 1% of equity value, plus reimbursement of expenses up to $7.5 million in the aggregate, if the right to terminate the merger agreement arises within 60 days after signing; (c) Parent agreed to the deletion of conditions to the merger relating to third party consents and permits; (d) any termination fee payable by us to Parent under the merger agreement would be credited against any cash amount of any severance compensation payable to Mr. Fertitta under his employment agreement if we engage in a change of control transaction with a third party and his employment with us is subsequently terminated for certain reasons; and (e) a 45-day go-shop period. K&S also updated the special committee on the key outstanding issues under the merger agreement. The special committee then discussed with Cowen and K&S the process for holding further discussions with Jefferies and Olshan regarding Mr. Fertitta’s proposal to acquire us and gave K&S guidance on how to resolve the key outstanding issues under the merger agreement.

Later that same day, representatives of K&S and Cowen again met with representatives of Olshan and Jefferies at the Houston office of K&S and continued their discussions regarding the terms of the merger agreement and Mr. Fertitta’s offer price. In addition, the special committee met separately with Mr. Fertitta at the Houston office of K&S to discuss the terms of the proposed merger agreement, including Mr. Fertitta’s offer price of $21.00 and the special committee’s request that the merger be conditioned on the approval of the merger by a majority of the disinterested shares in addition to approval of a majority of our outstanding shares of common stock (including the shares owned by Mr. Fertitta).

After these meetings, the special committee met with K&S and Cowen to get an update on their respective discussions and negotiations with Mr. Fertitta’s advisors regarding his offer price and the draft merger agreement. Cowen advised the special committee that Jefferies indicated that Mr. Fertitta would not increase his $21.00 per share offer. K&S then updated the special committee regarding the negotiations with Olshan on the draft merger agreement and discussed the key outstanding issues under the draft merger agreement. The key outstanding issues included (a) whether to conform the definition of “material adverse effect” in the merger agreement to the definition of such term in the debt commitment letter, (b) whether to condition the stockholder approval of the merger on the approval of a majority of the disinterested shares, (c) removal of the condition to all parties’ obligation to close the merger that they obtain all necessary gaming authority approvals to the merger; (d) the removal of the condition to all parties’ obligations to close the merger that no more than 7.5% (rather than 5%) of our stockholders exercise their appraisal rights with respect to the proposed transaction and (e) the removal of the condition to Parent’s obligation to close the merger that all conditions to the debt financing be satisfied. A representative of Morris Nichols then joined the meeting and provided the special committee with an updated presentation on its legal duties under Delaware law in connection with the sale of us. After discussion, the special committee gave K&S guidance on how to resolve the key outstanding issues under the merger agreement and directed K&S to continue its discussions with Olshan on the merger agreement.

On June 5, 2008, the special committee held a telephonic meeting. During this meeting, K&S updated the special committee on the status of negotiations over the key outstanding issues under the merger agreement. Cowen informed the special committee that Mr. Fertitta’s offer price continued to be $21.00 per share. K&S and

Cowen then reviewed with the special committee the terms and conditions of the draft debt commitment letter from Mr. Fertitta’s prospective lenders. K&S informed the special committee that it had provided Olshan with suggested revisions to the draft debt commitment letter. K&S also reported that we were, with the assistance of Haynes and Boone, preparing a draft of our disclosure schedules to the merger agreement. After discussion, the special committee directed K&S to continue its discussions with Olshan regarding the key outstanding issues under the merger agreement and gave K&S guidance as to how to resolve the key outstanding issues. After discussion, the K&S representatives recommended that the special committee engage the law firm of Jones Vargas LLP (“Jones Vargas”) to serve as special Nevada counsel to the special committee. After confirming that the firm had no prior relationships with us, Mr. Fertitta, any member of the special committee or any other person that might pose potential conflicts or affect the ability of Jones Vargas to act as Nevada counsel to the special committee, the special committee authorized K&S to discuss with Jones Vargas the gaming approval process under Nevada law with respect to change of control transactions and whether gaming authority approval would be required for a sale of us to Mr. Fertitta. The special committee ultimately approved the engagement letter with of Jones Vargas on June 14, 2008.

On June 6, 2008, the special committee held a telephonic meeting. During this meeting, K&S updated the special committee on the status of negotiations over the key outstanding issues under the merger agreement. Cowen informed the special committee that Mr. Fertitta’s offer price continued to be $21.00 per share. K&S informed the special committee that Olshan informed K&S that Mr. Fertitta was unwilling to increase his offer price of $21.00 per share. After discussion, the special committee instructed K&S to advise Olshan that the special committee was not inclined to move forward with Mr. Fertitta’s proposed transaction unless Mr. Fertitta increased his offer price and the condition that the merger be approved by a majority of the disinterested shares. As instructed, K&S so advised Olshan that the special committee would not engage in further negotiations until Mr. Fertitta responded to the special committee’s requests.

On June 8, 2008, Mr. Chadwick had a telephone call with Mr. Fertitta to discuss the special committee’s position on Mr. Fertitta’s offer price of $21.00 per share and the key outstanding issues under the merger agreement. Mr. Fertitta reiterated to Mr. Chadwick that he was unwilling to increase his offer price and the reasons for his position. Mr. Fertitta also advised Mr. Chadwick that he would not agree to the special committee’s request that the merger be conditioned on the approval of the merger by a majority of the disinterested shares. Mr. Fertitta advised Mr. Chadwick that he would withdraw his offer to acquire us altogether if all outstanding issues in the proposed transaction were not resolved by June 13, 2008.

On June 10, 2008, the special committee held a telephonic meeting. Mr. Chadwick updated the special committee on his conversations with Mr. Fertitta on June 8, 2008. Mr. Chadwick expressed to the special committee that, based on his conversations with Mr. Fertitta, he did not believe that Mr. Fertitta would increase his current offer of $21.00 per share and, in fact, was more likely to withdraw his offer than to increase it. In addition, Mr. Chadwick informed the special committee that he did not believe that Mr. Fertitta would agree to condition the merger on the approval of the merger by a majority of the disinterested shares. K&S then updated the special committee on its discussions with Olshan in which Olshan expressed confidence that most of the outstanding issues under the merger agreement could be resolved once the parties reached an agreement in principle on the offer price and that Olshan suggested that all parties meet in Houston that week to finish negotiations. K&S also updated the special committee on the discussions K&S had with Jones Vargas regarding gaming authority approval for a transaction with Mr. Fertitta and stated that Jones Vargas advised K&S that no gaming authority approval would be required in order to consummate a sale of us to Mr. Fertitta.

On June 11, 2008, the special committee held a telephonic meeting. The special committee reviewed Mr. Fertitta’s positions on his offer price and the key outstanding issues under the merger agreement. After discussion, the special committee requested that K&S and Cowen meet with the special committee in Houston on June 12, 2008. The special committee agreed to determine after the June 12 meeting whether or not to proceed with the transaction with Mr. Fertitta. The special committee asked Cowen to provide the special committee at this meeting an update on our performance and the performance of our peers in the restaurant and gaming industries.

On June 12, 2008, the special committee held a meeting in the Houston office of K&S. At this meeting, K&S reviewed in detail and discussed with the special committee the key outstanding issues under the revised draft of the merger agreement delivered by Olshan on June 10, 2008. The key outstanding issues included (a) whether to conform the definition of “material adverse effect” in the merger agreement to the definition of the term in the debt commitment letter, (b) whether to condition the stockholder approval of the merger on the approval of a majority of the disinterested shares, (c) the removal of the condition to all parties’ obligation to close the merger that they obtain all necessary gaming authority approvals to the merger, (d) the removal of the condition to Parent’s obligation to close no more than 7.5% (rather than 5%) of our stockholders exercise their appraisal rights with respect to the merger, and (e) the removal of the condition to Parent’s obligation to close the merger that all conditions to the debt financing be satisfied. K&S also reviewed in detail and discussed with the special committee the proposed final version of the debt commitment letter and the draft of Mr. Fertitta’s equity commitment letter delivered by Olshan that day. K&S then responded to questions raised by the special committee members concerning the merger agreement and their legal duties under Delaware law. Later on this day, Haynes and Boone furnished to K&S and Olshan initial drafts of our disclosure schedules to the draft merger agreement.

Cowen then joined this meeting by telephone. Cowen reviewed with the special committee recent stock price performances and valuation multiples for us and other restaurant companies and gaming companies and changes in those valuation multiples for those other companies since Mr. Fertitta announced his revised offer of $21.00 per share on April 4, 2008 and since Cowen’s presentation to the special committee on May 12, 2008. Among other things, Cowen discussed that the stock price and valuation multiples had declined since both April 4, 2008 and May 12, 2008 for the restaurant companies reviewed and had declined significantly for the gaming companies reviewed during the same periods. A copy of the full presentation dated June 12, 2008 that Cowen prepared for the special committee is filed as Exhibit (c)(3) to the Schedule 13E-3 and is available for inspection and copying at our principal executive offices during our regular business hours by an interested equity securities holder or a representative who has been so designated in writing. Cowen responded to a number of questions from the special committee members and advised the special committee that subject to completion of its fairness analysis and receipt of required internal approvals, Cowen could deliver an opinion to the special committee.

After discussion, the special committee concluded that in light of the Cowen presentation and subject to receiving a favorable fairness opinion from Cowen on the transaction with Mr. Fertitta at $21.00 per share and resolution of all outstanding issues under the merger agreement, the special committee was willing to consider a sale of us to Mr. Fertitta at $21.00 per share due to, among other things, the recent general deterioration in both the restaurant and gaming industries and the special committee’s belief that such deterioration would continue in light of the general downturn in the economy, the fact that Mr. Fertitta’s offer price represented a premium of approximately 31% over the closing price of our common stock on June 11, 2008 and that Mr. Fertitta’s proposal represented a valuation of 6.4x EBITDA, which was approximately our ten-year average trading value. After discussion, the special committee directed K&S to continue negotiations with Olshan on the outstanding issues under the merger agreement and gave K&S guidance on how to resolve the outstanding issues. K&S then left the meeting to meet with Olshan to continue negotiations on the merger agreement.

After discussions with Olshan, K&S reported to the special committee that K&S and Olshan had reached a proposed resolution of all outstanding issues under the draft merger agreement. The parties had agreed that: (a) the definition of “material adverse effect” in the merger agreement would be a definition that is customary for the type of transaction proposed by Mr. Fertitta instead of conforming to the definition in the debt commitment letter; (b) our obligation to close the merger would not be conditioned on approval of the merger by a majority of the disinterested shares; (c) all parties’ obligation to close the merger would be conditioned on obtaining approval of all gaming authorities (subject to Parent’s representations regarding Parent’s qualifications to obtain approvals of gaming authorities being true and correct); (d) Parent’s obligation to close the merger would be conditioned on no more than 10% (rather than 7.5%) of our stockholders exercising their appraisal rights with respect to the merger; (e) so long as Parent’s and Merger Sub’s conditions to consummate the merger have been satisfied or waived, Parent would be required to pay us the agreed upon reverse termination fee if it fails to pay the merger consideration for any reason; and (f) Parent’s obligation to close the merger would not be subject to all conditions to the debt financing being satisfied but would be conditioned on Parent satisfying, or its prospective lenders waiving, the conditions under the debt commitment letter requiring that (i) no “material adverse effect” (as defined in the debt commitment letter) occur between December 31, 2007 and the closing date of the merger and (ii) we must satisfy the “Financial Performance Condition” under the debt commitment letter, which requires, among other things, that our gaming division achieve no less than $58.5 million in EBITDA and that our restaurant division have pro forma consolidated EBITDA of no less than $127.5 million, in each case based on our most recent twelve-month period prior to the closing date of the merger with the restaurant EBITDA to be calculated in a manner to be agreed upon that takes into account credits such as pre-opening expenses, certain non-recurring litigation costs and private company savings. After discussion, the special committee instructed K&S to conclude negotiations with Olshan on the basis of the proposal presented to the special committee by K&S and directed K&S to continue working with Olshan to finalize the merger agreement to appropriately reflect the agreed resolution of all outstanding issues.

On June 15, 2008, the special committee held a telephonic meeting. During this meeting, K&S reported that all outstanding issues under the merger agreement had been resolved consistent with prior discussions with the special committee and provided a summary of the key terms of the merger agreement to the special committee.

Cowen then joined this meeting by telephone and delivered to the special committee its financial analysis of the proposed transaction with Mr. Fertitta, which is summarized below under “—Opinion of Cowen and Company,” and responded to questions from the special committee. A copy of the full presentation dated June 15, 2008 that Cowen prepared for the special committee is filed as Exhibit (c)(4) to the Schedule 13E-3 and is available for inspection and copying at our principal executive offices during our regular business hours by an interested equity security holder or a representative who has been so designated in writing. After giving its presentation to the special committee, Cowen responded to questions from the special committee. After discussion, the special committee asked Cowen to deliver its fairness opinion. Cowen then delivered its oral opinion, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of June 15, 2008, the date of the opinion, the merger consideration of $21.00 per share to be received pursuant to the merger agreement by the holders of our common stock was fair, from a financial point of view, to such holders, other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Parent or Merger Sub.

The special committee then discussed, among other things, Cowen’s presentation as well as the positive factors and potential benefits of the merger agreement with Mr. Fertitta, and the risks and potentially negative factors relating to the proposed merger agreement, which are set forth below under “—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement.” After further discussion, the special committee resolved unanimously that the merger agreement and the merger were fair to, advisable and in the best interests of us and our stockholders, other than Parent, Merger Sub, Mr. Fertitta and their respective affiliates. The special committee also unanimously recommended that our board of directors approve and adopt the merger agreement and the merger and that our board of directors recommend that our stockholders approve the merger agreement and the merger.

Following the special committee meeting, our board of directors held a telephonic meeting. At this meeting, Mr. Chadwick, as chairman of the special committee, reviewed the work and findings of the special committee and presented the special committee’s recommendation that our board of directors approve and adopt the merger agreement and the merger and that our board of directors recommend that our stockholders approve the merger agreement and the merger. After discussion, our board of directors, with Mr. Fertitta taking no part in the meeting discussion or vote, unanimously (i) determined that the merger agreement and the merger were fair to, advisable and in the best interest of us and our stockholders, other than Parent, Merger Sub, Mr. Fertitta and their respective affiliates, (ii) approved and adopted the merger agreement and the merger and (iii) recommended approval of the merger agreement to our stockholders.

Shortly following the meeting, Parent delivered definitive equity and debt commitments to the special committee and its advisors, representatives of K&S and Olshan completed negotiations regarding certain minor details on the merger agreement and the merger agreement was executed. We issued a press release announcing the transaction prior to the opening of trading on June 16, 2008.

Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement

The Special Committee. Upon receiving Mr. Fertitta’s January 27, 2008 proposal to acquire, through Parent, all of the outstanding shares of our common stock, our board of directors established a special committee consisting of three of our independent directors, Mr. Chadwick, who served as chairman, and Messrs. Brimmer and Richmond, to (a) perform a strategic alternatives analysis for us to determine the best strategy to enhance value to our stockholders (b) receive, review, evaluate and study the strategic alternatives resulting from such analysis, (c) receive, review, evaluate and study Mr. Fertitta’s proposal and any other alternative proposals or strategic alternatives, (d) negotiate on our behalf, if appropriate, the terms and conditions of Mr. Fertitta’s proposal or any other alternative proposals or strategic alternatives with the applicable parties and (e) make a recommendation to our board of directors at the appropriate time as to Mr. Fertitta’s proposal or any other alternative proposal or strategic alternative. The special committee was also empowered to retain legal, financial and other advisors to assist the special committee in the fulfillment of its duties. See “Background of the Merger” for more information about the formation and authority of the special committee. The special committee retained Cowen as its financial advisor, K&S as its legal counsel, Morris Nichols as its special Delaware counsel and Jones Vargas as its special Nevada counsel. The special committee managed the financial and legal due diligence performed by its advisors, evaluated our strategic alternatives to enhance stockholder value, and after determining that it was in the best interest of us and our stockholders to pursue a sale of us, conducted an extensive review and evaluation of Mr. Fertitta’s proposal, and conducted arms’-length negotiations with Mr. Fertitta and his representatives with respect to the merger agreement. On June 15, 2008, the special committee, after considering the presentations of its financial and legal advisors, resolved unanimously that the merger and the merger agreement are fair to, advisable and in the best interest of us and our stockholders, other than Parent, Merger Sub, and Mr. Fertitta and their respective affiliates. The special committee also unanimously recommended to our board of directors that it approve and adopt the merger agreement and the merger and that our board of directors recommend that our stockholders approve the merger agreement and the merger.

In the course of reaching the determinations and decisions and making the recommendations described above, the special committee considered the following substantive positive factors and potential benefits of the merger agreement and the merger, each of which the special committee believed supported its decisions and provided assurance of the substantive fairness of the merger to our unaffiliated stockholders:

•

that the special committee viewed the merger consideration of $21.00 per share as more favorable to our stockholders, other than Mr. Fertitta and any of his affiliates who become our stockholders, than the potential value that might result from the other strategic alternatives reasonably available to us or pursuing other strategic initiatives;

•

that the merger maximizes value to our stockholders by providing them with liquidity, without the risk to them of our current business plan that is (a) currently constrained by a highly leveraged capital structure, (b) subject to the high risks of refinancing during this period of credit market disruption and uncertainty and (c) facing a slowdown in the general economy and general downward trends in the restaurant and gaming industries;

•

that the proposed merger consideration was all cash, so that the transaction allows our stockholders (other than Mr. Fertitta with respect to the shares he contributes to Parent) to realize immediately a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares and an opportunity to re-deploy the cash merger consideration received by them in the merger in alternative investments of their choosing;

•

that the special committee viewed the merger consideration as fair in light of the special committee’s familiarity with our business, assets, operations, financial condition, strategy and prospects, in addition to our historical and projected financial performance;

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that there was substantial risk in our business plan, particularly in the near term because of (a) a slowdown in the general economy and general downward trends in the restaurant and gaming industries and (b) the high risk that we may be required to refinance approximately $464.0 million of our indebtedness, including $400.0 million of which beginning on February 28, 2009, if the holders of our 9.5% senior notes exercise their right to require us to redeem the notes at 101% of the principal amount thereof, and obtain alternative financing during this period of credit market disruption in order to do so, which could result in higher interest rates and more restrictive terms than could be obtained in a stable market;

•

the current and historical market prices of our common stock, including its market price relative to those of other participants in our industries and general market indices, which historical information was presented to the special committee as background information by Cowen;

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that our stock price had generally traded in-line with other restaurant and gaming industry participants during the period from May 2007 through June 2008 and that our stock price had performed below the S&P 500 Index since the end of the third quarter of 2007;

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that our stock price during 2008 has generally traded below the merger consideration of $21.00 per share and that the merger consideration of $21.00 per share represents a premium of approximately (a) 25% over the closing price of our common stock on January 25, 2008, the last trading day before Mr. Fertitta’s initial proposal was made public, (b) 37% over the closing price of our common stock on April 3, 2008, the last trading day before Mr. Fertitta’s revised proposal was made public and (c) 25% over the closing price of our common stock on June 13, 2008, the last trading day before it was publicly announced that Parent, Merger Sub and Mr. Fertitta had entered into the merger agreement with us;

•

that holders of our common stock that do not vote in favor of the approval of the merger agreement and the merger or do not otherwise waive their appraisal rights will have the opportunity to demand appraisal of the fair value of their shares under Delaware law;

•

that the special committee received from its financial advisor, Cowen, an opinion delivered orally at the special committee meeting on June 15, 2008, and subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of the date of the opinion, the merger consideration of $21.00 per share to be received pursuant to the merger agreement by the holders of our common stock was fair, from a financial point of view, to such holders, other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Parent or Merger Sub;

•	the presentation by Cowen to the special committee on June 15, 2008 in connection with the foregoing opinion, which is described under “—Opinion of Cowen and Company”;

•

the special committee’s belief that $21.00 per share was the highest consideration that could be negotiated with Mr. Fertitta and that our stock price was not likely to trade at or above $21.00 in the near future;

•	that as a result of the merger, our stockholders would no longer be subject to the market, economic and other risks which arise from owning an interest in a public company;

•	the efforts made by the special committee and its advisors to negotiate on an arms’-length basis and execute a merger agreement favorable to us under the circumstances;

•	the debt financing commitments received by Mr. Fertitta with respect to the merger agreement, the identity of the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments, each as described under the caption “Special Factors—Financing of the Merger” on page 57;

•

the fact that no alternative acquisition proposal for us had been submitted to us, the special committee or any of their respective advisors between January 28, 2008, the date that we announced Mr. Fertitta’s initial proposal, and June 16, 2008, the date of the merger agreement;

•	the terms and conditions of the merger agreement including:

•

the provisions in the merger agreement that provide the special committee with a 45-day post-signing go-shop period during which the special committee would have the right to actively solicit additional interest in a transaction involving us and, after such 45-day period, the special committee would be permitted to continue any then on-going discussions with any third party that proposed an alternative transaction that is a “Superior Proposal” (as defined in the merger agreement), and provide that following the go-shop period the special committee may respond to unsolicited proposals prior to the stockholder vote, subject to specified conditions as more fully described under “The Merger—Restrictions on Solicitations of Other Offers”;

•

the provisions in the merger agreement that provide that, subject to compliance with the terms and conditions of the merger agreement, if a third party proposes an alternative transaction that is a Superior Proposal, our board of directors is permitted, prior to our stockholders adopting the merger agreement, to change its recommendation or, upon paying Parent a termination fee of $24.0 million (or $3.4 million plus reimbursement of Parent’s transaction expenses up to $7.5 million in the aggregate in certain circumstances), terminate the merger agreement in order to enter into a definitive agreement with respect to the Superior Proposal as more fully described below under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.” The special committee believed that these provisions were important in ensuring that the transaction would be substantively fair to our unaffiliated stockholders and in the best interest of our unaffiliated stockholders and provided the special committee with adequate flexibility to explore potential transactions with other parties;

•

the provisions in the merger agreement that authorize us to terminate the merger agreement and require Parent to pay us a reverse termination fee of $24.0 million (or $3.4 million plus reimbursement of our transaction expenses up to $7.5 million in the aggregate in certain circumstances), if (i) Parent or Merger Sub breaches any representation, warranty, covenant or agreement set forth in the merger agreement, or any representation or warranty of Parent or Merger Sub becomes untrue, in either case that results in the failure to satisfy certain conditions to our obligation to close the merger and such breach cannot be cured by the earlier of 30 days after we give Parent notice of such breach and December 31, 2008, or (ii) Parent fails to deposit the aggregate merger consideration with the paying agent by December 31, 2008 after all of the closing conditions to Parent’s and Merger Sub’s obligations to consummate the merger have been satisfied or waived, as more fully described below under “The Merger Agreement—Termination Fees and Expenses”;

•

the terms of the merger agreement that require any termination fee paid by us to Parent to be credited against any and all cash severance amounts due to Mr. Fertitta under the terms of his employment agreement that may arise out of the third party acquisition proposal that formed the basis of the termination of the merger agreement;

•

we would not have to establish the existence and amount of our damages if the merger agreement is terminated under certain circumstances in light of the $24.0 million reverse termination fee payable to us by Parent if Parent were to breach its obligations under the merger agreement or fail to pay the merger consideration, or a $3.4 million reverse termination fee plus reimbursement of our transaction expenses up to $7.5 million in the aggregate if such breach occurs prior to August 15, 2008;

•	Mr. Fertitta has guaranteed to us the payment by Parent of certain of its payment obligations under the merger agreement, including payment of the reverse termination fee;

•	that Parent delivered an equity commitment from Mr. Fertitta and debt financing commitments from reputable lenders that together are sufficient to pay the aggregate merger consideration;

•	the special committee’s belief that it was fully informed about the extent to which the interest of Mr. Fertitta in the merger differed from those of our other stockholders;

•

the consideration and negotiation of the merger agreement was conducted entirely under the oversight of the members of the special committee, consisting of three of our directors, all of whom are independent and disinterested, and that no limitations were placed on the special committee’s authority;

•	the special committee was advised by independent legal counsel and an internationally recognized independent financial advisor selected by the special committee;

•

the fact that all of the members of the special committee, some of whom have investments in our common stock, were unanimous in their determination to approve the merger agreement and the merger and that the merger agreement and the merger were approved and adopted by all of our directors who are not participating in the transaction; and

•	that our executive officers, other than Mr. Fertitta, had no agreements with Parent, Merger Sub or Mr. Fertitta at the time of the execution of the merger agreement.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered the following risks and potentially negative factors relating to the merger agreement and the merger:

•

the fact that our stockholders, other than Mr. Fertitta, will have no ongoing equity participation in us following the merger, and that such stockholders will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of our common stock, and will not participate in any potential future sale of us to a third party;

•	the reduction in Mr. Fertitta’s offering price from $23.50 on January 27, 2008, when Mr. Fertitta first made his offer, to $21.00 on April 4, 2008;

•	the other strategic alternatives potentially available to us, as discussed above;

•	that Mr. Fertitta and any other investors in Parent could realize significant returns on their equity investment in Parent from the merger;

•	the fact that the $21.00 price per share is the maximum amount per share receivable by our stockholders under the merger agreement;

•

the fact that the trading price of our common stock is near a 52-week low and that the closing price of our common stock was above $21.00 on December 19, 2007, approximately six months prior to the date of the merger agreement, although the special committee believed it was unlikely that our stock would trade at or in excess of $21.00 in the near term;

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the fact that other competing transactions could trigger the change of control provisions under our debt agreements and other material agreements, and the impact of such additional costs under such circumstances, including the potential obligation to refinance approximately $880 million in the current credit market;

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the fact that the current disruptions in the credit markets and the current general downward trends in the restaurant and gaming industries could have a chilling impact on third parties considering making offers competitive with Mr. Fertitta’s;

•	Mr. Fertitta’s participation in the merger and the fact that he has interests in the transaction that differ from, or are in addition to, those of our unaffiliated stockholders;

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the fact that the merger agreement contains restrictions on the conduct of our business prior to the completion of the merger, generally requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger and the length of time between signing and closing when these restrictions are in place;

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the risks and costs to us if the merger does not close, including paying the fees and expenses associated with the transaction, the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

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Mr. Fertitta’s ownership of approximately 35% of our outstanding common stock, excluding shares of common stock issuable upon his exercise of his stock options, and the potential impact his level of share ownership could have on the interest of third parties in making offers competitive with Mr. Fertitta’s;

•	the fact that only a minority of our unaffiliated stockholders must vote in favor of the merger for it to be approved;

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the fact that Mr. Fertitta’s employment agreement entitles him to receive approximately $59.0 million in severance payments if his employment with us is terminated under certain circumstances after the occurrence of a change of control, unless the control party is Mr. Fertitta;

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the fact that the special committee did not solicit competing bids for us from other potentially interested third parties prior to signing the merger agreement with Mr. Fertitta, although the special committee was satisfied that the merger agreement provided the special committee with an adequate opportunity to conduct an affirmative post-signing market check to ensure that the $21.00 per share merger consideration is the best available to our unaffiliated stockholders;

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the merger agreement’s limitations on our ability to solicit other offers after the go-shop period, although the special committee is authorized to respond to unsolicited proposals meeting specific criteria;

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the possibility that, under the merger agreement, we may be required to pay Parent a termination fee of $24.0 million ($3.4 million in specific circumstances) and/or reimburse up to $7.5 million of Parent’s transaction expenses;

•	if the merger is not completed, we will be required to pay our fees and expenses associated with the transaction except in limited circumstances;

•

that Parent’s maximum exposure from wrongfully failing to close or breaching the merger agreement is limited to the payment of the reverse termination fee in the amount of $24.0 million or $3.4 million plus the reimbursement of up to $7.5 million of our transaction expenses, depending on the circumstances;

•

the fact that Parent’s obligation to consummate the merger is subject to the conditions that (a) no “material adverse effect” (as defined in the debt commitment letter) must have occurred since December 31, 2007, which includes (i) a material adverse effect on the condition (financial or otherwise), results of operation, assets, liabilities (contingent or otherwise), properties, solvency, business, management or material agreements of us and our subsidiaries (other than our gaming division), taken as a whole, (ii) a material adverse effect on the condition (financial or otherwise), properties, solvency, business, management or material agreements of our gaming division, taken as a whole, or (iii) a material adverse effect on any of the transactions contemplated by the merger agreement or the debt commitment letter, and (b) we satisfy the “Financial Performance Condition” under the debt commitment letter, which requires, among other things, that our gaming division achieve no less than $58.5 million in EBITDA and that our restaurant division have pro forma consolidated adjusted EBITDA of no less than $127.5 million, in each case, based on our most recent twelve-month period prior to the closing date of the merger with the Restaurant EBITDA to be calculated in a way to be agreed upon that takes into account credits such as pre-opening expenses, certain non-recurring litigation costs and private company savings; and

•	the risk that the transactions might not be completed in a timely manner or at all.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered the following factors relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger and to permit the special committee to represent the interests of our unaffiliated stockholders, each of which the special committee believed supported its decision and provided assurance of the fairness of the merger to us and our unaffiliated stockholders:

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that the special committee consists solely of independent and disinterested directors who are not our employees and have no financial interest in the merger that is different from that of our unaffiliated stockholders, other than the acceleration of restricted stock and options to acquire shares of our common stock;

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that the special committee members were adequately compensated for their services prior to commencing their consideration of strategic alternatives and that their compensation for serving on the special committee was in no way contingent on their approving the merger agreement and taking the other actions described in the proxy statement;

•	that the special committee retained and was advised by K&S as its independent legal counsel, Morris Nichols, its special Delaware legal counsel, and Jones Vargas, its Nevada counsel;

•	that the special committee retained and was advised by Cowen as its independent financial advisor;

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that Cowen’s independence as the special committee’s financial advisor was further supported by the fact that Cowen was paid a fee for its strategic alternatives analysis of us and a fee for delivering its fairness opinion in connection with the special committee’s consideration of the merger, in each case regardless of whether or not the special committee decided to move forward with the merger and whether or not the merger is ultimately consummated;

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that between January 28, 2008, the date on which we issued our press release announcing our receipt of Mr. Fertitta’s proposal to acquire us, and June 16, 2008, the date of the merger agreement, no third-party solicitations were received;

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that the special committee received an opinion from its financial advisor, Cowen, delivered orally at the special committee meeting on June 15, 2008, and subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of the date of the opinion, the merger consideration of $21.00 per share to be received pursuant to the merger agreement by the holders of our common stock was fair, from a financial point of view, to such holders, other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Parent or Merger Sub;

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that the special committee was involved in extensive deliberations over a period of approximately five months regarding strategic alternatives for us to enhance stockholder value, including Mr. Fertitta’s proposal, and was provided with access to our management in connection with the due diligence conducted by its advisors;

•	that the special committee, with the assistance of its legal and financial advisors, negotiated on an arms’-length basis with Mr. Fertitta and his representatives;

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the fact that the special committee had ultimate authority to decide whether to proceed with a transaction or any alternative transaction, subject to our board of directors’ approval of the merger agreement;

•	that the special committee, from its inception, was authorized to consider strategic alternatives with respect to us, including our sale;

•	the fact that the special committee was aware that it had no obligation to recommend any transaction, including Mr. Fertitta’s proposal;

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the fact that the merger agreement provides us with a 45-day post-signing go-shop period during which the special committee would have the right to actively solicit additional interest in a transaction involving us and, after such 45-day period, the special committee would be permitted to continue any then on-going discussions with any third party that proposed an alternative transaction that is a Superior Proposal, and to respond to unsolicited proposals prior to the stockholder vote, subject to specified conditions as more fully described under “The Merger—Restrictions on Solicitation of Other Offers;” and

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that the special committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of the other members of our board of directors, including Mr. Fertitta, and with knowledge of the interests of Mr. Fertitta in the merger.

In analyzing the transaction relative to our going concern value, the special committee expressly adopted the analyses and methodologies used by Cowen as a whole, including the comparable companies analysis, the comparable transactions analysis and the discounted cash flow analysis. Cowen’s analyses were based upon certain management-provided scenarios and assumptions, but did not include an independent analysis of our liquidation value or book value. The special committee did not consider liquidation value as a factor because we are a viable going concern business and the trading history of our common stock is an indication of its value as such. The special committee did not view the prices paid by us for the repurchase of our common stock in our open market stock buy back program over the prior two years as relevant beyond indicating the trading price of our common stock during that period. In addition, due to the fact that we are being sold as a going concern, the special committee did not consider our liquidation value relevant in determining whether the merger is procedurally and substantively fair to our unaffiliated stockholders and in the best interest of our stockholders, other than Mr. Fertitta and any of his affiliates who become our stockholders. Further, the special committee did not consider net book value a material indicator of our value because it is merely indicative of historical costs.

The foregoing discussion of the information and factors considered by the special committee includes the material factors considered by the special committee. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual special committee members may have given different weights to factors. The special committee approved and recommended the merger agreement and the merger based upon the totality of the information presented and considered by it. The special committee considered the analyses, conclusions and opinion of Cowen. The special committee held discussions with Cowen with respect to the quantitative analyses of the financial terms of the merger. The special committee conducted discussions of, among other things, the factors described above, including asking questions of our management and its financial and legal advisors, and unanimously determined that the merger is both procedurally and substantively fair to, advisable and in the best interest of us and our stockholders, other than Mr. Fertitta and any of his affiliates who become our stockholders, and to recommend to the board of directors that it approve the merger agreement and the merger.

The Board of Directors. On June 15, 2008, the board of directors met to consider the report and recommendation of the special committee. On the basis of the special committee’s recommendation and the other factors described below, our board of directors unanimously (with Mr. Fertitta taking no part in the meeting, vote or the recommendations) determined that the merger agreement and the merger are advisable, fair to and in the best interests of us and our stockholders, other than Mr. Fertitta, approved the merger agreement and the merger, and recommended that our stockholders vote to approve the merger agreement and the merger.

In determining that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders, the board of directors considered:

•	the unanimous determination and recommendation of the special committee; and

•

the factors considered by the special committee, including the positive factors and potential benefits of the merger agreement and the merger, the risks and potentially negative factors relating to the merger agreement and the merger, the fairness opinion received by the special committee and the factors relating to procedural safeguards.

The foregoing discussion of the information and factors considered by our board of directors includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Other than as described in this proxy statement, the board of directors is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of us with another company, the sale or transfer of all or substantially all of our assets or a purchase of our securities that would enable such person to exercise control of us.

Our board of directors recommends that you vote FOR the approval of the merger agreement and the merger.

Opinion of Cowen and Company

Pursuant to an engagement letter among the Company, the special committee and Cowen, the special committee retained Cowen, among other things, to render an opinion to the special committee as to the fairness, from a financial point of view, to the holders of shares of the Company’s common stock, other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Parent or Merger Sub, of the merger consideration.

On June 15, 2008, Cowen delivered its oral opinion to the special committee, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of June 15, 2008, the merger consideration was fair, from a financial point of view, to the holders of the shares of the Company’s common stock, other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Parent or Merger Sub. The full text of the written opinion of Cowen, dated June 15, 2008, is attached as Annex B and is incorporated herein by reference. Holders of the Company’s common stock are encouraged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the special committee and are directed only to the fairness, from a financial point of view, of the merger consideration, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The merger consideration was determined through negotiations between the special committee and Mr. Fertitta and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	the merger agreement;

•

certain publicly available financial and other information for the Company, including equity research, and certain other relevant financial and operating data furnished to Cowen by the Company’s management;

•	certain internal financial analyses, financial forecasts, which we refer to as the Company Forecasts, reports and other information concerning the Company prepared by the Company’s management;

•

discussions Cowen had with certain members of the Company’s management concerning the historical and current business operations, financial condition and the Company’s prospects and such other matters Cowen deemed relevant;

•	certain operating results of the Company as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•	the reported price and trading histories of the shares of the Company’s common stock as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

•	based on the Company Forecasts, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows;

•	a copy of the Appraisal of Various Landry’s Properties, dated April 30, 2008, prepared by Snyder, which we refer to as the Appraisal; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with the special committee’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by the Company or which was publicly available. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. Cowen relied upon, without independent verification, the assessment of the Company’s management as to the existing products and services and the validity of, and risks associated with, the Company’s future products and services. In addition, Cowen neither conducted nor assumed any obligation to conduct any physical inspection of the Company’s properties or facilities. Cowen further relied upon the assurance of the Company’s management that they were unaware of any facts that would make the information provided to Cowen incomplete or misleading in any respect. Cowen, with the special committee’s consent, assumed that the Company Forecasts were reasonably prepared by the Company’s management on bases reflecting the best currently available estimates and good faith judgments of such management as to the Company’s future performance, and such forecasts provided a reasonable basis for Cowen’s opinion. Cowen expressed no opinion as to the Company Forecasts or the assumptions on which they were made. Cowen expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Cowen became aware after the date thereof.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the Company’s assets or liabilities, and Cowen was not furnished with these materials, other than the Appraisal. Furthermore, Cowen did not evaluate the Company’s solvency or fair value, or that of Parent or Merger Sub, under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the Appraisal, Cowen, with the special committee’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of the conclusions set forth therein. Cowen is not an appraiser, and did not express any opinion with respect to such subject matter. If the conclusions set forth in the Appraisal are not accurate, the conclusion set forth in Cowen’s opinion could be materially affected. With respect to all legal matters relating to the Company, Cowen relied on the advice of legal counsel to the special committee. Cowen’s services to the special committee in connection with the merger were comprised of rendering an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company’s common stock, other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Parent or Merger Sub. Cowen expressed no view as to any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaimed any responsibility to do so. Cowen was not authorized or requested to, and did not, solicit alternative offers for the Company or its assets prior to the date of the opinion.

For purposes of rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that in the course of obtaining any of those consents no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed merger. Cowen was not requested to opine as to, and its opinion does not in any manner address, the Company’s underlying business decision to effect the merger as compared to other business strategies or transactions that might have been available to the Company, and it does not address the terms of the merger agreement or the documents referred to therein. In addition, Cowen was not requested to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company. Furthermore, Cowen expressed no view as to the price or trading range for shares of the Company’s common stock following the announcement of the merger.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the Company’s management assumptions on which such analyses were based and other factors, including the Company’s historical and projected financial results. The following summary is qualified by reference to the full presentation dated June 15, 2008 that Cowen prepared for the special committee, which is filed as Exhibit (c)(4) to the Schedule 13E-3.

Analysis of Selected Publicly Traded Companies. Cowen performed a comparable public companies analysis to estimate the implied equity value ranges per share of the Company’s common stock on a sum-of-the-parts basis by adding together the estimated valuations for the Company’s restaurant division and gaming division as discussed below. Using publicly available information, Cowen compared certain financial and operating information, ratios and valuation multiples for the Company with corresponding financial and operating information, ratios and valuation multiples for the following seven restaurant companies that Cowen deemed relevant to its analysis, which we sometimes refer to as the Comparable Restaurant Companies, and to the following seven casino and gaming companies that Cowen deemed relevant to its analysis, which we sometimes refer to as the Comparable Casino and Gaming Companies:

The Comparable Restaurant Companies were comprised of:

•	Benihana Inc.

•	Brinker International, Inc.

•	California Pizza Kitchen, Inc.

•	CEC Entertainment, Inc.

•	McCormick & Schmick’s Seafood Restaurants, Inc.

•	O’Charley’s Inc.

•	Ruby Tuesday, Inc.

The Comparable Casino and Gaming Companies were comprised of:

•	Ameristar Casinos, Inc.

•	Boyd Gaming Corporation

•	Isle of Capri Casinos, Inc.

•	Monarch Casino & Resort, Inc.

•	Pinnacle Entertainment, Inc.

•	Riviera Holdings Corporation

•	Trump Entertainment Resorts, Inc.

Using publicly available information and research estimates, from First Call or available research reports, Cowen reviewed for each of these companies:

•

the ratio of enterprise value, defined as the market value of the outstanding equity plus net debt and minority interests, to EBITDA for the latest-twelve-months, or “LTM,” which we refer to as Enterprise Value/LTM EBITDA;

•	the ratio of the share price to the estimated earnings per share for calendar year 2008, which we refer to as the 2008E P/E; and

•	the ratio of the share price to the estimated earnings per share for calendar year 2009, which we refer to as the 2009E P/E.

This analysis showed the following:

Comparable Restaurant Companies

Multiple	High		Low		Mean		Median
Enterprise Value/LTM EBITDA	6.3	x	4.3	x	5.4	x	5.5	x
2008E P/E	21.0	x	10.2	x	14.2	x	13.6	x
2009E P/E	22.7	x	8.3	x	13.4	x	12.0	x

Comparable Casino and Gaming Companies

Multiple	High		Low		Mean		Median
Enterprise Value/LTM EBITDA	12.8	x	5.3	x	8.9	x	9.3	x
2008E P/E	16.5	x	11.9	x	14.2	x	14.3	x
2009E P/E	28.1	x	11.0	x	18.3	x	12.4	x

Cowen estimated implied equity value ranges per share of the Company’s common stock based upon LTM EBITDA provided by the Company’s management. Using a reference range of 5.0x to 6.0x the Company’s LTM

EBITDA for the restaurant division and a reference range of 7.5x to 8.5x the Company’s LTM EBITDA for the gaming division, after subtracting the Company’s net debt and excluding mandatory cash that is physically held on the Company’s gaming premises and dividing by the fully diluted shares of the Company’s common stock outstanding, this analysis indicated implied values per share of the Company’s common stock ranging from $13.82 to $24.82, compared to the closing price of the Company’s common stock on June 12, 2008 of $16.36 and the merger consideration of $21.00.

Cowen also estimated implied equity value ranges per share of the Company’s common stock based upon the Company’s estimated earnings per share for calendar year 2008 provided by the Company’s management. Using a reference range of 13.0x to 17.0x the Company’s estimated earnings per share for calendar year 2008 for both the restaurant division and the gaming division, after subtracting the Company’s net debt and excluding mandatory cash that is physically held on the Company’s gaming premises and dividing by the fully diluted shares of the Company’s common stock outstanding, this analysis indicated implied values per share of the Company’s common stock ranging from $17.06 to $22.13, compared to the closing price of its common stock on June 12, 2008 of $16.36 and the merger consideration of $21.00.

Cowen also estimated implied equity value ranges per share of the Company’s common stock based upon estimated earnings per share for calendar year 2009 provided by the Company’s management, assuming pro forma interest from the refinancing of the Company’s restaurant debt at 13.0%, which is the estimated interest rate for refinancing the Company’s restaurant debt provided to Cowen by the Company’s management. Using a reference range of 11.0x to 15.0x the Company’s estimated earnings per share for calendar year 2009 for the restaurant division and a reference range of 11.0x to 13.0x the Company’s estimated earnings per share for calendar year 2009 for the gaming division, after subtracting the Company’s net debt and excluding mandatory cash that is physically held on the Company’s gaming premises and dividing by the fully diluted shares of the Company’s common stock outstanding, this analysis indicated implied values per share of the Company’s common stock ranging from $16.39 to $21.61, compared to the closing price of its common stock on June 12, 2008 of $16.36 and the merger consideration of $21.00.

Cowen also estimated implied equity value ranges per share of the Company’s common stock based upon estimated earnings per share for calendar year 2009 provided by the Company’s management, assuming no refinancing of the Company’s restaurant debt until its maturity in December 2014, although the Company’s management had indicated to Cowen that a refinancing of this debt was more likely than not to occur. Using a reference range of 11.0x to 15.0x the Company’s estimated earnings per share for calendar year 2009 for the restaurant division and a reference range of 11.0x to 13.0x the Company’s estimated earnings per share for calendar year 2009 for the gaming division, after subtracting the Company’s net debt and excluding mandatory cash that is physically held on the Company’s gaming premises and dividing by the fully diluted shares of the Company’s common stock outstanding, this analysis indicated implied values per share of the Company’s common stock ranging from $22.25 to $29.35, compared to the closing price of its common stock on June 12, 2008 of $16.36 and the merger consideration of $21.00.

Although the Comparable Restaurant Companies and the Comparable Casino and Gaming Companies were used for comparison purposes, none of those companies is directly comparable to the Company. Accordingly, an analysis of the results of such comparisons is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the public trading value of those companies or the Company.

Analysis of Selected Transactions. Cowen performed a comparable selected transactions analysis to estimate the implied equity value ranges per share of the Company’s common stock on a sum-of-the-parts basis by adding together the estimated valuations for the Company’s restaurant division and gaming division as discussed below. Using publicly available information, Cowen derived and compared certain multiples for the Company with corresponding multiples for the following 30 change of control or business combination transactions involving restaurant companies announced since June 5, 2000, which are referred to below as the Comparable Restaurant Company Transactions, and to the following 23 change of control or business combination transactions involving casino and gaming companies announced since March 6, 2000, which are referred to below as the Comparable Casino and Gaming Company Transactions.

The Comparable Restaurant Company Transactions considered and the month and year each transaction was announced were as follows:

Acquiror	Target	Month and Year of Announcement
Ruth’s Chris Steak House, Inc.	Cameron Mitchell Restaurants, LLC	November 2007

TSG Consumer Partners L.L.C.	Yard House USA, Inc.	August 2007

Darden Restaurants, Inc.	RARE Hospitality International, Inc.	August 2007

DineEquity, Inc. (formerly IHOP Corp.)	Applebee’s International, Inc.	July 2007

F&H Acquisition Corp.	Champps Entertainment, Inc.	July 2007

Freeze Operations Holding Corp. (an affiliate of Sun Capital Partners, Inc.)	Friendly Ice Cream Corporation	June 2007

Bain Capital Partners, LLC, Catterton Management Company LLC and founders of OSI Restaurant Partners, Inc.	OSI Restaurant Partners, Inc.	November 2006

Patina Restaurant Group, LLC	The Smith & Wollensky Restaurant Group, Inc.	May 2007

Seminole Tribe of Florida	Hard Rock International, Inc. (a subsidiary of The Rank Group Plc)	December 2006

Bruckmann, Rosser, Sherrill & Co. Inc.	Logan’s Roadhouse, Inc.	October 2006

J.H. Whitney Capital Partners, LLC	Joe’s Crab Shack restaurants	October 2006

Lone Star Funds	Lone Star Steakhouse & Saloon, Inc.	August 2006

Sun Capital Partners Inc.	Real Mex Restaurants, Inc.	August 2006

The Briad Group	Main Street Restaurant Group, Inc.	May 2006

Wellspring Capital Management, LLC	Dave & Buster’s, Inc.	December 2005

Newcastle Partners, L.P. and Steel Partners II, L.P.	Fox & Hound Restaurant Group	October 2005

Pacific Equity Partners Pty Limited	Worldwide Restaurant Concepts, Inc.	April 2005

Trimaran Capital Partners, LLC	Charlie Brown’s Inc.	January 2005

Centre Partners Management LLC	Uno Restaurant Holdings Corp.	January 2005

Investor group led by Chief Executive Officer of Quality Dining, Inc.	Quality Dining, Inc.	June 2004

Centre Partners Management LLC and Fairmont Capital Inc.	Garden Fresh Restaurant Corp.	September 2003

Wind Point Partners IV, L.P. and Wind Point Partners V, L.P.	VICORP Restaurants, Inc.	May 2003

O’Charley’s Inc.	Ninety Nine Restaurant & Pub	October 2002

Landry’s Restaurants, Inc.	Saltgrass Steak House Restaurants Inc.	September 2002

Bruckmann, Rosser, Sherrill & Co., L.L.C. and Castle Harlan, Inc.	McCormick & Schmick’s Seafood Restaurants, Inc.	June 2001

Acquiror	Target	Month and Year of Announcement
Goldner Hawn Johnson & Morrison, Inc. and BancBoston Capital Inc.	VICORP Restaurants, Inc.	February 2001

Bruckmann, Rosser, Sherrill & Co., L.L.C	Il Fornaio (America) Corporation	November 2000

Aaron Spencer (Chairman) and other management	Uno Restaurant Corporation	October 2000

Landry’s Restaurants, Inc.	Rainforest Café, Inc.	September 2000

Caxton-Iseman Capital, Inc.	Buffets Holdings, Inc.	June 2000

The Comparable Casino and Gaming Company Transactions considered and the month and year each transaction was announced were as follows:

Acquiror	Target	Month and Year of Announcement
Coastal Marina, LLC	Trump Marina Hotel Casino (Trump Entertainment Resorts, Inc.)	May 2008

Fortress Investment Group and Centerbridge Partners	Penn National Gaming, Inc.	June 2007

Whitehall Street Real Estate Funds (Goldman, Sachs & Co.)	Icahn Enterprises L.P.	April 2007

New World Gaming Partners Ltd.	Gateway Casinos Income Fund	April 2007

Fertitta Colony Partners LLC	Station Casinos, Inc.	December 2006

Apollo Global Management, LLC and TPG Capital, LP	Harrah’s Entertainment, Inc.	December 2006

Genting International Plc	Stanley Leisure Plc	September 2006

Dagger Holdings Limited	London Clubs International Plc	August 2006

Herbst Gaming, Inc.	The Sands Regent	May 2006

Wilmar Tahoe Corporation	Aztar Corporation	April 2006

Full House Resorts, Inc.	Stockman’s Casino, Inc.	April 2006

Legends Gaming, LLC	Isle of Capri Casinos, Inc.	February 2006

Columbia Sussex Corp.	Argosy Casino (Argosy Gaming Company)	June 2005

Landry’s Restaurants, Inc.	Golden Nugget Casino (Poster Financial Group, Inc.)	February 2005

Penn National Gaming, Inc.	Argosy Gaming Company	November 2004

Harrah’s Entertainment, Inc.	Caesars Entertainment, Inc.	July 2004

MGM MIRAGE	Mandalay Resort Group	June 2004

Boyd Gaming Corporation	Coast Casinos, Inc.	February 2004

Harrah’s Entertainment, Inc.	Horseshoe Gaming Holding Corp.	September 2003

Penn National Gaming, Inc.	Hollywood Casino Corporation	August 2002

Icahn Associates Corp.	Stratosphere Corporation	September 2000

Harrah’s Entertainment, Inc.	Harveys Casino Resorts (Colony Capital Investors III, L.P.)	April 2001

MGM Grand, Inc.	Mirage Resorts, Incorporated	March 2000

Using publicly available information and research estimates, from First Call or available research reports, Cowen reviewed for each of these transactions the ratio of enterprise value, defined as total consideration, including the assumption of liabilities and residual cash when available, to LTM EBITDA, which is referred to below as Enterprise Value/LTM EBITDA. For the Company’s restaurant division, Cowen considered the multiples derived from each of the following:

•	all of the Comparable Restaurant Company Transactions taken as a group;

•	the Comparable Restaurant Company Transactions announced since January 1, 2005; and

•	the Comparable Restaurant Company Transactions announced from June 5, 2000 to December 31, 2004.

This analysis indicated the following:

Comparable Restaurant Company Transactions

	All Comparable Restaurant Company Transactions		Comparable Restaurant Company Transactions Announced Since January 1, 2005		Comparable Restaurant Company Transactions Announced From June 5, 2000 to December 31, 2004
Multiple	Mean	Median	Mean	Median	Mean	Median
Enterprise Value/ LTM EBITDA	7.3x	6.6x	8.6x	8.2x	5.2x	5.4x

For the Company’s gaming division, Cowen considered the multiples derived from each of the following:

•	all of the Comparable Casino and Gaming Company Transactions taken as a group,

•	the Comparable Casino and Gaming Company Transactions having an enterprise value below $1 billion,

•	the Comparable Casino and Gaming Company Transactions announced since January 1, 2005, and

•	the Comparable Casino and Gaming Company Transactions announced from March 6, 2000 to December 31, 2004.

This analysis indicated the following:

Comparable Casino and Gaming Company Transactions

	All Comparable Casino and Gaming Company Transactions		Comparable Casino and Gaming Company Transactions Having an Enterprise Value Below $1 Billion		Comparable Casino and Gaming Company Transactions Announced Since January 1, 2005		Comparable Casino and Gaming Company Transactions Announced From March 6, 2000 to December 31, 2004
Multiple	Mean	Median	Mean	Median	Mean	Median	Mean	Median
Enterprise Value/ LTM EBITDA	11.5x	10.3x	10.7x	9.2x	13.2x	13.1x	8.8x	8.5x

Using a reference range of 5.5x to 6.5x the Company’s LTM EBITDA for the restaurant division and a reference range of 7.5x to 8.5x the Company’s LTM EBITDA for the gaming division, after subtracting the Company’s net debt and excluding mandatory cash that is physically held on the Company’s gaming premises and dividing by the fully diluted shares of the Company’s common stock outstanding, this analysis indicated implied values per share of the Company’s common stock ranging from $17.64 to $28.52, compared to the closing price of its Common Stock on June 12, 2008 of $16.36 and the merger consideration of $21.00.

Although the Comparable Restaurant Company Transactions and the Comparable Casino and Gaming Company Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to the Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the Company.

Discounted Cash Flow Analysis. Cowen performed a discounted cash flow analysis for the Company, using financial forecasts provided by the Company’s management, on a sum-of-the-parts basis by adding together the estimated valuations for the Company’s restaurant division and gaming division as discussed below. Cowen estimated a range of values for the Company’s common stock based upon the discounted present value of the standalone projected after-tax cash flows of each of the Company’s restaurant and gaming divisions described in the financial forecasts of each of the divisions provided by the Company’s management, for the second half of fiscal year 2008 through fiscal year 2011, based upon multiples of EBITDA. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the Company’s management. In performing this analysis, Cowen utilized discount rates ranging from 12.5% to 14.5% for the Company’s restaurant division and 11.5% to 13.5% for the Company’s gaming division, which were selected based on the estimated industry weighted average costs of capital. Cowen utilized terminal multiples of EBITDA ranging from 5.3x to 6.3x for the restaurant division and 7.5x to 8.5x for the gaming division. After subtracting the Company’s net debt and excluding mandatory cash that is physically held on the Company’s gaming premises and dividing by the fully diluted shares of the Company’s common stock outstanding, this analysis indicated implied values per share of the Company’s common stock ranging from $17.82 to $27.14, compared to the closing price of its common stock on June 12, 2008 of $16.36 and the merger consideration of $21.00.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the special committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the Company’s control. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Neither the Company, nor Cowen nor any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the special committee in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

Cowen was selected by the special committee to render an opinion to the special committee because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Cowen and its affiliates actively trade the Company’s securities for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Cowen has not had a material relationship with the Company or any other party to the merger. Pursuant to the terms of the Cowen engagement letter, the special committee agreed to offer to engage Cowen to serve as the special committee’s exclusive financial advisor on terms and conditions reasonable and customary for similar transactions if, during Cowen’s engagement by the special committee under the engagement letter (or, if Cowen does not receive a transaction fee, as contemplated by the engagement letter, within twelve months from the date of Cowen’s termination as financial advisor to the special committee) the special committee is authorized by the Company and proposes to effect an acquisition transaction or disposition transaction (other than the merger), and Cowen will receive fees for the rendering of such services. The issuance of Cowen’s opinion was approved by Cowen’s fairness opinion review committee.

Pursuant to the Cowen engagement letter, Cowen will be entitled to receive a transaction fee in an amount estimated to be approximately $2.4 million, portions of which became payable upon execution of Cowen’s engagement letter, upon Cowen’s first presentation to the special committee of its analysis of various strategic alternatives available to the Company and upon Cowen’s notification to the special committee that it was prepared to render its opinion, and a portion (approximately $1.3 million) of which is contingent upon consummation of the merger. If the merger is not completed and the Company receives a break-up, termination, topping, expense reimbursement or similar fee in respect of the merger, the special committee has agreed to pay Cowen 25% of the aggregate amount of such fee less certain specified expenses. In addition, if, within a specified period, the Company enters into an agreement with respect to, or complete, any acquisition or disposition transaction (including, without limitation, a merger, exchange offer, sale or purchase of assets or capital stock) other than the merger, but that qualifies as a transaction under the Cowen engagement letter, and if, during Cowen’s engagement under the engagement letter, Cowen recommended to the special committee that the Company should pursue such alternative transaction, Cowen will be entitled to similar transaction fees with respect to the alternative transaction as would have been received upon completion of the merger. Additionally, the special committee has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between the special committee and Cowen, and the special committee was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the completion of the merger.

Position of Tilman J. Fertitta, Parent, and Merger Sub as to Fairness

Under the rules governing “going-private” transactions, Mr. Fertitta, Parent and Merger Sub are required to express their beliefs as to the substantive and procedural fairness of the merger to our stockholders. Mr. Fertitta, Parent and Merger Sub are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended. The views of Mr. Fertitta, Parent and Merger Sub as to the fairness of the proposed merger should not be construed as a recommendation to any of our stockholders as to how such stockholder should vote on the proposal to adopt and approve the merger agreement and the merger.

The interests of our unaffiliated stockholders were represented by the special committee comprised of independent and disinterested directors, which had the exclusive authority to review, evaluate and negotiate the terms and conditions of the merger agreement on our behalf, with the assistance of the special committee’s independent financial and legal advisors. Accordingly, Mr. Fertitta, Parent and Merger Sub did not undertake a formal evaluation of the merger or engage a financial advisor for the purpose of reviewing and evaluating the merits of the proposed merger from our stockholders’ viewpoint. Mr. Fertitta, Parent and Merger Sub believe that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors described under “—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement” and agree with the analyses and conclusions of the special committee and the board of directors, based upon the reasonableness of those analyses and conclusions, which they adopt, and their respective knowledge of us, as well as the factors considered by, and the findings of, the special committee and the board of directors with respect to the fairness of the merger to such unaffiliated stockholders. In addition, Mr. Fertitta, Parent and Merger Sub considered the fact that the special committee received, solely for its benefit and use, an opinion from Cowen to the effect that and subject to the various assumptions set forth therein, as of June 15, 2008, the date of its opinion, the merger consideration of $21.00 per share to be received pursuant to the merger agreement by the holders of shares of our common stock (other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Parent or Merger Sub) was fair, from a financial point of view, to such holders. See “—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement.”

Although Mr. Fertitta is one of our current directors and officers, because of his differing interests in the merger, he did not participate in the board of directors’ or the special committee’s evaluation or approval of the merger agreement and the merger. For these reasons, Mr. Fertitta does not believe that his interests in the merger influenced the decision of the special committee or the board of directors with respect to recommending the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by Mr. Fertitta, Parent and Merger Sub in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors they considered. Mr. Fertitta, Parent and Merger Sub did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Mr. Fertitta, Parent and Merger Sub believe that the foregoing factors provide a reasonable basis for their belief that the merger is fair to us and our unaffiliated stockholders.

Purposes and Reasons of Tilman J. Fertitta for the Merger

For Mr. Fertitta, the primary purpose of the merger is to benefit from our future earnings and growth after our stock ceases to be publicly traded through his ownership of all of the common stock of Parent. Mr. Fertitta believes that, following the merger, as we have evaluated and will continue to evaluate alternatives to enhance stockholder value, the merger will provide us with greater operating flexibility, allowing management to concentrate on long-term growth, reduce its focus on the quarter-to-quarter performance often emphasized by the public markets and pursue alternatives that we would not have as a public company.

Purposes and Reasons for the Merger of Parent and Merger Sub

If the proposed merger is completed, we will become a direct subsidiary of Parent. For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement.

Purposes, Reasons and Plans for Us after the Merger

The purpose of the merger for us is to enable our stockholders (other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Parent or Merger Sub and stockholders who properly exercise their dissenters’ rights of appraisal under Delaware law) to immediately realize the value of their investment in us through their receipt of the per share merger consideration of $21.00 in cash, representing a premium of approximately 37% over the closing market price of our common stock on April 3, 2008, the last trading day before the public announcement of the revised offer made by Mr. Fertitta to acquire us, and approximately 25% over the closing price of our common stock on June 13, 2008, the last trading day before it was publicly announced that Parent, Merger Sub and Mr. Fertitta had entered into the merger agreement with us. For the reasons discussed under “—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement,” our board of directors unanimously determined (with Mr. Fertitta taking no part in the vote or recommendation) that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders.

It is expected that, upon consummation of the merger, our operations will be conducted substantially in the same manner as they currently are being conducted except that our common stock will cease to be publicly traded and will no longer be listed on any exchange or quotation system, including the New York Stock Exchange, so price quotations will no longer be available. We will not be subject to many of the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities. We will, however, continue to file periodic reports with the SEC to the extent such reports are required by any indenture governing the outstanding indebtedness of the surviving corporation or applicable law.

Following the merger, we will continue to evaluate and review our business and operations and may develop new plans and proposals or elect to pursue acquisitions or other opportunities that we consider appropriate to maximize our value.

Effects of the Merger

If the merger is consummated, Merger Sub will be merged with and into us, and we will continue as the surviving corporation. Following the consummation of the merger, all of our issued and outstanding common stock will be owned by Parent.

Upon the consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, held in treasury by us or owned by stockholders who properly exercise their dissenters’ rights of appraisal under Delaware law) will be converted into the right to receive $21.00 in cash, without interest. Upon consummation of the merger, all outstanding options to purchase shares of our common stock granted under any of our employee or director equity plans or otherwise (other than those granted to Mr. Fertitta), whether vested or unvested, will at the effective time of the merger become fully vested and be cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the options multiplied by the amount by which $21.00 exceeds the option exercise price, without interest. At the effective time of the merger, each share of our restricted stock will vest in full and be cancelled and converted into the right to receive $21.00 in cash, without interest.

Immediately prior to the merger, in exchange for all of the common stock of Parent, Mr. Fertitta will contribute $90.0 million in cash and an aggregate of 5,731,481 shares of our common stock to Parent, which will own all of our issued and outstanding shares of common stock following the consummation of the merger. The cash contribution and equity rollover of Mr. Fertitta is more fully described under “—Interests of Tilman J. Fertitta.” A table detailing the expected capitalization of Landry’s and Parent following the merger is set forth under “—Arrangements with Respect to Us and Parent Following the Merger.”

If the merger is consummated, our stockholders other than Mr. Fertitta will have no interest in our net book value or net earnings after the merger. The table below sets forth the direct and indirect interests in our book value and net earnings of Mr. Fertitta and Parent prior to and immediately following the merger, based on our net book value as of December 31, 2007 and March 31, 2008 and net income for the year ended December 31, 2007.

Ownership Prior to the Merger
	Net Book Value				Earnings
	December 31, 2007		March 31, 2008		December 31, 2007
Name	%	$(000’s)%		$(000’s)%		$(000’s)
Tilman J. Fertitta (1)	35.5%	$112,499	35.5%	$109,046	35.5%	$6,430

Ownership After the Merger
	Net Book Value				Earnings
	December 31, 2007		March 31, 2008		December 31, 2007
Name	%	$(000’s)%		$(000’s)%		$(000’s)
Tilman J. Fertitta (1)	100.0%	$316,899	100.0%	$307,172	100.0%	$18,112

(1)	Following the consummation of the merger, Mr. Fertitta will have an indirect interest in our net book value and earnings as a result of his ownership of Parent (subject to any preferred stock interest to be owned by Jefferies).

A primary benefit of the merger to our stockholders (other than Mr. Fertitta) will be the right of such stockholders to receive a cash payment of $21.00, without interest, for each share of our common stock held by such stockholders as described above, an approximately 37% premium over the closing market price of our common stock on April 3, 2008, the last trading day preceding the public announcement of the revised offer made by Mr. Fertitta to acquire us, and an approximately 25% premium over the closing price of our common stock on June 13, 2008, the last trading day prior to the public announcement of the execution of the merger agreement. Additionally, such stockholders will avoid the risk of any possible decrease in our future earnings, growth or value, and the risks related to our additional leverage, following the merger.

The primary detriments of the merger to such stockholders include the lack of interest of such stockholders in our potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes.

In connection with the merger, Mr. Fertitta will receive benefits and be subject to obligations that are different from, or in addition to, the benefits of our stockholders generally. These benefits and detriments arise from (i) the right to a continued ownership interest in us following the consummation of the merger and (ii) a continuing employment agreement with us. These incremental benefits and detriments are described in more detail under “—Interests of Tilman J. Fertitta.”

The primary benefits of the merger to Mr. Fertitta, based on his ownership of Parent, include his interest in our potential future earnings and growth which, if we successfully execute our business strategies, could be substantial. Additionally, following the merger, we will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that our directors, officers and beneficial owners of more than 10% of the shares of our common stock face as a result of the provisions of Section 16 of the Exchange Act. Additionally, following the merger, Mr. Fertitta will retain his position as Chairman, Chief Executive Officer and President of the surviving corporation.

The primary detriments of the merger to Mr. Fertitta include the fact that all of the risk of any possible decrease in our earnings, growth or value, and all of the risks related to our additional leverage, following the merger will be borne by Parent and any investors in Parent and us, including Mr. Fertitta and the investors in the preferred equity contemplated to be issued in connection with the merger. Additionally, the investment in Parent and us will not be liquid, with no public trading market for such securities, and the equity securities of Parent and us may be subject to contractual restrictions on transfer, including, in the case of our securities, liens under the terms of the debt financing in connection with the merger.

Our common stock is currently registered under the Exchange Act and is quoted on the New York Stock Exchange under the symbol “LNY”. As a result of the merger, we, as the surviving corporation, will become a privately held corporation, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on the New York Stock Exchange, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. The surviving corporation will, however, continue to file periodic reports with the SEC to the extent such reports are required by any indenture governing the outstanding indebtedness of the surviving corporation or applicable law.

At the effective time of the merger, our certificate of incorporation, as in effect immediately prior to the merger, will be amended in the form of Exhibit A to the merger agreement and will become the certificate of incorporation of the surviving corporation immediately following the merger. The bylaws of Merger Sub, as in effect immediately prior to the merger, will become the bylaws of the surviving corporation immediately after the merger. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and our officers will be the officers of the surviving corporation. All surviving corporation directors and officers will hold their positions in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

Conduct of Our Business if the Merger is Not Completed

If the merger agreement and the merger are not approved by our stockholders or if the merger is not consummated for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the New York Stock Exchange. In addition, if the merger is not consummated, we expect that, except as noted below, management will operate our business in a manner similar to the manner in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including the risk that up to $400.0 million of our indebtedness may come due beginning on February 28, 2009 if the holders of our 9.5% senior notes exercise their right to require us to redeem the notes at 101% of the principal amount thereof and as a result thereof, approximately $64.0 million outstanding under our current line of credit also becomes due. This indebtedness would need to be refinanced and we cannot assure you that it can be refinanced on terms acceptable to us, if at all. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, our board of directors will evaluate and review, among other things, our business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholders’ value, potentially including any of the transactions described above. If the merger agreement and the merger are not approved by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction that we find acceptable will be offered, or that our business, prospects, results of operations or stock price will not be adversely impacted or that our management team will remain intact.

In addition, in the circumstances described below under “The Merger Agreement—Termination Fees and Expenses”, we will be required to pay a termination fee of $24.0 million (or $3.4 million plus reimbursement of expenses of up to $7.5 million in the aggregate in certain circumstances).

Interests of Tilman J. Fertitta

In connection with the merger agreement, Mr. Fertitta, our Chairman, Chief Executive Officer and President, entered into an equity commitment letter with Parent. Pursuant to the equity commitment letter, Mr. Fertitta has agreed, subject to the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, immediately prior to the effective time of the merger, to (i) contribute $90.0 million in cash and all 5,731,481 of his shares of our common stock (which contribution of shares is valued at approximately $120.4 million based on the merger consideration) to Parent in exchange for all of the common stock of Parent, and (ii) cancel and not receive any cash consideration for $5.4 million of his options to purchase our common stock. As a result, following the merger, Mr. Fertitta will own all of our common stock (subject to the preferred stock interest to be owned by Jefferies) through his ownership of all of the common stock of Parent. The foregoing summary of the equity commitment letter does not purport to be complete and is qualified in its entirety by reference to the copy of the equity commitment letter attached as Exhibit (d)(2) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and incorporated herein by reference.

In addition, Mr. Fertitta is a party to an employment agreement with us and we expect this employment agreement will stay in effect following the merger. The employment agreement provides Mr. Fertitta benefits upon a change of control. In connection with the merger, no change of control payments will be made to Mr. Fertitta. However, if we do not consummate the merger and instead consummate a Superior Proposal, and Mr. Fertitta’s employment is terminated in connection with such transaction, we estimate that Mr. Fertitta could receive benefits under the employment agreement in the amount of approximately $59.0 million. In that event, any termination fee paid to Parent as a result of the termination of the merger agreement will be credited against the cash amounts due to Mr. Fertitta if his employment is terminated following a change of control.

The Voting Agreement

Pursuant to a voting agreement entered into as part of the merger agreement, Mr. Fertitta has agreed to (i) vote all of his outstanding shares of our common stock in favor of the approval of the merger agreement, subject to specified exceptions, and (ii) certain restrictions on the transfer of his shares and certain other restrictions on his rights as a holder of our common stock subject to certain exceptions. All of the outstanding shares of our common stock beneficially owned by Mr. Fertitta are subject to the voting agreement. Furthermore, in the voting agreement, Mr. Fertitta waived, to the full extent of the applicable law, and agreed not to assert any appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”) or assert any rights to dissent or otherwise in connection with the merger with respect to any and all of his shares of common stock subject to the voting agreement.

The voting agreement is contained in the merger agreement and will terminate if the merger agreement is terminated. The foregoing summary of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the voting agreement which is contained in the merger agreement, attached as Annex A hereto and incorporated herein by reference.

Interests of Our Directors and Officers

Pursuant to the merger agreement, (i) our board of directors after the consummation of the merger will be the same as the directors of Merger Sub immediately prior to the consummation of the merger and (ii) the officers of the surviving corporation after the consummation of the merger will be the same as our officers immediately prior to the consummation of the merger (including Steven L. Scheinthal, a director and executive officer of ours).

Pursuant to the merger agreement, following the merger, we will comply with all of our existing obligations to indemnify and hold harmless present and former officers and directors against certain liabilities. We have agreed to purchase at or prior to the effective time of the merger, and the surviving corporation shall maintain in effect, a “tail” directors’ and officers’ insurance policy with a claims period of at least six years after the effective time of the merger with coverage in an amount no less favorable, in the aggregate, than the directors’ and officers’ coverage that we maintain as of the date of the merger agreement. However, if the tail policies described in the immediately preceding sentence cannot be obtained or can only be obtained by paying aggregate premiums in excess of 125% of the aggregate annual amount we currently pay for such coverage, the surviving corporation will only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 125% of the aggregate annual amount currently paid by us for such coverage.

None of our executive officers, other than Mr. Fertitta, is a party to an employment agreement that would provide such executive officer benefits upon a change of control, described above under “—Interests of Tilman J. Fertitta.”

As of June 30, 2008, there were approximately 1.3 million shares of our common stock subject to options granted under our equity incentive plans or otherwise and 0.8 million shares of unvested restricted stock outstanding. Upon the consummation of the merger, all of our equity compensation awards, including awards held by our directors and executive officers (other than Mr. Fertitta), will be subject to the following treatment:

•

all stock options granted under any of our employee or director equity plans or otherwise, whether vested or unvested, will vest and be cancelled, and options having an exercise price of less than $21.00 will be converted into the right to receive a cash payment equal to the number of shares of our common stock underlying such options multiplied by the amount by which $21.00 exceeds the option exercise price, without interest; and

•	each share of unvested restricted stock will vest and be cancelled and converted into the right to receive $21.00 in cash, without interest.

In connection with the merger, we estimate that our officers and directors (other than Mr. Fertitta) will receive $.3 million from the settlement of options and $.6 million from the settlement of restricted stock.

To the extent Mr. Fertitta’s options to purchase our common stock are not exercised prior to the consummation of the merger pursuant to the equity commitment letter, his options will be cancelled and he will not receive any cash consideration for his options.

The following table reflects the consideration to be provided to each of our directors and officers (other than Mr. Fertitta) in connection with the merger, based on their ownership of common stock, options and restricted common stock as of June 30, 2008:

Name	Cash merger consideration to be received for common stock	Cash merger consideration to be received for restricted stock	Cash merger consideration to be received for options	Total consideration
Richard H. Liem (1)	$612,003	$189,000	$0	$801,003
Steven L. Scheinthal (2)	$919,800	$252,000	$187,500	$1,359,300
Jeffery L. Cantwell (3)	$22,407	$53,991	$7,280	$83,678
Kenneth Brimmer (4)	$56,973	$21,000	$0	$77,973
Michael S. Chadwick (5)	$42,000	$21,000	$94,640	$157,640
Michael Richmond (6)	$42,000	$21,000	$4,000	$67,000
Joe Max Taylor (7)	$42,000	$21,000	$2,256	$65,256
K. Kelly Roberts (8)	$129,003	$35,973	$52,000	$216,976

Totals	$1,866,186	$614,964	$347,676	$2,828,826

(1)	Total consideration is based on receiving the consideration provided in the merger agreement for 29,143 shares currently owned, 9,000 shares of restricted stock which will vest at the effective time of the merger, and -0- shares subject to options having an exercise price of less than $21.00 per share.
(2)	Total consideration is based on receiving the consideration provided in the merger agreement for 43,800 shares currently owned, 12,000 shares of restricted stock which will vest at the effective time of the merger, and 52,500 shares subject to options having an exercise price of less than $21.00 per share.
(3)	Total consideration is based on receiving the consideration provided in the merger agreement for 1,067 shares currently owned, 2,571 shares of restricted stock which will vest at the effective time of the merger, and 1,400 shares subject to options having an exercise price of less than $21.00 per share.
(4)	Total consideration is based on receiving the consideration provided in the merger agreement for 2,713 shares currently owned, 1,000 shares of restricted stock which will vest at the effective time of the merger, and -0- shares subject to options having an exercise price of less than $21.00 per share.
(5)	Total consideration is based on receiving the consideration provided in the merger agreement for 2,000 shares currently owned, 1,000 shares of restricted stock which will vest at the effective time of the merger, and 14,000 shares subject to options having an exercise price of less than $21.00 per share.
(6)	Total consideration is based on receiving the consideration provided in the merger agreement for 2,000 shares currently owned, 1,000 shares of restricted stock which will vest at the effective time of the merger, and 10,000 shares subject to options having an exercise price of less than $21.00 per share.
(7)	Total consideration is based on receiving the consideration provided in the merger agreement for 2,000 shares currently owned, 1,000 shares of restricted stock which will vest at the effective time of the merger, and 1,200 shares subject to options having an exercise price of less than $21.00 per share.
(8)	Total consideration is based on receiving the consideration provided in the merger agreement for 6,143 shares currently owned, 1,713 shares of restricted stock which will vest at the effective time of the merger, and 10,000 shares subject to options having an exercise price of less than $21.00 per share.

Special Committee Compensation

We paid Michael Chadwick a one-time fee of $60,000 for serving as the chairman of the special committee and each of Michael Richmond and Kenneth Brimmer a one-time fee of $50,000 for serving on the special committee. In addition, we have agreed to reimburse the expenses incurred by each member of the special committee in connection with his service on the special committee. Finally, pursuant to the terms of a special committee indemnification agreement we entered into with each member of the special committee, we have agreed to (i) indemnify each member of the special committee in respect of liabilities for acts or omissions arising out of such member’s service as a special committee member and (ii) advance to each member of the special committee expenses actually incurred in connection with any action or suit arising out of such member’s service as a special committee member. Those fees are not dependent on the success of the merger or the special committee’s recommendations with respect to the merger.

Arrangements with Respect to Us and Parent Following the Merger

In connection with the merger, we will become a privately held company. Following the consummation of the merger, all of the issued and outstanding shares of our common stock will be owned by Parent. Mr. Fertitta will own all of the common stock of Parent, and thus indirectly own all of our common stock.

The table below sets forth the expected capitalization of Landry’s and Parent following the merger (subject to any preferred stock interest to be owned by Jefferies).

Capitalization of Parent Immediately Following the Merger

	Cash	Contributed Landry’s Common Stock	Imputed Value Landry’s Common Stock(1)	Preferred Stock	Total Common Stock	% Common Stock
Tilman J. Fertitta	$90,000,000	5,731,481	$125,786,101	—	$215,786,101	100%
Jefferies				$50,000,000

(1)	Includes equity in unexercised options.

Capitalization of Landry’s Immediately Following the Merger

	Common Stock	% Common Stock
Tilman J. Fertitta	$265,786,101	100%

Financing of the Merger

The total amount of funds necessary to consummate the merger and related transactions, including debt to be incurred in connection with the merger or to be outstanding following the merger, and the payment of fees and expenses in connection with the merger, is anticipated to be approximately $1.1 billion, consisting of (i) approximately $220.0 million to be paid to our stockholders and option holders (other than Mr. Fertitta), under the merger agreement (ii) approximately $464.0 million to repay a portion of our existing indebtedness, (iii) approximately $400.0 million of our existing indebtedness (plus all accrued and unpaid interest and premiums) that will remain outstanding following the merger plus such additional indebtedness that might be outstanding pursuant to the existing delayed draw term loan to be utilized to construct the expansion at the Golden Nugget Hotel & Casino in Las Vegas, Nevada and (iv) approximately $27.0 million to pay fees and expenses incurred in connection with the merger.

These funds are anticipated to come from the following sources:

•	$90.0 million of cash to be contributed by Mr. Fertitta to Parent;

•	up to $50.0 million from Parent’s or Merger Sub’s sale and issuance of preferred stock;

•

approximately $400.0 million of our existing indebtedness, substantially all of which will consist of amounts outstanding under the Golden Nugget, Inc.’s $545.0 million credit facility, that will remain outstanding following the merger, plus such additional indebtedness that might be outstanding pursuant to the existing delayed draw term loan to be utilized to construct the expansion at the Golden Nugget Hotel & Casino in Las Vegas, Nevada; and

•

approximately $565.0 million from new facilities and senior secured notes which will be used in part to repay approximately $400.0 million of our outstanding 9.5% senior notes and 7.5% senior notes and any amounts outstanding under our revolving credit facility plus all accrued and unpaid interest and premiums.

These amounts do not include the value of the 5,731,481 shares of common stock held by Mr. Fertitta which are being contributed to Parent immediately prior to the effective time of the merger or the approximately $5.4 million of Mr. Fertitta’s in-the-money options that are being cancelled in connection with the merger.

Pursuant to the merger agreement, we are obligated to provide, and cause our subsidiaries to provide, and use our best efforts to cause our representatives to provide, all cooperation reasonably requested by Parent in connection with the financing, including participating in meetings, presentations, drafting sessions, due diligence sessions, road shows and sessions with rating agencies in connection with the financing, assisting in the preparation of certain documents for the financing, executing and delivering certain documents relating to, and otherwise facilitating, the pledge of collateral and other matters in connection with the financing that are reasonably requested by Parent, furnishing Parent and its financing sources with readily-available historical financial and other pertinent information regarding us as may be reasonably requested by Parent, using best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as may be requested by Parent or the lenders under the debt financing commitments, permitting the prospective lenders involved in the financing to evaluate our current assets, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements, establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the collateral arrangements, and taking all corporate action reasonably requested by Parent to permit the consummation of the debt financing and to permit the proceeds of the debt financing to be made available to the surviving corporation immediately after the effective time of the merger.

We have been provided an equity commitment letter related to Mr. Fertitta’s cash and equity contributions to Parent, and a debt commitment letter related to the new facilities and the issuance of preferred stock by Parent or Merger Sub, each of which are described in more detail below.

Cash and Equity Contributions by Tilman J. Fertitta

Parent has received an equity commitment letter from Mr. Fertitta, pursuant to which, subject to the conditions contained therein, he has agreed:

•	to contribute to Parent $90.0 million in cash;

•

to contribute to Parent all 5,731,481 shares of common stock that he owns immediately prior to the effective time of the merger, the aggregate value of which, based on a value of $21.00 per share, will be equal to approximately $120.4 million; and

•

that all options to purchase shares of our common stock that he owns immediately prior to the effective time of the merger, the aggregate value of which, based on a value of $21.00 per share, is equal to approximately $5.4 million, will be cancelled unless exercised prior to the effective time of the merger.

The obligation to fund commitments under the equity commitment letter is subject to, and will occur immediately prior to, the consummation of the merger. In addition, the obligation to fund the cash and equity commitments will terminate automatically upon the earliest to occur of (a) the effective time of the merger (at which time the obligations shall be discharged) and (b) the termination of the merger agreement, and may be terminated earlier upon agreement of Parent and Mr. Fertitta. Since Mr. Fertitta owns Parent, Mr. Fertitta can terminate the equity commitment letter at any time. If the equity commitment letter was to terminate and, as a result, the merger not occur, our sole and exclusive remedy against Parent and Mr. Fertitta would be the receipt of the reverse termination fee and the reimbursement of expenses as provided in the merger agreement.

Debt Financing

Parent has received a debt commitment letter, dated June 12, 2008, from Jefferies Funding LLC, Jefferies & Company, Inc., Jefferies Finance LLC (collectively, “Jefferies”), and Wells Fargo Foothill, LLC (“WFF”), to provide to the surviving corporation, subject to the conditions set forth therein:

•	up to $50.0 million aggregate principal amount under a senior secured revolving credit facility;

•	up to $250.0 million aggregate principal amount under a senior secured term loan facility; and

•	up to $365.0 million aggregate principal amount of debt either from the issuance of senior secured notes or secured debt under a bridge loan facility.

The debt commitment letter also contemplates Parent’s or Merger Sub’s sale and issuance of up to $50.0 million of preferred stock. Parent has agreed to assist in the syndication of the debt financing on the terms and conditions described in the debt commitment letter and to guarantee such debt. The closing of the merger is not conditioned on the receipt of financing, but lender’s obligations to fund the debt commitments is conditioned on the satisfaction of customary conditions set forth in the debt commitment letter, which conditions include that (i) since December 31, 2007, no “Material Adverse Effect” (as defined in the debt commitment letter) must have occurred and (ii) we must satisfy the “Financial Performance Condition” under the debt commitment letter, which includes, among other things, that our gaming division achieve no less than $58.5 million in EBITDA and our restaurant division have pro forma consolidated EBITDA of no less than $127.5 million, in each case based on our most recent twelve-month period prior to the closing date of the merger with the restaurant EBITDA to be calculated in a manner to be agreed upon that takes into account credits such as pre-opening expenses, certain non-recurring litigation costs and private company savings.

The debt commitment expires at the earlier of (i) the termination or abandonment of the merger, (ii) the closing of the merger, (iii) our acceptance, or the acceptance of any of our affiliates (or their respective equity holders), of an offer for all or any substantial part of our capital stock or assets and that of our subsidiaries, or any parent company thereof, other than the merger and (iv) 5:00 p.m., New York City time, on November 15, 2008 (which Jefferies and WFF may extend by up to 90 days in their sole discretion).

The documentation governing the senior secured credit facilities, the senior secured notes, the bridge loan facility and the preferred stock has not been finalized. In addition, the financing is subject to the right of the lenders to change certain terms (but not the conditions or the aggregate amount) of the financing. Accordingly, the actual terms and amounts of such financing may differ from those described below.

Parent has agreed to use its commercially reasonable efforts to assist in the syndication of the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent will use its reasonable best efforts to obtain alternative financing on terms no less favorable to Parent and Merger Sub, in an amount sufficient to consummate the transactions contemplated by the merger agreement, as promptly as possible. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Senior Secured Credit Facilities

If we consummate the merger, the surviving corporation expects to borrow up to $300.0 million under the senior secured credit facilities. The senior secured credit facilities will be comprised of:

•

a five-year $50.0 million senior secured revolving credit facility, which will be used for general corporate purposes and will not be drawn on at the closing of the merger, except for (i) borrowings to pay fees directly associated with the negotiation and consummation of the senior secured credit facilities and (ii) the issuance of letters of credit in an approximate face amount of $15.0 million; and

•

an up to five-year $250.0 million principal amount senior secured term loan facility, which will be used to repay certain of our and our subsidiaries’ existing indebtedness, to finance the merger and to pay related fees and expenses.

The senior secured revolving credit facility will include a $25.0 million sublimit for the issuance of letters of credit and a $5.0 million sublimit for swingline loans.

WFF, Jefferies and/or their designees will act as joint lead arrangers, joint book running managers and joint syndication agents for the senior secured credit facilities. WFF and/or its designees will act as sole administrative agent and collateral agent for the senior secured credit facilities.

Loans under the senior secured credit facilities are expected to bear interest, at our election, at a rate of interest equal to either (i) a base rate plus a spread or (ii) a “eurodollar” rate plus a spread. The base rate is the highest of (i) the U.S. prime lending rate, (ii) the U.S. federal funds effective rate plus .50% or (iii) a fixed rate.

All obligations under the senior secured credit facilities will be unconditionally guaranteed jointly and severally at the closing of the merger by each direct and indirect, existing and future subsidiary of Parent (other than the surviving corporation, the entity that owns the Golden Nugget Hotel & Casino, any subsidiary that is a controlled foreign corporation, and certain designated unrestricted subsidiaries).

All obligations under the senior secured credit facilities will be secured, subject to permitted liens, by a perfected first priority security interest in substantially all of the tangible and intangible assets of the surviving corporation and each guarantor, and all of the capital stock of the surviving corporation and each guarantor (but limited, in the case of the voting stock of a controlled foreign corporation, to 66-2/3% of all such voting stock to the extent the pledge of a greater percentage would result in material adverse tax consequences to the surviving corporation).

The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The senior secured credit facilities will also include customary events of default.

Bridge Loan Facility, Exchange Notes and Senior Secured Notes

If we consummate the merger, the surviving corporation will either issue senior secured notes or enter into a secured bridge loan facility. In either case, we expect the aggregate principal amount of this indebtedness to be $315.0 million, which will be used to repay certain of our and our subsidiaries’ existing indebtedness, to finance the merger and to pay related fees and expenses. However, this amount may be increased to $365.0 million in the event we do not borrow the maximum amounts under the senior secured facilities. The commitment of Jefferies to fund the bridge loan facility will terminate upon the closing of the sale of senior secured notes yielding gross proceeds of at least $315.0 million. The terms of the senior notes will be customary for high yield debt securities and will be based on prevailing market conditions.

Bridge Loan Facility

The bridge loan facility, if consummated, will mature one year from its initial funding date. If the bridge loan facility is not repaid prior to its maturity date, provided no default exists (including a default under the senior secured credit facilities), the bridge loan facility will be converted into a term loan.

Jefferies and/or its designees will act as the sole lead arranger, sole book running manager, sole syndication agent, sole administrative agent and sole collateral agent for the bridge loan facility.

The bridge loan facility is expected to bear interest at a rate equal to the three-month LIBOR plus a spread.

All obligations under the bridge loan facility will be unconditionally guaranteed jointly and severally at the closing of the merger by each direct and indirect, existing and future subsidiary of Parent (other than the surviving corporation, the entity that owns the Golden Nugget Hotel & Casino, any subsidiary that is a controlled foreign corporation, and certain designated unrestricted subsidiaries).

All obligations under the bridge loan facility will be secured, subject to permitted liens, by a perfected second priority security interest in substantially all of the tangible and intangible assets of the surviving corporation and each guarantor, and all of the capital stock of the surviving corporation and each guarantor (but limited, in the case of the voting stock of a controlled foreign corporation, to 66-2/3% of all such voting stock to the extent the pledge of a greater percentage would result in material adverse tax consequences to the surviving corporation).

The bridge loan facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The bridge loan facility will also include customary events of default.

If any amounts are outstanding under the bridge loan facility on the maturity date thereof, the bridge loan facility will convert into a term loan. The term loan into which the bridge loan facility may convert will mature on the fifth anniversary of the maturity date of the bridge loan facility, and will bear interest at a floating rate equal to the current rate on the bridge loan facility plus a spread. Interest under the term loan will not be less than a specified floor rate or more than a specified cap rate. If at any time the interest rate exceeds a specified threshold rate, the surviving corporation may capitalize the excess interest and add it to the outstanding principal amount of the term loan.

Exchange Notes

At any time on or after the bridge loan maturity date, at the option of any lender, the term loan held by such lender may be exchanged for a like principal amount of senior notes issued by the surviving corporation. The exchange notes will mature on the fifth anniversary of the maturity date of the bridge loan facility.

The exchange notes will bear interest, at the election of the holder thereof, at a rate of interest that is either (i) the same rate as the term loan on the date of the exchange or (ii) a floating rate per annum equal to the three-month LIBOR, plus a spread, plus any additional rate increases in effect on or before the maturity date of the bridge loan facility. If at any time the interest rate exceeds a specified threshold rate, the surviving corporation may capitalize the excess interest and add it to the outstanding principal amount of the exchange notes.

The exchange notes will not be redeemable by the surviving corporation until the second anniversary of the maturity date of the bridge loan facility. Thereafter, each exchange note will be redeemable at par plus accrued interest, plus a premium equal to one-half of the interest rate on such note. The premium will decline ratably on each anniversary of the maturity date for the bridge loan facility to zero on the date that is the fourth anniversary of the maturity date of the bridge loan facility.

No registration rights for the exchange notes will exist unless at least $100.0 million in aggregate principal amount of exchange notes are outstanding. If the surviving corporation is required to register the exchange notes, it must file a shelf registration statement with the Securities and Exchange Commission before the maturity date of the bridge loan facility, which will be a condition precedent to the conversion of the bridge loan facility into the term loan. If the shelf registration statement is not declared effective within 120 days after the maturity date of the bridge loan facility, the surviving corporation will be required to pay liquidated damages to the holders of exchange notes in the form of increased interest of 0.50% per annum, which liquidated damages rate will be increased by 0.50% on each 90 day anniversary of the effectiveness deadline up to a maximum liquidated damages rate of 2.00%.

The indenture for the exchange notes will include covenants and will provide for events of default similar to those customarily contained in an indenture governing publicly traded high yield debt securities.

Senior Secured Notes

In lieu of entering into the bridge loan facility, Parent and/or the surviving corporation may issue six- to eight-year senior secured notes on substantially the same terms as the bridge loan facility.

Preferred Stock Financing

Parent or Merger Sub will issue up to $50.0 million of preferred stock. Each share of preferred stock will be senior in right of payment to all common stock and other equity securities of Parent or Merger Sub, will have a liquidation preference of $1,000 per share plus accumulated dividends not paid in cash, and will mature on the seventh anniversary of the closing date of the merger. Holders of the preferred stock will be entitled to receive yearly dividends thereon at a specified percentage of the liquidation preference (which dividends may be paid, in whole or in part, with additional shares of preferred stock). All dividends will be cumulative on a daily basis from the date of issuance and will be payable quarterly (or compound, as the case may be) in arrears.

After the second anniversary of the closing of the merger, Parent or Merger Sub may redeem some or all of the shares of preferred stock at any time, subject to certain restrictions, at the following percentages of the liquidation preference:

At any time during	Percentage
Year 3	103.0%
Year 4	102.0%
Year 5	101.0%
Year 6 and thereafter	100.0%

If Parent or Merger Sub experiences a change of control, it will be required to offer to purchase the preferred stock at a purchase price of 101% of the liquidation preference.

The holders of preferred stock will not have any voting rights.

The preferred stock will contain covenants (other than financial maintenance covenants) customary for transactions of this type and others deemed appropriate by Jefferies, in its reasonable discretion, for this transaction in particular.

Estimated Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person in connection with the merger. Under certain circumstances described under “The Merger Agreement—Termination Fees and Expenses—Payable by Us” we will be obligated to reimburse Parent for reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses), up to $7.5 million in the aggregate, incurred by Parent, Merger Sub or their respective affiliates in connection with the transactions contemplated by the merger agreement.

The following is an estimate of our fees and expenses to be incurred in connection with the merger:

Expense	Amount
Legal	$
Financial Advisors	$
Accounting	$
Printing and Mailing	$
Securities and Exchange Commission Filing Fees	$
Paying Agent	$
Proxy Solicitation and Information Agent	$
Miscellaneous	$

Total

Regulatory Approvals

The following discussion summarizes the material regulatory requirements that we believe relate to the merger, although we may determine that additional consents from or notifications to governmental agencies are necessary or appropriate.

In the merger agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the merger, subject to certain exceptions and limitations.

The failure to obtain the approvals required as a result of the merger, comply with the procedural requirements prescribed by any applicable gaming regulatory authority, or of us or Parent to qualify or make disclosures or applications as required under the laws and regulations of any applicable gaming regulatory authority may result in the loss of license or denial of application for licensure in any such applicable jurisdiction.

Nevada Gaming Regulation. As a result of our ownership and operation of the Golden Nugget Hotel & Casino, Las Vegas, Nevada and the Golden Nugget Hotel & Casino, Laughlin, Nevada, we are, and upon consummation of the merger, will be, subject to the jurisdiction of the Nevada gaming authorities. The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission (collectively the “Nevada Act”), and various local ordinances and regulations. Our respective gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”), and the local gaming authorities of the cities of Las Vegas and Laughlin, Nevada (collectively, the “Nevada Gaming Authorities”).

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

•

the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record-keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	the prevention of cheating and fraudulent practices; and

•	the establishment of a source of state and local revenues through taxation and licensing fees.

The Nevada Act provides that the acquisition of control of a registered publicly traded corporation such as ours must have the prior approval of the Nevada Commission. However, in this instance, Mr. Fertitta, the sole stockholder of Parent, has already been found suitable as our controlling stockholder. Accordingly, no prior approval of the merger by the Nevada Gaming Authorities is required. Following the closing of the merger transaction, Parent will be required to file an application for registration as a holding company and a finding of suitability as our sole stockholder, and Mr. Fertitta will be required to file an application for a finding of suitability as the sole stockholder of Parent. Certain officers and directors of Parent may also be required to file applications for relevant approvals and to obtain such approvals. The Nevada Board reviews and investigates applications and makes recommendations on those applications to the Nevada Commission for final action. Parent, Mr. Fertitta and, if required, officers and directors of Parent will file applications with the Nevada Board for the approvals referred to above, and will also file related applications with all appropriate local jurisdictions after the merger transaction has closed.

We are currently registered by the Nevada Commission and have been found suitable to own gaming subsidiaries that have licensed gaming facilities in Nevada. We, together with our operating gaming subsidiaries, currently hold all gaming licenses and approvals necessary to our continued operation. The merger will not result in our having to re-register with the Nevada Commission or any of the local jurisdictions. However, if we do not consummate the merger and instead consummate a Superior Proposal, the party making the Superior Proposal would be required to register with the Nevada Commission and file applications with the appropriate local jurisdictions. This approval process can take in excess of a year to complete.

Liquor Licenses. The restaurant industry is subject to extensive state and local government regulation relating to the sale of alcoholic beverages. Alcoholic beverage control regulations require each of our restaurants to apply for and obtain from state authorities a license to sell alcohol on the premises. We currently have all of the liquor licenses required to operate our business and these licenses will not be terminated as a result of the merger. However, if we do not consummate the merger and instead consummate a Superior Proposal, the party making the Superior Proposal would be required to obtain new liquor licenses in many of the states in which we operate to the extent it does not already have such licenses.

United States Antitrust Considerations. Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, the merger cannot be consummated until we and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. We and Parent expect to file notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice on or before August 4, 2008. We expect the waiting period to terminate on or before [•], 2008. At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial amounts of our assets or substantial amounts of Parent’s assets. At any time before or after the consummation of the merger, and notwithstanding the early termination of the waiting period under such Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial amounts of our assets or substantial amounts of Parent’s assets. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, we, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believe that the merger can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to our assets and liabilities based on their relative fair values following Statement of Financial Accounting Standards No. 141, Business Combinations.

Provisions for Unaffiliated Security Holders

No provision has been made to grant our stockholders, other than Mr. Fertitta, access to our corporate files, any other party to the merger agreement or Mr. Fertitta, or to obtain counsel or appraisal services at our expense or the expense of any other such party.

Appraisal Rights of Stockholders

Our stockholders have the right under Delaware law to dissent from the approval of the merger agreement and the merger to exercise appraisal rights and to receive payment in cash of the judicially determined fair value for their shares, plus interest, if any, on the amount determined to be the fair value, in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than, or equal to, the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the approval of the merger agreement and the merger and must follow the specific procedures provided under Delaware law for perfecting appraisal rights. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this proxy statement, and a copy of Section 262 of the DGCL, which grants appraisal rights and governs such procedures, is attached as Annex C to this proxy statement. See “Appraisal Rights” beginning on page 94.

Projected Financial Information

Our senior management does not as a matter of course make public projections as to future performance or earnings beyond the current year and is especially reluctant to make projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, non-public prospective financial information for the four years ending December 31, 2011 was prepared by our senior management and made available to Parent, as well as to the board of directors, the special committee and Cowen, the special committee’s financial advisor, in connection with their respective considerations of the merger.

We have included the material projections in this proxy statement to give our stockholders access to certain nonpublic information considered by Parent, the special committee, Cowen and the board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Parent, Merger Sub, Mr. Fertitta, the special committee or our board of directors, Cowen or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

We have advised the recipients of the projections that our internal financial forecasts upon which the projections were based are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The projections also reflect estimates and assumptions related to our business that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist Parent, the special committee and Cowen with their respective due diligence investigations of us and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the Securities and Exchange Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of our management, and none of Parent, Merger Sub, the board of directors, the special committee or Cowen was involved in the preparation of the projected financial information or has any responsibility for the projected financial information. Grant Thornton LLP, our independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to the projected financial information and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of our operations, including the factors described under “Cautionary Statement Regarding Forward-Looking Information,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Readers of this proxy statement are cautioned not to place undue reliance on any of the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The projected financial information has been prepared on a basis consistent with the accounting principles used in the historical financial statements. For the foregoing reasons, as well as the basis and assumptions on which the financial projections were compiled, the inclusion of the material projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be incorrect.

We prepared our initial financial projections, as set forth below, on March 26, 2008.

Landry’s Restaurants, Inc.

Summary Financial Projections (amounts in thousands)

	2008	2009	2010	2011
EBITDA (1)	$187,688	$202,207	$220,981	$239,331
Capital expenditures	125,571	121,394	66,680	34,000
Operating income, continuing operations	111,634	124,080	133,627	148,485

(1)	EBITDA consists of net income from continuing operations plus income tax provision, depreciation and amortization, interest expense, non-cash expenses, results of discontinued operations and other non-recurring costs.

Summary Financial Projections

We made a number of key assumptions in preparing the projections, including the opening of:

•	a T-Rex restaurant in 2008 with a projected construction cost of $28.0 million;

•	one restaurant unit in December 2008 with a projected construction cost of $3.0 million;

•	three restaurant units in 2009 and beyond with a projected construction cost of $3.0 million per unit; and

•	a hotel tower at Golden Nugget Hotel & Casino Las Vegas in 2010 with a construction cost of approximately $160.0 million.

Material United States Federal Income Tax Consequences

The following summarizes the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of shares of our common stock who exchange such shares for the cash consideration pursuant to the merger. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing regulations promulgated thereunder, and published rulings and court decisions, all as in effect and existing on the date of this proxy statement and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Unless otherwise specifically noted, this summary applies only to U.S. Holders (as defined below) that hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

This summary addresses only the material U.S. federal income tax consequences, and not all tax consequences, of the merger that may be relevant to U.S. Holders of shares of our common stock. It also does not address any of the tax consequences of the merger to holders of shares of our common stock that are Non-U.S. Holders (as defined below) or to holders that may be subject to special treatment under U.S. federal income tax law, such as, for example, financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, persons who hold shares of our common stock as part of a straddle, hedge, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar, traders in securities who elect to use the mark-to-market method of accounting, persons who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, this summary does not address the U.S. federal estate, gift or alternative minimum tax consequences of the merger, or any state, local or non-U.S. tax consequences of the merger, or the U.S. federal income tax consequences to any person that will own actually or constructively shares of our capital stock following the merger. For example, this summary does not address the U.S. federal income tax consequences of the merger to Mr. Fertitta or persons related to Mr. Fertitta under applicable constructive ownership rules.

Each holder of shares of our common stock should consult his, her or its tax advisor regarding the tax consequences of the merger in light of such holder’s particular situation, including any tax consequences that may arise under the laws of any state, local or non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

A “U.S. Holder” means a beneficial owner of shares of our common stock that, for United States federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership or limited liability company holds shares of our common stock, the tax treatment of each of its partners or members generally will depend upon the status of such partner or member and the activities of the partnership or limited liability company. A partner of a partnership or member of a limited liability company holding shares of our common stock should consult its own tax advisors regarding the U.S. federal income tax consequences of the merger.

A “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is not a U.S. Holder. We urge holders of shares of our common stock that are Non-U.S. Holders to consult their own tax advisors regarding the U.S. tax consequences of the merger.

Disposition of Shares of our Common Stock

The exchange of shares of our common stock for the cash consideration pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives the cash consideration in exchange for shares of our common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of our common stock sold. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). The gain or loss will generally be capital gain or loss, and will generally be long-term capital gain or loss if, on the date of the merger, the shares of our common stock exchanged pursuant to the merger were held for more than one year. In the case of U.S. Holders who are individuals, long-term capital gain is currently eligible for reduced rates of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting

Payment of the cash consideration to a U.S. Holder with respect to the exchange of shares of our common stock pursuant to the merger may be subject to information reporting and U.S. backup withholding tax at the applicable rate (currently 28%), unless the U.S. Holder properly certifies its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. Each beneficial owner of shares of our common stock that is a U.S. Holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the disbursing agent in order to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Any amounts so withheld may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, if any, provided that the required information is properly and timely furnished to the IRS.

Litigation Related to the Merger

Following Mr. Fertitta’s initial proposal on January 27, 2008 to acquire all of our outstanding stock, five putative class action law suits were filed in state district courts in Harris County, Texas. On March 26, 2008, the five actions were consolidated for all purposes. The consolidated action is proceeding under Case No. 2008-05211; Dennis Rice, on behalf of himself and all others similarly situated v. Landry’s Restaurants, Inc. et al.; in the 157th Judicial District of Harris County, Texas (“Rice”). We are named as a defendant in Rice as are members of our board of directors. Plaintiffs allege that we and/or the members of our board of directors have breached or will breach fiduciary duties to our stockholders with regard to the presentation or consideration of

Mr. Fertitta’s proposal to acquire all of our outstanding common stock. Plaintiffs also seek to enjoin in some form the consideration or acceptance of Mr. Fertitta’s proposal. The amount of damages initially sought is not indicated by any plaintiff.

James F. Stuart, individually and on behalf of all others similarly situated v. Landry’s Restaurants, Inc. et al., was filed on June 26, 2008 in the Court of Chancery of the State of Delaware (“Stuart”). We are named as a defendant along with our directors, Parent and Merger Sub. Stuart is a putative class action in which plaintiff alleges that the merger agreement unduly hinders obtaining the highest value for shares of our stock. Plaintiff also alleges that the merger is unfair. Plaintiff seeks to enjoin or rescind the merger, an accounting and damages along with costs and fees.

David Barfield v. Landry’s Restaurants, Inc. et al., was filed on June 27, 2008 in the Court of Chancery of the State of Delaware (“Barfield”). We are named in this case along with our directors, Parent and Merger Sub. Barfield is a putative class action in which plaintiff alleges that our directors aided and abetted Parent and Merger Sub, and have breached their fiduciary duties by failing to engage in a fair and reliable sales process leading up to the merger agreement. Plaintiff seeks to enjoin or rescind the transaction, an accounting and damages along with costs and fees.

We believe that these actions are without merit and intend to contest the above matters vigorously.

IMPORTANT INFORMATION REGARDING THE PARTIES TO THE TRANSACTION

Fertitta Holdings, Inc.

Fertitta Holdings, Inc. is a Delaware corporation. The business address of Fertitta Holdings, Inc. is: c/o Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas, 77027, telephone: (713) 850-1010. Fertitta Holdings, Inc. was formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including arranging the related financing transactions. Fertitta Holdings, Inc. has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The material occupations, positions, offices or employment during the past five years of Mr. Fertitta, the sole director, executive officer and the sole stockholder of Fertitta Holdings, Inc., are set forth below.

Tilman J. Fertitta. Refer to “—Tilman J. Fertitta”, below.

Fertitta Acquisition Co.

Fertitta Acquisition Co. is a Delaware corporation and a wholly-owned subsidiary of Fertitta Holdings, Inc. The business address of Fertitta Acquisition Co. is: c/o Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027, telephone: (713) 850-1010. Fertitta Acquisition Co. was formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including arranging the related financing transactions. Fertitta Acquisition Co. has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The material occupations, positions, offices or employment during the past five years of Mr. Fertitta, the sole director and executive officer of Fertitta Acquisition Co., are set forth below

Tilman J. Fertitta. Refer to “—Tilman J. Fertitta”, below.

Tilman J. Fertitta

The business address for Tilman J. Fertitta is c/o Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas, 77027, telephone: (713) 850-1010.

Mr. Fertitta has served as our President and Chief Executive Officer since 1987. In 1988, he became the controlling stockholder and assumed full responsibility for all of our operations. Prior to serving as our President and Chief Executive Officer, he devoted his full time to the control and operation of a hospitality and development company. Mr. Fertitta serves on numerous boards and charitable organizations.

During the past five years, neither Fertitta Holdings, Inc., Fertitta Acquisition Co., nor Mr. Fertitta have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Mr. Fertitta is a United States citizen.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held at [•] Houston time, on [•], 2008, at [•], Houston, Texas. We are sending this proxy statement to you in connection with the solicitation of proxies by the board for use at the special meeting and any adjournments or postponements of the special meeting.

Purpose

At the special meeting, stockholders will be asked to:

•

consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 16, 2008, among us, Parent, Merger Sub and, for certain limited purposes, Mr. Fertitta, as it may be amended from time to time, and approve the merger of Merger Sub with and into us, as a result of which (a) we will be the surviving corporation in the merger and will be owned by Parent and (b) each share of our common stock (other than shares of our common stock owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, shares owned by stockholders who properly exercise dissenters’ rights of appraisal under Delaware law or shares of our common stock held in treasury by us) will be cancelled and converted into the right to receive $21.00 in cash, without interest;

•

approve any motion to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our Board Recommendation

The board of directors (with Mr. Fertitta taking no part in the vote) has determined that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders and has unanimously approved the merger agreement and the merger. The board of directors (with Mr. Fertitta taking no part in the recommendation) recommends that you vote FOR approval of the merger agreement and the merger and FOR the adjournment proposal.

Record Date, Outstanding Shares and Voting Rights

Only holders of record at the close of business on the record date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. On the record date, there were [•] shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters presented at the special meeting. Votes may be cast at the special meeting in person or by proxy.

Vote Required

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power of our common stock outstanding on the record date will constitute a quorum for the special meeting. The approval of the merger agreement and the merger require the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires the affirmative vote of the holders of the majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting (even if less than a quorum). In order to vote, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign and return all the proxy cards you have received to ensure that all your shares are voted. If you hold your shares as a stockholder of record, you may vote by telephone or by the Internet by following the instructions set forth on the enclosed proxy card.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote FOR approval of the merger agreement and the merger and FOR the adjournment proposal. Under Delaware law, shares as to which a broker abstains or withholds from voting will have the same legal effect as a vote against a proposal. If you fail to vote on the merger agreement and the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger.

If your shares are held in the name of a broker, bank or nominee, often referred to as held in “street name,” only your broker, bank or nominee can execute a proxy and vote your shares and only after receiving your specific instructions on proposals as to which it does not have discretionary authority. Please sign, date and promptly mail the proxy card (in the envelope provided to your broker, bank or nominee (or its agent)). Remember, your shares cannot be voted unless you return a signed and executed proxy card (or voting instruction form) to your broker, bank or nominee on proposals as to which it does not have discretionary authority. Pursuant to New York Stock Exchange rules, brokers will not have discretionary authority over any of the proposals to be presented at the special meeting. If your shares are held in the name of your broker, bank or other nominee, please contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or electronically.

As of the record date, our directors and executive officers (excluding Mr. Fertitta) beneficially owned approximately 1% of the outstanding shares, excluding options to purchase our common stock. We believe our directors and executive officers intend to vote all of their shares of our outstanding common stock FOR the approval of the merger agreement and the merger and FOR the adjournment proposal. Moreover, Mr. Fertitta, who owns approximately 35% of our outstanding shares of common stock, excluding shares of common stock issuable upon his exercise of stock options, has agreed to vote all of his outstanding shares of our common stock beneficially owned by him in favor of the merger, subject to specified exceptions. As a result, only a minority of our unaffiliated stockholders need to vote FOR the merger agreement and the merger FOR the proposal to be approved.

Voting of Proxies

Shares of our common stock represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the board of directors will be voted at the special meeting in accordance with specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted FOR approval of the merger agreement and the merger and FOR the adjournment proposal.

The board of directors does not know of any matters other than those described in the notice of the special meeting that are expected to come before the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment unless authority is specifically withheld.

Revocation of Proxies

Any holder of shares of our common stock giving a proxy with respect to such shares may revoke it at any time prior to its exercise at the special meeting by sending us a written notice of such revocation or completing and submitting a new proxy card bearing a later date to our Secretary at our executive offices, or attending the special meeting and voting in person. You may also submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card so long as you do so before the deadline of 11:59 p.m., Houston time, on [•], 2008. Attendance at the special meeting will not, by itself, constitute revocation of a proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Solicitation of Proxies and Expenses

In connection with the special meeting, proxies are being solicited by us, and on our behalf. We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not receive special compensation. We have retained Innisfree to assist in the solicitation of proxies from our stockholders for the special meeting for a fee of $[•], and reimbursement of certain out-of-pocket expenses. We also have agreed to indemnify Innisfree against certain liabilities including liabilities arising under the federal securities laws. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Adjournment of the Special Meeting

We may ask our stockholders to vote on a proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the merger. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to approve the merger agreement and the merger. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter, even if less than a quorum.

Please do not send any certificates representing shares of our common stock with your proxy card. If the merger is consummated, the procedure for the exchange of certificates representing shares of our common stock will be as described in this proxy statement. See “The Merger Agreement—Payment for the Shares of Our Common Stock.”

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the Securities and Exchange Commission, as described in the section entitled “Where You Can Find More Information.”

The Merger

At the effective time of the merger, Merger Sub will merge with and into us upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, we will continue to exist following the merger. Upon consummation of the merger, our certificate of incorporation, as in effect immediately prior to the merger, will be amended in the form of Exhibit A to the merger agreement and will become the certificate of incorporation of the surviving corporation. The bylaws of Merger Sub, as in effect immediately prior to the merger, will be the bylaws of the surviving corporation immediately after the merger. Upon consummation of the merger, the directors of Merger Sub will continue to serve as the directors of the surviving corporation and our officers will be the existing officers of the surviving corporation (including Steven L. Scheinthal, a member of our board of directors and one of our executive officers). All surviving corporation officers and directors will hold their positions in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

We or Parent may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the approval by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described under “—Termination of the Merger Agreement.”

Closing; Effective Time

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the second business day after the satisfaction or valid waiver of the conditions described under “—Conditions to the Merger.”

The merger will be effective in accordance with applicable law after the time the certificate of merger is filed with the Secretary of State of the State of Delaware or such other date and time as may be agreed upon by Merger Sub and us in writing and specified in the certificate of merger. We expect to consummate the merger as promptly as practicable after we obtain the necessary regulatory approvals and our stockholders approve the merger agreement and the merger.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, shares owned by stockholders who properly exercise dissenter’s rights of appraisal under Delaware law and shares of our common stock held in treasury by us) will be cancelled and converted into the right to receive $21.00 in cash, without interest.

Parent, the surviving corporation and the paying agent designated by Parent will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under any applicable tax law, and any amounts so withheld shall be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

After the merger is effective, each holder of shares of our common stock will cease to have any rights with respect to the shares, except for the right to receive the merger consideration or to receive payment of the appraised value of the shares if the holder has properly exercised appraisal rights under Section 262 of the DGCL.

Treatment of Options and Restricted Stock

Prior to the effective time of the merger, we will terminate our 1993 Stock Option Plan, Non-Qualified Formula Stock Option Plan for Non-Employee Directors, 2002 Employee/Rainforest Conversion Plan, 1995 Flexible Incentive Plan, 2003 Equity Incentive Plan and any stock options granted outside of a formal plan, in each case as amended through the date of the merger agreement. If the merger is consummated, all outstanding options to purchase shares of our common stock not exercised prior to the merger will fully vest, to the extent not already vested. All options having an option exercise price of less than $21.00 shall be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock subject to the options multiplied by the amount by which $21.00 exceeds the option exercise price, without interest, except that all options owned by Mr. Fertitta that remain unexercised at the effective time of the merger will be cancelled and he will not receive any cash or consideration for his unexercised options. All options having an exercise price equal to or greater than $21.00 will be cancelled without payment of any consideration therefor. In addition, each unvested share of restricted stock will vest, be cancelled and converted into the right to receive $21.00 in cash without interest.

Payment for the Shares of Our Common Stock

Prior to the effective time of the merger, Parent will designate a paying agent who is reasonably satisfactory to us to make payment of the merger consideration as described above. Immediately prior to the effective time, Parent will deposit (or cause to be deposited) with the paying agent funds sufficient to pay (i) the merger consideration in respect of all outstanding shares of our common stock immediately prior to the effective time of the merger (other than shares owned by Parent or Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, shares owned by stockholders who properly exercise dissenter’s rights of appraisal under Delaware law and shares of our common stock held in treasury by us) and (ii) if instructed by us, the payments to be made to option holders (other than Mr. Fertitta).

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further registrations of transfers of shares of common stock on our records.

Promptly after the effective time of the merger, Parent will cause the paying agent to send each record holder of shares of our common stock a letter of transmittal and instructions advising you how to surrender your stock certificates in exchange for the merger consideration. The paying agent will send you your merger consideration and any declared and unpaid dividends after you have (i) surrendered your stock certificates to the paying agent and (ii) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within 6 months following the effective time of the merger, such cash will be returned to Parent upon demand. Any former stockholder of ours who has not complied with the terms set forth in the merger agreement relating to payment of the merger consideration prior to the end of the applicable period shall thereafter look only to the surviving corporation for payment of his, her or its claim for the merger consideration, without any interest thereon. Any amounts remaining unclaimed for more than two years after the effective time of the merger (or immediately prior to when such amounts would escheat to or become the property of any government entity) will, to the extent permitted by law, become the surviving corporation’s property free and clear of any prior claims or interest thereto.

If payment is to be made to a person other than the registered owner of the shares of our common stock, it is a condition to such payment that the stock certificate or book-entry share is properly endorsed or in otherwise proper form for transfer and the person requesting such payment must pay to the paying agent any applicable stock transfer tax or establish that such stock transfer taxes have been paid or are not payable.

No dividends or other distributions with respect to our capital stock with a record date after the effective time of the merger will be paid to the holder of any unsurrendered stock certificate or book-entry share.

Except as described in the aforementioned provisions, from and after the effective time of the merger, the holders of the shares of our common stock outstanding immediately prior to the consummation of the merger will cease to have any rights with respect to such shares of common stock, other than the right to receive merger consideration, as provided in the merger agreement or appraisal rights.

In the event that you have lost your stock certificate, or if it has been stolen or destroyed, you must make an affidavit of that fact and post any bond in such reasonable amount as we may direct as indemnity against any claim that may be made against us with respect to such certificate, in order for the paying agent to pay the merger consideration.

We, Parent or the paying agent will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under any applicable tax law, and any amounts so withheld shall be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect (as defined below) different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, we, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate existence and power;

•	authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings, consents and approvals of governmental entities;

•	gaming approvals;

•	the absence of conflicts with or defaults under, and consents or approvals required under, organizational documents, applicable laws and contracts;

•	the accuracy of the information supplied for inclusion in this proxy statement and the Schedule 13E-3 being filed concurrently herewith; and

•	litigation.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	commitment of the funds necessary to perform their obligations under the merger agreement;

•	no contracts with management, other than the equity commitment letter with Mr. Fertitta;

•	the operations of Merger Sub;

•	required consents and approvals of Parent as the sole equity owner of Merger Sub;

•

their acknowledgement that we make no inaccurate representations and warranties in the merger agreement and that we make no other representations and warranties as to any matter, except as expressly set forth in the merger agreement;

•	the solvency of Parent and the surviving corporation immediately following the merger; and

•	no payment of brokers’ fees except to Jefferies and WFF.

We also made representations and warranties relating to:

•	capital structure;

•	governmental permits;

•	compliance with applicable laws, including gaming laws;

•	forms and financial statements filed with the Securities and Exchange Commission;

•	undisclosed liabilities;

•

absence of changes or events since January 1, 2008, which (i) has had or would reasonably be expected to have a Material Adverse Effect on us or (ii) would require Parent’s consent if it had occurred after the date of the merger agreement;

•	employee benefits plans;

•	labor matters;

•	real property;

•	material contracts;

•	intellectual property;

•	taxes;

•	environmental matters;

•	no payment of brokers’ fees except to Cowen;

•	the stockholder vote that is required to consummate the merger; and

•	applicable takeover laws.

Many of our representations and warranties are qualified by a “Material Adverse Effect” standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean any event, development, change or circumstance (any such item, an “Effect”) that, either individually or in the aggregate, has caused or would reasonably be expected to cause a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), properties, solvency, business, management or material agreements of us and our subsidiaries taken as a whole, except in each case for any Effect resulting from, arising out of or relating to any of the following, either alone or in combination:

•	any change in or interpretations of GAAP or any applicable law, including gaming laws and liquor laws;

•

any change in interest rates or general economic conditions (i) in the industries or markets in which we or our subsidiaries operate, (ii) affecting the United States or foreign economies in general or (iii) in the United States or foreign financial, banking or securities markets, in each case which changes do not affect us and our subsidiaries to a materially disproportionate degree;

•	any natural disaster or act of God;

•	any act of terrorism or outbreak or escalation of hostilities or armed conflict;

•

the public announcement or pendency of the merger agreement or the consummation of the merger, including (i) the identity of the acquiror, (ii) any delays or cancellations of orders, contracts or payments for our products or services, (iii) any loss of customers or suppliers or changes in such relationships or (iv) any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities;

•	any stockholder or derivative litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement or the merger;

•

changes in the share price or trading volume of our common stock or our failure to meet our projections or the issuance of revised projections that are more pessimistic than those in existence as of the date of the merger agreement;

•	any increase in the cost or availability of financing to Parent or Merger Sub;

•	the taking of any action expressly provided by the merger agreement or consented to by Parent or Merger Sub; or

•

any action or omission by us or any of our subsidiaries taken at the direction of Mr. Fertitta outside the ordinary course of business and not approved by the special committee, if then in existence, or otherwise by the disinterested directors.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the earlier of the consummation of the merger and termination of the merger agreement, except to the extent permitted by the merger agreement or consented to in writing by Parent, or as required by applicable law, we will:

•	conduct, and cause our subsidiaries to conduct, our respective businesses in the ordinary course of business; and

•

use, and cause each of our subsidiaries to use, commercially reasonable efforts to preserve substantially intact our business organization and the business organization of each of our subsidiaries, to keep available the services of our current officers, employees and consultants of us and each of our subsidiaries, and to preserve, in all material respects, relationships that we and each of our subsidiaries have with customers, licensees, suppliers and other persons with which we and each of our subsidiaries have business relations.

We have also agreed that, until the earlier of the consummation of the merger and termination of the merger agreement, except as expressly permitted by the merger agreement or consented to in writing by Parent, or as required by law, we will not and will not permit our subsidiaries to, directly or indirectly:

•

make, revoke or change any material tax election, change in any material respect any method of tax accounting, settle, compromise or incur any material liability for taxes, fail to timely file any tax return that is due, file any amended tax return or material claim for refund, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment, in each case except as required by United States generally accepted accounting principles or applicable law;

•	make any material change in the accounting principles used by us unless required by a change in United States generally accepted accounting principles, applicable law or any governmental authority;

•

incur or guarantee indebtedness for borrowed money or commit to borrow money, except for short-term borrowings incurred in the ordinary course of business under our existing credit facility or other indebtedness not in excess of $1.0 million in the aggregate;

•

make any capital expenditure in excess of $1.0 million in the aggregate, except for capital expenditures approved prior to the date of the merger agreement as part of our capital expenditures budget for the year ending December 31, 2008;

•

sell, lease, license, dispose or effect an encumbrance (by merger, consolidation, sale of stock or assets or otherwise) of any material assets other than in the ordinary course of business, except as permitted by the solicitation provisions of the merger agreement;

•

make any material change in any compensation arrangement or contract with any present or former employee, officer, director, consultant, stockholder or other service providers we or any of our subsidiaries engage, or establish, terminate or materially amend any employee benefit plan or increase benefits (including acceleration of benefits under such plans other than our stock award plans) under any such plan, or grant any stock swards or other awards under any of our stock award plans, in each case other than (i) as required pursuant to the terms of any such plan as in effect on the date of the merger agreement or (ii) as required by law;

•

declare, set aside or pay any dividend or make any other distribution with respect to our common stock or the common stock of any of our subsidiaries, or otherwise make any payments to stockholders in their capacity as such;

•	effect a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act;

•

issue, deliver, sell, pledge, transfer, convey, dispose or permit the imposition of an encumbrance on any (i) equity interest, or any options, warrants, securities exercisable, exchangeable or convertible into any equity interest, (ii) stock appreciation rights, stock awards, restricted stock, restricted stock awards, performance units, phantom stock, profit participation or similar rights with respect to us or any of our subsidiaries or (iii) bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote or other common stock in us or any of our subsidiaries) with our stockholders or any of our subsidiaries on any matter other than the issuance of common stock upon the exercise of options outstanding as of the date of the merger agreement;

•	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of our outstanding common stock;

•	split, combine, subdivide or reclassify any of our common stock;

•	enter into any material contract providing for the sale or license of intellectual property;

•

license, lease, acquire, sublease, grant any encumbrance affecting and/or transfer any material interest in any real property other than leases entered into in the ordinary course of business, or enter into any amendment, extension or termination of any leasehold interest in any real property other than in the ordinary course of business;

•	make any acquisition of, capital contributions to, or investment in, assets or stock of any person (whether by way of merger, consolidation, tender offer, share exchange or other activity);

•	merge or consolidate with any person, except as otherwise expressly permitted by the solicitation provisions of the merger agreement;

•	enter into, terminate or materially amend certain material contracts;

•	enter into or materially modify any commitment with any person with respect to potential gaming activities in any jurisdiction;

•	change any policy regarding the issuance of credit instruments at any of our gaming operations, except in the ordinary course of business and consistent with applicable gaming laws;

•

offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would be reasonably expected to compete with or impede the financing for the merger or cause the breach of any provisions of the equity and debt commitment letters or cause any condition set forth in the equity and debt commitment letters not to be satisfied;

•	waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

•	satisfy, discharge, waive or settle any material liabilities, other than in the ordinary course of business;

•	amend our or any of our subsidiaries’ organizational or governing documents; or

•	enter into any contract to do any of the above-listed actions.

In no event shall any action taken or omitted to be taken by any of our executive officers at the direction of Mr. Fertitta that would otherwise constitute a breach of any of the above provisions be deemed to constitute such a breach.

Agreement to Take Further Action and to Use Reasonable Best Efforts; Consents and Governmental Approvals

General; HSR Act

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable to consummate the merger, including:

•

prepare and file as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities (including gaming authorities) or other persons, including under any applicable liquor laws, provided that in no event will we or any of our subsidiaries be required to pay, prior to the effective time of the merger, any fee, penalty or other amount to obtain any consent, approval or waiver required for the consummation of the merger under any contract other than de minimis amounts or amounts that are advanced or reimbursed by Parent;

•

make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, with respect to the merger as soon as reasonably practicable after the date of the merger agreement, provided that the parties will not be required to make such filing until August 4, 2008, unless we so elect and notify Parent in writing at least 10 days prior to filing;

•

take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act;

•	request and use respective commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act;

•	supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act;

•	notify each other promptly upon receipt of (i) any comments from any officials of the Federal Trade Commission or the Department of Justice in connection with any filing made pursuant hereto and

(ii) any request by any officials of the Federal Trade Commission or the Department of Justice for amendments or supplements to any filing made pursuant to, or information provided to comply with, the requirements of the HSR Act;

•

consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties’ counsel in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with any action or proceeding under or relating to the HSR Act, as amended; and

•

in the event that any action or proceeding is instituted, or threatened, by a governmental authority or private party challenging the merger, we agreed to cooperate in all respects with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger.

Gaming Approvals

Parent and Merger Sub also agreed to use commercially reasonable efforts to:

•

obtain as promptly as practicable after the date of the merger agreement all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any gaming authority required to permit the parties to the merger agreement to consummate the merger;

•	avoid any action or proceeding by any gaming authority challenging the consummation of the merger;

•

make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions, with respect to the merger agreement and the merger, as required to permit the parties to the merger agreement to consummate the merger under applicable gaming laws;

•	schedule and attend any hearings or meetings with gaming authorities to obtain the necessary gaming approvals as promptly as possible; and

•	comply with the terms and conditions of any and all of the foregoing necessary to obtain the gaming approvals.

Notwithstanding the foregoing, none of us, Parent, Merger Sub, nor Mr. Fertitta, or our or their respective affiliates will be required to: (i) restructure or commit to restructure Parent’s or the surviving corporation’s capital structure; (ii) replace or issue non-voting equity to one or more licensed persons who are preventing or materially delaying the receipt of required gaming approvals; (iii) agree to divest assets or operations; (iv) upon the consummation of the merger, place in trust assets or operations in those gaming jurisdictions that permit such action or agree to permit assets or operations to operate without interference from Parent, pending obtaining control upon subsequent regulatory approval; (v) accept operating restrictions on us other than to the extent substantially similar to operating restrictions on us that are currently in effect; or (vi) take any action similar to any of the foregoing.

Parent and its representatives and affiliates agreed to:

•

file or cause to be filed no later than July 31, 2008 all required initial applications and documents in respect of officers and directors and affiliates in connection with obtaining the necessary gaming approvals;

•	file or caused to be filed as promptly as practicable all other required applications and documents in connection with obtaining the necessary gaming approvals;

•	request (or cause to be requested) an accelerated review from the necessary gaming authorities in connection with such filings;

•	act diligently and promptly to pursue the necessary gaming approvals;

•	cooperate with us in connection with making all previously mentioned gaming filings; and

•

keep the special committee reasonably informed of the status of Parent’s applications for gaming approvals and related activities, including promptly advising the special committee upon receiving any communication from any gaming authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any gaming approval required from such gaming authority will be delayed materially.

Access to Information

During the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, we have agreed to, and have agreed to cause our subsidiaries to:

•

provide Parent and Merger Sub and their representatives reasonable access at all reasonable times to our and our subsidiaries’ officers, employees, properties, offices and other facilities, books and records; and

•	furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub may reasonably request.

Takeover Statutes

We have represented and warranted to Parent and Merger Sub that:

•

No “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover or similar statute or regulation is applicable to the merger or any of the other transactions contemplated by the merger agreement.

•

The approval by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement constitutes approval thereof for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery, performance and consummation of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement.

Financing

Our Cooperation

We have agreed to, and have agreed to cause our subsidiaries to (and to use our best efforts to cause our and their respective representatives to) provide to Parent all cooperation as may be reasonably requested by Parent in connection with Parent’s financing, including:

•

reasonable participation in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies with respect to the definitive financing arrangements for the debt financing or any alternative financing;

•

assistance with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements (including those required by the Securities and Exchange Commission) and similar documents required in connection with the debt financing or any alternative financing;

•

execution and delivery of any pledge and security documents and other similar documents, other definitive financing documents, and other certificates and documents to be executed and delivered by us or any of our subsidiaries as may be reasonably requested by Parent (including a certificate of the chief financial officer of us or any of our subsidiaries with respect to solvency matters) and otherwise facilitate the pledging of collateral, in each case so long as not effective until on or after the effective time of the merger;

•

furnishing Parent and its debt financing or alternative financing sources with readily-available historical financial and other pertinent information regarding us as may be reasonably requested by Parent, including all historical financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933 and of the type and form customarily included in private placements under Rule 144A under the Securities Act, to consummate the debt financing or any alternative financing transaction executed in connection with the merger;

•

using best efforts to assist Parent in obtaining accountants’ comfort letters, legal opinions, surveys and title insurance as may be reasonably requested by Parent or the lenders under the debt financing commitments or any alternative financing commitment;

•

permit the prospective lenders involved in the debt financing or any alternative financing to evaluate our current assets and cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements;

•

so long as not effective until on or after the effective time of the merger, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with any such collateral arrangements; and

•

taking all corporate actions, subject to the occurrence of the effective time of the merger, reasonably requested by Parent to permit the consummation of the debt financing or any alternative financing and to permit the proceeds thereof to be made available to the surviving corporation immediately after the effective time of the merger.

We have also agreed to cause our officers to deliver such customary management representation letters as any audit firm may request in connection with any comfort letters or similar documents required in connection with the debt financing or any alternative financing. We will not be required to pay any transaction costs related to the debt financing or any alternative financing other than the transaction costs related to our cooperation in connection therewith.

Debt and Equity Financing

Parent and Merger Sub have agreed to use their best efforts to complete the financing on the terms and conditions described in the financing commitments as promptly as practicable including using their best efforts to:

•

negotiate definitive agreements with respect to the financing on the terms and conditions contained in the financing commitments or on other terms and conditions that (i) are no less favorable to Parent and Merger Sub taken as a whole, (ii) do not impose any conditions other than those set forth in the debt financing commitment letter or in the equity commitment letter or adversely change in any material respect any such debt financing condition or conditions set forth in the equity commitment letter and (iii) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the merger on or before December 31, 2008;

•	satisfy on a timely basis all conditions applicable to the financing set forth in the definitive financing agreements that are within their control; and

•

not permit any amendment or modification to be made to, or any waiver of, any material provision or remedy under the financing commitments, if such amendment, modification or waiver (i) imposes any new or additional conditions or adversely changes in any material respect any debt financing condition or condition set forth in the equity commitment letter or (ii) would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the merger on or before December 31, 2008.

In the event any portion of the financing becomes unavailable on the terms and conditions set forth in the financing commitments, Parent will notify us promptly and Parent and Merger Sub will use their respective reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms that (i) are no less favorable, taken as a whole, to Parent and Merger Sub than as contemplated by the financing commitments and (ii) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the merger on or before December 31, 2008.

Parent and Merger Sub have agreed to (and agreed to use their best efforts to cause their representatives to) comply in all material respects with the terms of the financing commitments, any alternative financing commitment, the financing agreements and any related fee and engagement letters. Parent will (i) furnish to us complete, correct and executed copies of the financing agreements promptly upon their execution and (ii) otherwise keep us reasonably informed of the status of Parent’s efforts to arrange the financing or the alternative financing, as applicable, including providing us with copies of financing agreements in substantially final form following the negotiation thereof.

Notwithstanding the merger agreement’s December 31, 2008 deadline for Parent to complete the financing, under the debt commitment letter, the Lender’s commitment to provide Parent the debt financing expires on November 15, 2008 (unless extended by the lenders).

Conditions to the Merger

Conditions to the Parties’ Obligations

We will consummate the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others:

•	approval of the merger agreement and the merger by the affirmative vote of a majority of our outstanding shares of common stock;

•

the absence of any legal restraint or prohibition that has the effect of making the merger illegal or otherwise preventing the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the termination of any applicable waiting period under the HSR Act; and

•	the receipt of any gaming approvals that are required to consummate the merger as described above under “Special Factors—Regulatory Approvals” beginning on page 63.

At any time before the effective time of the merger, our board of directors, if approved by the special committee, or the board of directors of Parent or Merger Sub, as the case may be, may (i) extend the time for the performance of any obligation or other act of any other party to the merger agreement, (ii) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto and (iii) waive compliance with any agreement or condition contained in the merger agreement. As of the date of this proxy statement, neither we, nor Parent nor Merger Sub expect that any condition will be waived.

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to consummate the merger is subject to the satisfaction or waiver by Parent of the following conditions at or prior to the effective time of the merger:

•

our representations and warranties are true and correct in all respects, except where the failure to be true and correct has not had, and would not in the aggregate reasonably be expected to have, a material adverse effect on us and our subsidiaries taken as a whole;

•	we shall have performed in all material respects all of our obligations, and shall have complied in all material respects with all of our agreements and covenants, in the merger agreement;

•	the holders of not more than 10% of our common stock outstanding immediately prior to the effective time of the merger shall have properly exercised appraisal rights under Delaware law;

•

the following conditions set forth in the debt financing commitment shall have been satisfied or waived: (i) since December 31, 2007, no “Material Adverse Effect” (as defined in the debt commitment letter) must have occurred and (ii) we must satisfy the “Financial Performance Condition” under the debt commitment letter, which requires, among other things, that our gaming division achieve no less than $58.5 million in EBITDA and that our restaurant division have pro forma consolidated adjusted EBITDA of no less than $127.5 million, in each case based on our most recent twelve-month period prior to the closing date of the merger with the restaurant EBITDA to be calculated in a manner to be agreed upon that takes into account credits such as pre-opening expenses, certain non-recurring litigation costs and private company savings; and

•

we shall have delivered to Parent a certificate, dated the date of the closing, signed by any of our executive officers or any member of the special committee, certifying our satisfaction of the conditions relating to our representations, warranties, agreements and covenants.

Conditions to Our Obligations

Our obligation to consummate the merger is subject to the satisfaction or waiver of the following further conditions at or prior to the effective time of the merger:

•

the representations and warranties of Parent and Merger Sub are true and correct in all respects, except where the failure to be true and correct would not in the aggregate reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the merger;

•

Parent and Merger Sub shall have performed in all material respects all of their respective obligations, and shall have complied in all material respects with all of their agreements and covenants, in the merger agreement;

•

Parent shall have delivered to us a certificate, dated the date of the closing, signed by any executive officer of Parent, certifying the satisfaction by Parent and Merger Sub of the conditions relating to their respective representations, warranties, agreements and covenants; and

•	Parent shall have deposited with the paying agent cash in an amount sufficient to pay the aggregate merger consideration.

Restrictions on Solicitations of Other Offers

The merger agreement provides that during the period from the date of the merger agreement through and including July 31, 2008, the go-shop period, we are permitted to:

•

initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non-public information to any person pursuant to one or more confidentiality agreements that contain terms that are customary for transactions similar to the merger; and

•

enter into and maintain, or participate in, discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposals.

After the end of the go-shop period and until the effective time of the merger, we have agreed that we, our subsidiaries and representatives will not, subject to certain exceptions discussed below, directly or indirectly:

•	initiate, solicit or encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or engage in any discussions or negotiations with respect thereto; or

•	approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement,

asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or consummate any such transaction or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the merger or resolve or agree to do any of the foregoing.

Prior to terminating the merger agreement or entering into an agreement with respect to any such Acquisition Proposal, we are required to comply with certain terms of the merger agreement described under “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Notwithstanding the foregoing, under certain circumstances, our board of directors, acting through the special committee, may, from and after the end of the go-shop period, (i) continue discussions or negotiations with any third party with respect to an Acquisition Proposal if such discussions or negotiations commenced and were ongoing prior to the end of the go-shop period and (ii) respond to a bona fide unsolicited Acquisition Proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a Superior Proposal, in each case so long as we comply with certain terms of the merger agreement described under “—Recommendation Withdrawal/ Termination in Connection with a Superior Proposal.”

In addition, after the end of the go-shop period we have agreed to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons previously conducted by us, our subsidiaries or our representatives with respect to an Acquisition Proposal and to use commercially reasonable efforts to cause the other parties to promptly return or destroy all confidential information previously provided or made available to them, except with respect to any Acquisition Proposal received prior to the end of the go-shop period which constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

Notwithstanding the aforementioned restrictions, if at any time following the end of the go-shop period and prior to the approval of the merger agreement by our stockholders, we receive a written Acquisition Proposal from a third party that our board of directors, acting through the special committee, if still in existence, believes in good faith is bona fide and determines, after consultation with its outside financial and legal advisors, constitutes or would reasonably be expected to lead to a Superior Proposal, and we have not intentionally or materially breached our covenants under the merger agreement relating to solicitations, as described under “—Restrictions on Solicitation of Other Offers”, then our board of directors or the special committee, if still in existence, may take the following actions if it determines in good faith, after consultation with its outside legal advisors, that taking such actions would be consistent with its fiduciary duties to the stockholders:

•	furnish information with respect to us to the person making such Acquisition Proposal; and

•	participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal.

In such cases, we will not, and will not allow our representatives to, disclose any material non-public information to such person without first entering into a confidentiality agreement that contains terms that are customary for transactions similar to the merger. Also, no later than the second business day following the end of the go-shop period, we will notify Parent in writing of the identity of each third party that, during the go-shop period, made an Acquisition Proposal that constitutes or would reasonably be expected to lead to a Superior Proposal and with whom discussions or negotiations regarding such Acquisition Proposal were ongoing as of the end of the go-shop period, and provide Parent a copy of each such Acquisition Proposal. Prior to obtaining the affirmative vote of a majority of our outstanding shares of common stock, we will be permitted to furnish information with respect to us and our subsidiaries to any such third party and participate in discussions or negotiations with such third party regarding such person’s Acquisition Proposal, so long as such Acquisition Proposal has not expired or been withdrawn and continues to constitute, or would reasonably be expected to lead to, a Superior Proposal. In addition, following the end of the go-shop period, we will promptly, within two business days, notify Parent in writing if we receive (i) an Acquisition Proposal from a person or group of related persons, including the material terms and conditions thereof and the identity of the person making the Acquisition Proposal, (ii) any request by any person or group of related persons for non-public information relating to us other than requests in the ordinary course of business and reasonably believed by us to be unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal by any person or group of related persons. We will keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same.

We may not terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement that relates to an Acquisition Proposal. However, we may permit to be taken any of the actions prohibited under a standstill agreement if our board of directors, acting through the special committee, if still in existence, determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to our stockholders.

An “Acquisition Proposal”, as defined in the merger agreement, means any bona fide inquiry, offer or proposal (other than from Parent or Merger Sub or their respective affiliates) concerning any (i) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, (ii) direct or indirect sale, lease, pledge or other disposition of our assets or business representing 20% or more of our consolidated revenues, net income or assets, in a single transaction or a series of related transactions, (iii) our issuance, sale or other disposition to any person or group (other than Parent or Merger Sub or any of their respective affiliates) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of our voting power, or (iv) transaction or series of related transactions in which any person or group (other than Parent or Merger Sub or their respective affiliates) acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of our outstanding common stock.

A “Superior Proposal”, as defined in the merger agreement, means an Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) which was not obtained in violation of the solicitation provisions of the merger agreement, and which the special committee, if then in existence, or a majority of disinterested directors in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to our stockholders, in their capacities as stockholders (other than Mr. Fertitta, Parent, Merger Sub and their respective affiliates), than the merger (i) after consultation with its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, as compared to the terms in the merger agreement, including, without limitation, the relative likelihood of obtaining the affirmative vote of a majority of our outstanding shares of common stock and (iii) after taking into account all appropriate legal, after consultation with its outside counsel, financial (including the financing terms of any such proposal), regulatory (including the relative likelihood of obtaining the requisite regulatory approvals) and other aspects of such proposal, including, without limitation the identity of the third party making such proposal and the terms of any written proposal by Parent made in accordance with the solicitation provisions of the merger agreement to amend or modify the terms of the merger.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The merger agreement requires us to take all action necessary to duly call, give notice of, convene and, unless the merger agreement is terminated, hold a meeting of our stockholders for the purpose of obtaining the approval of the merger agreement as promptly as reasonably practical after the Securities and Exchange Commission confirms that it has no further comments on our proxy statement and Schedule 13E-3. However, we are not obligated to hold such meeting prior to the end of the go-shop period.

We also agreed to use commercially reasonable efforts to solicit the approval of the merger agreement and the merger by our stockholders and have agreed to include in our proxy statement (i) the recommendation of our board of directors that our stockholders approve the merger agreement and the merger and (ii) the declaration of the special committee and our board of directors regarding the fairness and advisability of the merger agreement and the merger. In this regard, our board of directors has unanimously resolved (with Mr. Fertitta taking no part in the recommendation) to recommend that our stockholders approve the merger agreement and the merger.

Our board of directors or the special committee, if it still exists, may not withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation that our stockholders approve the merger agreement and the merger. However, if at any time prior to obtaining the affirmative vote of a majority of our outstanding shares of common stock we receive a written Acquisition Proposal that the board of directors, acting through the special committee, if it still exists, concludes in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal, our board of directors, acting through the special committee, if it still exists, may take any of the following actions if it determines in good faith, after consultation with its outside legal advisors, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders under applicable law:

•

terminate the merger agreement and concurrently enter into a definitive agreement with respect to such Superior Proposal, provided that we pay the termination fee described under “—Termination Fees and Expenses—Payable by Us” concurrent with such termination; or

•	withdraw or modify its recommendation in favor of the merger agreement and the merger in a manner that is adverse to Parent or Merger Sub.

Provided that we may not terminate the merger agreement or withdraw or modify such recommendation unless (i) we give Parent at least four business days written notice of our intention to take such action and provide with such notice copies of the relevant transaction agreements and other documents relating to such Superior Proposal and (ii) if Parent desires, we negotiate in good faith with Parent during such four business day period to adjust the terms of the merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and if the Superior Proposal is materially revised we will deliver a new notice to Parent and Parent shall have four business days for the first material revision and two business days for each subsequent material revision to negotiate further adjustments to the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by the mutual written consent (with the prior approval of the special committee, if still in existence, or the disinterested directors), of us, Parent and Merger Sub; or

•	by us (with the prior approval of the special committee, if still in existence, or the disinterested directors), Parent or Merger Sub if:

•

the effective time shall not have occurred on or before December 31, 2008, unless the failure by the party seeking to exercise such termination right caused, or resulted in, the failure of the merger to be consummated on or before such date;

•

any governmental authority enacts, promulgates, issues, enforces or enters any final and nonappealable order that has the effect of preventing or prohibiting the consummation of the merger, provided that such termination right shall not be available to any party (i) whose breach of any provision of the merger agreement caused, or resulted, in the enactment, issuance, promulgation, enforcement or entering of such order or (ii) who did not use commercially reasonable efforts to have such order vacated prior to its becoming final and nonappealable;

•

our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement by the affirmative vote of a majority of our outstanding shares of common stock, provided that such termination right shall not be available to any party whose breach of any provision of the merger agreement caused, or resulted, in the failure to obtain the affirmative vote of a majority of our outstanding shares of common stock;

•

any gaming authority conclusively determines not to grant any gaming approval, provided that such termination right will not be available to (i) any party whose failure to fulfill any obligation under the merger agreement caused, or resulted in, the failure to obtain any gaming approval or (ii) Parent or Merger Sub if their representations in the merger agreement that neither of them has ever been denied a gaming approval, or has ever had a gaming approval revoked or suspended, is inaccurate; or

•

the non-terminating party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the non-terminating party’s closing conditions cannot be satisfied and such breach or failure cannot be cured by the earlier of 30 days after giving notice of such breach or failure and December 31, 2008, provided that the terminating party is not in material breach of any of its obligations, representations and warranties under the merger agreement.

•	by Parent or Merger Sub if:

•	any of the following actions or events occur:

•

our board of directors or any committee thereof shall directly or indirectly withdraw or modify, or publicly propose to withdraw or modify, its recommendation in favor of the merger in a manner that is adverse to Parent or Merger Sub;

•

our board of directors or any committee thereof shall have (i) recommended to our stockholders an Acquisition Proposal, (ii) resolved or publicly proposed to recommend an Acquisition Proposal or (iii) entered into any letter of intent or similar document or any contract accepting any Acquisition Proposal;

•

our board of directors or any committee thereof fails publicly to reaffirm its recommendation to our stockholders that they approve the merger agreement within five business days after the date any Acquisition Proposal or any material modification thereto is first publicly announced or otherwise becomes generally known to the public; or

•	we intentionally or materially breach any of our obligations under the merger agreement relating to the solicitation of Acquisition Proposals.

•	by us (with the prior approval of the special committee, if still in existence, or the disinterested directors) if:

•

prior to obtaining the affirmative vote of a majority of our outstanding shares of common stock, our board of directors concludes in good faith, after consultation with its outside legal advisors, that to comply with its fiduciary duties to our stockholders it must terminate the merger agreement and concurrently enter into a definitive agreement with respect to a Superior Proposal, provided that we are not in material breach of any of our obligations under the merger agreement relating to such Superior Proposal and we pay the termination fee described under “—Termination Fees and Expenses—Payable by Us” concurrently with such termination; provided that we may not terminate the merger agreement unless:

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we give Parent at least four business days written notice of our intention to take such action and provide with such notice copies of the relevant transaction agreements and other documents relating to such Superior Proposal; and

•

if Parent desires, we negotiate in good faith with Parent during such four business day period to adjust the terms of the merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and if the Superior Proposal is materially revised we will deliver a new notice to Parent and Parent shall have four business days for the first material revision and two business days for each subsequent material revision to negotiate further adjustments to the merger agreement.

•

(i) all of the closing conditions set forth in Sections 8.01 and 8.02 of the merger agreement have been satisfied or waived by the applicable party (or are then capable of being satisfied) and (ii) by December 31, 2008, Parent fails to comply with its obligation to deposit (or cause to be deposited) with the paying agent, for the benefit of the stockholders, cash in an amount sufficient to pay the aggregate merger consideration.

Termination Fees and Expenses

Payable by Us

We have agreed to reimburse the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, up to $7.5 million in the aggregate, if Parent or Merger Sub has terminated the merger agreement as a result of a breach of or failure by us to perform any representation, warranty, covenant or agreement on our part set forth in the merger agreement, which resulted in a failure of a condition to Parent or Merger Sub obligation to consummate the merger. However, if such breach constitutes a willful breach of the merger agreement, we may be required to pay more than $7.5 million. Any termination fee paid to Parent will be credited against the cash amounts due to Mr. Fertitta as severance payment if his employment is terminated following a change of control that arose out of an Acquisition Proposal that resulted in the termination of the merger agreement.

We must pay Parent a termination fee of $24.0 million if:

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we terminate the merger agreement because, prior to obtaining the affirmative vote of a majority of our outstanding shares of common stock, our board of directors (acting through the special committee, if still in existence, or the disinterested directors) concludes in good faith, after consultation with its outside legal advisors, that to comply with its fiduciary duties to our stockholders it must terminate the merger agreement and concurrently enter into a definitive agreement with respect to a Superior Proposal, provided that we are not in material breach of any of our obligations under the merger agreement relating to such Superior Proposal and we pay the termination fee described herein concurrently with such termination; provided that we may not terminate the merger agreement unless:

•

we give Parent at least four business days written notice of our intention to take such action and provide with such notice copies of the relevant transaction agreements and other documents relating to such Superior Proposal; and

•

if Parent desires, we negotiate in good faith with Parent during such four business day period to adjust the terms of the merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and if the Superior Proposal is materially revised we will deliver a new notice to Parent and Parent shall have four business days for the first material revision and two business days for each subsequent material revision to negotiate further adjustments to the merger agreement.

•	Parent or Merger Sub terminates the merger agreement because:

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our board of directors or the special committee shall directly or indirectly withdraw or modify, or publicly propose to withdraw or modify, its recommendation in favor of the merger in a manner that is adverse to Parent or Merger Sub;

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our board of directors or the special committee shall have (i) recommended to our stockholders an Acquisition Proposal, (ii) resolved or publicly proposed to recommend an Acquisition Proposal or (iii) entered into any letter of intent or similar document or any contract accepting any Acquisition Proposal;

•

our board of directors or the special committee fails publicly to reaffirm its recommendation to our stockholders that they adopt the merger agreement within five business days after the date any Acquisition Proposal or any material modification thereto is first publicly announced or otherwise becomes generally known to the public; or

•	we intentionally or materially breach any of our obligations under the merger agreement relating to Acquisition Proposals.

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within 12 months after the date of termination of the merger agreement for either of the following three reasons, we enter into a definitive agreement with respect to or consummate an Acquisition Proposal (provided that the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”):

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the effective time shall not have occurred on or before December 31, 2008 and, at any time after the date of the merger agreement and prior to December 31, 2008, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public or communicated to any member of the special committee and is not withdrawn or terminated;

•

we breach or fail to perform a representation, warranty, covenant or agreement set forth in the merger agreement, which resulted in a failure of a condition to Parent’s or Merger Sub’s obligation to consummate the merger and, at any time after the date of the merger agreement and prior to such breach, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public or communicated to any member of the special committee and is not withdrawn or terminated; or

•

our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement by the affirmative vote of a majority of our outstanding shares of common stock and, at any time after the date of the merger agreement and prior to the special meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public or communicated to any member of the special committee and is not withdrawn or terminated;

provided, however, that, we must pay Parent a termination fee of only $3.4 million and reimburse Parent’s transaction expenses up to $7.5 million in the aggregate if the Acquisition Proposal that formed the basis for termination of the merger agreement was submitted prior to the end of the go-shop period and the merger agreement is terminated no later than August 15, 2008.

Payable by Parent

Parent must pay us a reverse termination fee of $24.0 million (or $3.4 million plus reimbursement of our transaction expenses of up to $7.5 million in the aggregate if the action or event forming the basis for such termination arises no later than August 15, 2008) if we terminate the merger agreement for either of the following reasons:

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a breach of or failure by Parent or Merger Sub to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement shall have occurred, such that our closing conditions cannot be satisfied and such breach or failure cannot be cured by the earlier of 30 days after giving notice of such breach or failure and December 31, 2008, provided that we are not in material breach of any of our obligations, representations or warranties under the merger agreement; or

•

(i) all of the closing conditions of Parent and Merger Sub, as set forth in the merger agreement, have been satisfied or waived by the applicable party (or are then capable of being satisfied) and (ii) by December 31, 2008, Parent fails to comply with its obligation to deposit (or cause to be deposited) with the paying agent, for the benefit of the stockholders, cash in an amount sufficient to pay the aggregate merger consideration.

Our right to receive payment of the termination fee and reimbursement of expenses from Parent or Mr. Fertitta as the guarantor thereof is our exclusive remedy against Parent, Merger Sub and Mr. Fertitta for the loss suffered as a result of the merger not being consummated and any other losses under the merger agreement or the transactions contemplated thereby.

Upon payment of these fees and expenses, Parent, Merger Sub and Mr. Fertitta will have no further liability or obligations relating to or arising out of the merger agreement or the transactions contemplated thereby.

Limited Guarantee

As a condition and inducement to our willingness to enter into the merger agreement, Mr. Fertitta absolutely and irrevocably guarantees to us the prompt payment, on demand, of the following payment obligations of Parent:

•	the obligation of Parent to advance to or reimburse us for any fee, penalty or other consideration paid by us to obtain any consent, approval or waiver required to consummate the merger;

•

the obligation of Parent to pay (i) one-half of any fees related to any filings required pursuant to the HSR Act and (ii) any and all fees and expenses of its lenders related to the financing, any and all fees and expenses related to any filings under any applicable gaming laws and liquor laws or filings required in connection with any other consents or approvals of governmental authorities and any and all fees and expenses related to any consents or approvals of third parties required in connection with the consummation of the merger; and

•

the obligation of Parent to pay to us the reasonable out-of-pocket fees and expenses incurred by us and our affiliates in connection with the merger agreement and the reverse termination fee, if any, in each case as described under “—Termination Fees and Expenses—Payable by Parent.”

The guaranty is a continuing guaranty and will remain in full force and effect until the first to occur of (i) the payment in full of the guaranteed obligations, (ii) the termination of the merger agreement in accordance with its terms, but only if neither Parent nor Merger Sub has any obligation to us that survives such termination and (iii) the effective time of the merger. The guaranteed obligations are binding upon Mr. Fertitta and his successors and assigns.

Notices of Certain Events

We, Parent and Merger Sub agreed to promptly notify the other of:

•

any notice or other communication received by such party from any governmental authority in connection with the merger or the related transactions from any person alleging that the consent of such person is or may be required in connection with the merger or the related transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be material to us or Parent;

•

any action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relates to the merger or the related transactions; and

•

the discovery of any fact or circumstance or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, that would reasonably be likely to cause or result in any of conditions to the merger not being satisfied or satisfaction of any of those conditions being materially delayed.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, exculpation and advancement existing in favor of our current or former directors, officers, employees and agents as provided in our organizational documents, or in any indemnification agreement or arrangement as in effect as of the date of the merger agreement, with respect to matters existing, occurring or alleged to have occurred at or prior to the effective time of the merger will survive the consummation of the merger and will continue in full force and effect for a period of at least six years after the effective time of the merger.

After the consummation of the merger, we will, pursuant to the merger agreement, comply with all of our existing obligations to indemnify and hold harmless present and former officers and directors against certain liabilities. We have agreed to purchase at or prior to the effective time of the merger, and the surviving corporation must maintain after the effective time, a “tail” directors’ and officers’ insurance policy with a claims period of at least six years after the effective time with coverage in an amount no less favorable, in the aggregate, than the directors’ and officers’ coverage that we maintained as of the date of the merger agreement. However, if the tail policies described in the immediately preceding sentence cannot be obtained or can only be obtained by paying aggregate premiums in excess of 125% of the aggregate annual amount we currently pay for such coverage, the surviving corporation will only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 125% of the aggregate annual amount currently paid by us for such coverage.

Amendment and Waiver

The parties may amend the merger agreement at any time, except that after our stockholders have approved the merger agreement, there shall be no amendment that (i) would reduce the amount or change the type of consideration into which each share of common stock shall be converted upon consummation of the merger or (ii) under applicable law, require the further approval of our stockholders, without such further approval. All amendments to the merger agreement shall be in writing signed by each of the parties thereto.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Specific Performance

The parties agreed that irreparable damage would occur in the event any provision of the merger agreement was not performed in accordance with the terms thereof and that the parties are entitled to specific performance of the terms thereof, in addition to any other remedy at law or equity.

Remedies

Parent’s and Merger Sub’s right to terminate the merger agreement and receive, as applicable, the payment of the termination fee and other amounts payable under the merger agreement are the sole and exclusive remedy of Parent and Merger Sub against us or any of our affiliates, directors, officers, employees, agents or representatives for termination of the merger agreement, except in the event of our willful breach of the merger agreement.

Our right to terminate the merger agreement and receive, as applicable, payment of the reverse termination fee and other amounts payable, under the merger agreement, are our sole and exclusive remedy against Parent, Merger Sub and any of their respective affiliates, directors, officers, employees, agents or representatives for termination of the merger agreement.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery (the “Court”) and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the merger consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting a constituent corporation, such as us, must notify each of its holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes such notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the adoption of the merger agreement, or an abstention or failure to vote for the approval of the merger agreement. Stockholders electing to exercise their appraisal rights must not vote “FOR” the approval of the merger agreement. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. If common stock is held through a broker who in turn holds the common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to us at Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027, Attention: Steven L. Scheinthal, Secretary. The demand must reasonably inform us of the identity of the holder as well as the holder’s intention to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval of the merger agreement at the special meeting will constitute a waiver of appraisal rights. Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted FOR the adoption of the merger agreement.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of entitlement to perfection of appraisal rights will be entitled, upon written request, to receive from us a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by us or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from us the statement described in this paragraph.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that we will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and non-U.S. income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If we do not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex C to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, any of our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If we obtain the affirmative vote of a majority of our outstanding shares of common stock at the special meeting, we do not expect to hold a 2008 Annual Meeting of Stockholders. If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders.

Householding of Special Meeting Materials

Some banks, brokers and other nominee recordholders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household, unless we have received contrary instructions from any such stockholders. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to our office at 1510 West Loop South, Houston, Texas, 77027, telephone: (713) 850-1010, we will promptly deliver a separate copy of the annual reports and proxy statements, as applicable, to any stockholder at a shared address to which a single copy of documents was delivered. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements, as applicable, if receiving multiple copies upon written or oral request to our office at the address and telephone number stated above.

OTHER IMPORTANT INFORMATION REGARDING US

Our Directors and Executive Officers

The merger agreement provides that upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and our officers will be the officers of the surviving corporation (including Steven L. Scheinthal, a member of our board of directors and one of our executive officers). Mr. Fertitta is the sole director of Merger Sub. All surviving corporation officers and directors will hold their positions in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

The following table sets forth our directors and certain of our executive officers as of the date of this proxy statement and provides their respective ages and positions with us. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of our directors and executive officers are citizens of the United States, and can be reached at Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027.

Name	Age	Positions	Director Since	Term Expires
Tilman J. Fertitta (3)	50	President, Chief Executive Officer and Director	1993	2008
Steven L. Scheinthal (3)	46	Executive Vice President and General Counsel, Secretary and Director	1993	2008
Kenneth Brimmer (1)(4)(5)	52	Director	2004	2008
Michael S. Chadwick (1)(2)(5)	56	Director	2001	2008
Michael Richmond (1)(2)(5)	60	Director	2003	2008
Joe Max Taylor (2)(4)	75	Director	1993	2008

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Executive Committee
(4)	Member of Nominating and Corporate Governance Committee
(5)	Member of the Special Committee

Tilman J. Fertitta has served as our President and Chief Executive Officer since 1987. In 1988, he became our controlling stockholder and assumed full responsibility for all of our operations. Prior to serving as our President and Chief Executive Officer, Mr. Fertitta devoted his full time to the control and operation of a hospitality and development company. Mr. Fertitta serves on numerous boards and charitable organizations.

Steven L. Scheinthal has served as our Executive Vice President or Vice President of Administration, General Counsel and Secretary since September 1992. He devotes a substantial amount of time to lease and contract negotiations and is primarily responsible for our compliance with all federal, state and local ordinances. Prior to joining us, he was a partner in the law firm of Stumpf & Falgout in Houston, Texas. Steven L. Scheinthal represented us for approximately five years before joining us. He has been licensed to practice law in the State of Texas since 1984.

Kenneth Brimmer is the Chief Executive Officer and Chairman of the Board of STEN Corporation, a publicly-traded, diversified business. He has served as a director of STEN Corporation since 1998 and has been Chief Executive Officer of STEN Corporation since October 2003. From April 2000 until June 2003, Kenneth Brimmer served as Chairman and Director of Active IQ Technologies, Inc. and was Chief Executive Officer from April 2000 until December 2001. Previously, he was President of Rainforest Cafe, Inc. from April 1997 until April 2000 and was Treasurer from its inception in 1995 until April 2000. Prior to that, Kenneth Brimmer was employed by Grand Casinos, Inc. and its predecessor from 1990 until April 1997. He also is a director and serves on both the Audit and Compensation Committees of Hypertension Diagnostics. Kenneth Brimmer has a degree in accounting and worked as a certified public accountant in the audit division of Arthur Andersen & Co. from 1977 through 1981. He was elected to our board of directors in 2004.

Michael S. Chadwick has been engaged in the commercial and investment banking businesses since 1975. From 1988 to 1994, he was President of Chadwick, Chambers & Associates, Inc., a private merchant investment banking firm in Houston, Texas, which he founded in 1988. In 1994, Michael S. Chadwick joined Sanders Morris Harris, an investment banking and financial advisory firm, as Senior Vice President and as Managing Director in the Corporate Finance Group. He was elected to our board of directors in 2001.

Michael Richmond currently serves as a Director and Vice Chairman of Woodforest National Bank, a Houston area-based bank. Prior to joining Woodforest National Bank in January 2003, he worked for The Woodlands Operating Company, L.P., a developer specializing in master-planned communities, commercial and investment properties, from 1972 to 2002. Michael Richmond served as President and Chief Executive Officer from 1998 until 2002 and held such other titles as COO, Senior Vice President of Financial Operations, Treasurer, and Controller. He has been a certified public accountant since the 1970’s. Michael Richmond was elected to the board of directors in 2003.

Joe Max Taylor was formerly the chief law enforcement administrator for Galveston County, Texas. He served as a Director and Executive Committee member of American National Insurance Company, a publicly-traded insurance company, for 10 years and served on the board of directors of Moody Gardens, a hospitality and entertainment complex located in Galveston, Texas. Joe Max Taylor was elected to our board of directors in 1993.

In addition to Mr. Fertitta and Steven L. Scheinthal, for which information is provided above, the following persons are executive officers:

Name	Age	Position	Officer Since
Richard (“Rick”) H. Liem	54	Executive Vice President and Chief Financial Officer	2004
Jeffrey L. Cantwell	43	Senior Vice President of Development	2006
K. Kelly Roberts	49	Chief Administration Officer—Hospitality and Gaming Division	2007

Richard (“Rick”) H. Liem serves as our Executive Vice President and Chief Financial Officer and has served as our Senior Vice President and Chief Financial Officer since June 2004. He started with us in 1999 as the Vice President of Accounting and Corporate Controller. Rick Liem joined us from Carrols Corporation, a restaurant company located in Syracuse, New York, where he was the Vice President of Financial Operations from 1994 to 1999. He was with the audit division of Price Waterhouse, L.L.P. from 1983 to 1994. He is a certified public accountant.

Jeffrey L. Cantwell serves as Senior Vice President of Development and has served as Vice President of Development, and Director of Design and Construction. He was promoted to an executive officer in 2006. Jeffrey L. Cantwell has been employed by us since his graduation from Southwest Texas State University in June, 1992. While in college, he worked in many of our restaurants and developed a significant understanding of restaurant operations.

K. Kelly Roberts serves as Chief Administration Officer—Hospitality and Gaming Division and has served as Chief Financial Officer—Hotel Division and Controller—Hotel Division. He has been employed by us since 1996. He has over 25 years experience in the hospitality business in finance and operations working for various hotel chains and independent management companies. K. Kelly Roberts also currently serves on the executive board of The Greater Houston Convention and Visitor’s Bureau.

Selected Historical Consolidated Financial Data

The following table sets forth our selected consolidated financial data as of and for the quarterly periods ended March 31, 2008 and 2007, and the years ended December 31, 2007, 2006, 2005, 2004, and 2003. The financial data as of December 31, 2007 and December 31, 2006 and for the years ended December 31, 2007, 2006, and 2005 are derived from our audited consolidated financial statements which are incorporated by reference herein, and should be read in conjunction with our consolidated financial statements and the notes thereto, which have been audited by Grant Thornton LLP for the years ended December 31, 2007, 2006, 2005 and 2004. The financial data as of and for the year ended December 31, 2003 has been derived from our consolidated financial statements which were previously audited by Ernst & Young LLP. The financial data for 2003 does not agree with the previously audited financial statements as it reflects certain reclassifications for discontinued operations that have not been audited.

Discontinued Operations

During 2006, as part of a strategic review of our operations, we initiated a plan to divest certain restaurants, including 136 Joe’s Crab Shack units. During 2007, several additional locations were added to our disposal plan. The results of operations for all units included in the disposal plan have been reclassified as discontinued operations in the statements of income for all periods presented.

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our Consolidated Financial Statements and Notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
REVENUES	$294,825	$283,628	$1,171,923	$1,114,213	$877,278	$783,429	$728,451
OPERATING COSTS AND EXPENSES:
Cost of revenues	63,431	61,741	259,892	253,213	227,787	219,261	208,093
Labor	96,160	90,437	379,445	362,010	262,795	225,517	211,564
Other operating expenses	74,835	71,743	295,798	281,955	217,562	193,885	178,225
General and administrative expense	12,790	12,776	55,756	57,977	47,443	48,446	42,433
Depreciation and amortization	17,814	16,255	65,727	56,267	43,701	38,134	31,212
Asset impairment expense (1)	—	—	—	3,519	—	1,709	13,144
Pre-opening expenses	465	738	3,951	5,276	3,030	2,990	3,857

Total operating costs and expenses	265,495	253,690	1,060,569	1,020,217	802,318	729,942	688,528

OPERATING INCOME	29,330	29,938	111,354	93,996	74,960	53,487	39,923
OTHER EXPENSE (INCOME):
Interest expense, net (2)	20,760	13,604	72,322	49,138	31,208	10,482	6,654
Other, net (3)	5,375	(18,596)	(2,228)	(2,423)	6	13,474	1,389

Total other expense (income)	26,135	(4,992)	70,094	46,715	31,214	23,956	8,043

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,195	34,931	41,260	47,281	43,746	29,531	31,880
PROVISION (BENEFIT) FOR INCOME TAXES (4)	950	12,156	13,987	13,203	13,736	(10,079)	3,195

INCOME FROM CONTINUING OPERATIONS	2,245	22,775	27,273	34,078	30,010	39,610	28,685
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES (1)	(723)	(659)	(9,161)	(55,848)	14,805	26,911	16,229

NET INCOME (LOSS)	$1,522	$22,116	$18,112	$(21,770)	$44,815	$66,521	$44,914

EARNINGS PER SHARE INFORMATION:
BASIC
Income from continuing operations	$0.15	$1.07	$1.45	$1.60	$1.35	$1.47	$1.04
Income (loss) from discontinued operations	(0.05)	(0.03)	(0.49)	(2.62)	0.66	0.99	0.59

Net income (loss)	$0.10	$1.04	$0.96	$(1.02)	$2.01	$2.46	$1.63

Weighted average number of common shares outstanding	15,260	21,300	18,850	21,300	22,300	27,000	27,600

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
DILUTED
Income from continuing operations	$0.14	$1.04	$1.41	$1.55	$1.30	$1.42	$1.02
Income (loss) from discontinued operations	(0.04)	(0.03)	(0.48)	(2.54)	0.65	0.97	0.57

Net income (loss)	$0.10	$1.01	$0.93	$(0.99)	$1.95	$2.39	$1.59

Weighted average number of common and common share equivalents outstanding	15,530	21,900	19,400	22,000	23,000	27,800	28,325
EBITDA
Net Income (loss)	$1,522	$22,116	$18,112	$(21,770)	$44,815	$66,521	$44,914
Add back:
(Income) loss from discontinued operations	723	659	9,161	55,848	(14,805)	(26,911)	(16,229)
Provision (benefit) for income tax	950	12,156	13,987	13,203	13,736	(10,079)	3,195
Other expense (income)	26,135	(4,992)	70,094	46,715	31,214	23,956	8,043
Depreciation and amortization	17,814	16,255	65,727	56,267	43,701	38,134	31,212
Asset impairment expense	—	—	—	3,519	—	1,709	13,144
Stock based compensation expense	1,012	1,376	4,797	7,280	689	432	81

EBITDA from continuing operations	$48,156	$47,570	$181,878	$161,062	$119,350	$93,762	$84,360

BALANCE SHEET DATA (AT END OF PERIOD)
Working capital (deficit)	(548,096)	(70,049)	(161,183)	(50,056)	217,461	161,515	(38,767)
Total assets	1,507,577	1,455,118	1,502,983	1,464,912	1,612,579	1,344,952	1,104,883
Short-term notes payable and current portion of notes and other obligations	477,237	783	87,243	748	1,852	1,700	1,963
Long term notes and other obligations, net of current portion	407,374	703,972	801,428	710,456	816,044	559,545	299,736
Stockholders’ equity (1)	307,172	493,697	316,899	494,707	516,770	600,897	599,894

(1)	In 2006, 2004, and 2003, we recorded asset impairment charges related to continuing operations of $3.5 million ($2.3 million after tax), $1.7 million ($1.2 million after tax) and $13.1 million ($8.5 million after tax), respectively, related to the adjustment to estimated fair value of certain restaurant properties and assets. In 2007 and 2006, we also recorded asset impairment charges and other losses totaling $9.9 million ($6.5 million after tax) and $79.3 million ($51.5 million after-tax), respectively, related to discontinued operations.

(2)	In 2007, we recognized an $8.0 million ($5.3 million after-tax) charge for deferred loan costs previously being amortized over the term of the 7.5% senior notes.
(3)	In 2007, we recorded expenses associated with exchanging the 7.5% senior notes for 9.5% senior notes of approximately $5.0 million ($3.3 million after tax) and incurred approximately $6.3 million ($4.2 million after tax) in call premiums and expenses associated with refinancing the Golden Nugget Hotel & Casino debt. We also recorded $5.4 million ($3.5 million after tax) reflecting a non-cash expense for the change in fair value of interest rate swaps related to the new Golden Nugget Hotel & Casino financing. We recognized $20.0 million ($13.0 million after tax) in gains on property sales and investments during 2007. In 2004, we recorded prepayment penalty expense and other costs related to the refinancing of our long-term debt of approximately $16.6 million ($11.3 million after tax).
(4)	In 2004 and 2003, we recognized $18.5 million and $6.3 million in income tax benefits for a reduction of the valuation allowance and deferred tax liabilities attributable to tax benefits deemed realizable and reduced accruals.

EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because we believe that it is a widely used measure of operating performance. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic. EBITDA as shown differs from that used in our credit agreements primarily due to non-guarantor subsidiaries and other specifically defined calculations.

Price Range of Common Stock, Dividend Information and Stock Repurchases

Price Range of Common Stock

Our common stock trades on the New York Stock Exchange under the symbol “LNY.” As of July 17, 2008, there were approximately 986 stockholders of record of our common stock.

The following table presents the quarterly high and low sales prices for our common stock, as reported on the New York Stock Exchange Composite Tape under the symbol “LNY” and dividends paid per common share.

	High	Low	Dividends Paid
2006
First Quarter	$35.45	$26.14	$0.05
Second Quarter	$36.30	$29.48	$0.05
Third Quarter	$32.98	$26.11	$0.05
Fourth Quarter	$32.10	$27.40	$0.05
2007
First Quarter	$31.55	$28.16	$0.05
Second Quarter	$30.30	$28.31	$0.05
Third Quarter	$32.30	$24.65	$0.05
Fourth Quarter	$29.39	$19.54	$0.05
2008
First Quarter	$21.89	$14.18	$0.05
Second Quarter	$20.15	$14.74	$—
Third Quarter (through July 16, 2008)	$18.35	$13.75	$—

On January 25, 2008, the last trading day before Mr. Fertitta made his proposal to take us private, the high and low sales prices of our common stock were $17.54 and $16.47, respectively. On June 13, 2008, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low reported sales prices of our common stock were $16.86 and $16.33, respectively. On [•], 2008, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our common stock were $[•] and $[•], respectively. You are urged to obtain a current market price quotation for our common stock.

Dividend Policy

Commencing in 2000, we began paying an annual $0.10 per share dividend, declared and paid in quarterly installments of $0.025 per share. In April 2004, the annual dividend was increased to $0.20 per share, declared and paid in quarterly installments of $0.05 per share. On June 16, 2008, we announced that we were discontinuing our dividends while the merger is pending.

Stock Repurchases by Us and Stock Purchases by Tilman J. Fertitta

In November 1998, we announced the authorization of an open market stock repurchase program, which was renewed in April 2000, for an additional $36.0 million. In October 2002, we authorized a $50.0 million open market stock repurchase program and in September 2003, we authorized another $60.0 million open market stock repurchase program. In October 2004, we authorized a $50.0 million open market stock repurchase program. In March 2005, we announced a $50.0 million authorization to repurchase common stock. In May 2005, we announced a $50.0 million authorization to repurchase common stock. In March, July and November 2007, we authorized an additional $50.0 million, $75.0 million and $1.5 million, respectively, of open market stock repurchases. These programs have resulted in our aggregate repurchasing of approximately 24.0 million shares of common stock for approximately $472.4 million through March 31, 2008.

All repurchases of our common stock during the quarter ended March 31, 2008 were made pursuant to our open market stock repurchase program. We purchased 6.3 million shares of our common stock during 2007, and have exhausted substantially all funds authorized for purchases under previously existing programs. The following table summarizes repurchases of our common stock during the quarter ended March 31, 2008 pursuant to our open market stock repurchase program.

Period	(a) Total Number of Shares (or Units Purchased)	(b) Average Price paid per Share (or Unit)	(c) Total Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet Be Purchased Under the Plans or Programs
January 1—31, 2008	—	$—	—	$144,398
February 1—29, 2008	—	$—	—	$144,398
March 1—31, 2008	806	$18.95	806	$129,124

Totals	806	$18.95	806	$129,124

There were no transactions with respect to our common stock during the past 60 days effected by us, any of our subsidiaries, any of our affiliates or any of our directors, officers, or other persons controlling us.

The following table sets forth information regarding purchases of our common stock by us and purchases by Mr. Fertitta, including the exercises of his stock options, showing for each fiscal quarter since January 1, 2007 the number of shares of our common stock purchased, the range of prices paid for those shares and the average price paid per quarter for those shares. Our purchases of our common stock were made pursuant to our stock repurchase program. Purchases by Mr. Fertitta were pursuant to option exercises or other purchases under our stock compensation plans, unless otherwise indicated. We made no purchases of our common stock in fiscal year 2006. Neither Parent nor Merger Sub purchased any shares of our common stock during this period.

	Quarter Ended
	March 31, 2007		June 30, 2007
	Average Price($)	Number of Shares	Average Price($)		Number of Shares
Landry’s	$29.05	771,598	$29.81		1,269,691
Tilman J. Fertitta	$31.26	100,000	$12.88	(1)	150,000

(1)	Shares of common stock acquired upon the exercise of options having an exercise price of $12.88 per share.

Quarter Ended
	September 30, 2007		December 31, 2007
	Average Price($)	Number of Shares	Average Price($)	Number of Shares
Landry’s	$28.69	3,437,570	$27.42	838,541
Tilman J. Fertitta	—	—	—	—

Quarter Ended
	March 31, 2008		June 30, 2008
	Average Price($)	Number of Shares	Average Price($)	Number of Shares
Landry’s	$18.95	806	—	—
Tilman J. Fertitta	—	—	—	—

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 17, 2008, certain information regarding the beneficial ownership of our common stock by (a) each person we know to own beneficially more than five percent of the outstanding shares of our common stock, (b) each of our directors, (c) each executive officer named above and (d) all of our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address of each of those individuals is Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027.

Name of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
Executive Officers and Directors
Tilman J. Fertitta (1)	6,631,481	39.00%
Richard H. Liem (2)(3)	58,143	*
Steven L. Scheinthal (2)(3)	140,300	*
Jeffrey L. Cantwell (2)(3)	17,338	*
Kenneth Brimmer (2)(4)	11,713	*
Michael S. Chadwick (2)(4)	18,600	*
Michael Richmond (2)(4)	12,600	*
Joe Max Taylor (2)(4)	5,800	*
K. Kelly Roberts (2)(3)	11,856	*
5% owners
Dimensional Fund Advisors, LP (5)	1,678,591	10.40%
Goldman Sachs Asset Management, L.P. (6)	941,761	5.80%
Royce & Associates, LLC (7)	994,900	6.20%
Deutsche Bank AG (8)	1,797,400	11.10%
Bank of America Corporation (9)	1,043,206	6.50%
All executive officers and directors as a group (9 persons) (10)	6,907,831	40.00%

*	Less than 1%.
(1)	Includes 900,000 shares subject to options owned by Tilman J. Fertitta that are immediately exercisable or will become exercisable within 60 days and 775,000 shares of restricted stock, 500,000 shares of which vest ten years from the effective date of grant and 275,000 shares of which vest seven years from the effective date of grant.
(2)	Includes 20,000; 84,500; 13,700; 8,000; 15,600; 9,600, 2,800 and 4,000 shares subject to options, respectively, for the persons named in the above table, which are exercisable within 60 days.
(3)	Includes restricted stock issued on April 6, 2006 which vests 20% a year over five years from the effective date of grant—16,000 shares for Mr. Scheinthal, 15,000 shares for Mr. Liem, 3,428 shares for Mr. Cantwell and 2,856 shares for Mr. Roberts.
(4)	Includes restricted stock issued on June 1, 2006 which vests 50% a year over two years from the effective date of grant—2,000 shares each for Messrs. Chadwick, Taylor, Richmond and Brimmer and includes restricted stock issued on September 27, 2007 which vests 50% a year over two years from the effective date of grant—1,000 shares each for Messrs. Chadwick, Taylor, Richmond and Brimmer.
(5)	The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The information set forth herein has been compiled from filings made with the Securities and Exchange Commission on Schedule 13G filed on February 6, 2008.
(6)	The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, NY 10005. The information set forth herein has been compiled from filings made with the Securities and Exchange Commission on Form 13G filed on January 29, 2008.
(7)	The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019. The information set forth herein has been compiled from filings made with the Securities and Exchange Commission on Form 13G filed on January 29, 2008.

(8)	The address of Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany. The information set forth herein has been compiled from filings made with the Securities and Exchange Commission on Form 13G filed on February 1, 2008.
(9)	The address of Bank of America Corporation is 100 North Tryon Street, Ste. 25, Bank of America Corporate Center, Charlotte, NC 28255. The information set forth herein has been compiled from filings made with the Securities and Exchange Commission on Form 13G filed on February 5, 2008.
(10)	Includes 1,058,200 shares subject to options for all officers and directors as a group which are, or will become exercisable within 60 days of the date hereof, and 824,284 shares of restricted stock, 500,000 shares of which vest ten years from the effective date of grant, 275,000 shares of which vest seven years from the effective date of grant, 37,284 shares of which vest 20% a year over five years from the effective date of grant, and 12,000 shares of which vest 50% a year over two years from the effective date of grant.

Security Ownership of Parent and Merger Sub

As of July 17, 2008, neither Parent nor Merger Sub may be deemed to beneficially own any shares of our common stock.

Ratio of Earnings to Fixed Charges

The following table contains our ratio of earnings to fixed charges for the years ended December 31, 2007 and 2006, and the quarterly period ended March 31, 2008 and 2007.

Ratio of Earnings to Fixed Charges (Dollars in thousands)

	Year Ended December 31,		Three Months Ended March 31,
	2007	2006	2008	2007
Income from continuing operations, before taxes	$41,260	$47,281	$3,195	$34,931
Fixed charges, as adjusted	92,841	66,749	25,512	17,965

	$134,101	$114,030	$28,707	$52,896

Fixed charges:
Interest expense including amortization of debt costs	$74,957	$49,881	$20,847	$13,649
Capitalized interest	3,621	3,873	269	634
Interest factor on rent (1/3 rent expense)	17,884	16,868	4,665	4,316
Total fixed charges	96,462	70,622	25,781	18,599
Less capitalized interest	(3,621)	(3,873)	(269)	(634)

Fixed charges, as adjusted	$92,841	$66,749	$25,512	$17,965

Ratio of earnings to fixed charges	1.4	1.6	1.1	2.8

Book Value Per Share

Our net book value per share as of March 31, 2008 was $19.03, which is below the $21.00 per share cash merger consideration.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public from the Securities and Exchange Commission’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s Public Reference Room in Washington D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at that address. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our Securities and Exchange Commission filings, is also available on our website at http://www.landrysrestaurants.com.

Because the merger is a “going private” transaction, we, Parent, Merger Sub and Mr. Fertitta have filed with the Securities and Exchange Commission a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the Securities and Exchange Commission.

The Securities and Exchange Commission allows us to “incorporate by reference” into this proxy statement the information in other documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this proxy statement, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede information contained in documents filed earlier with the Securities and Exchange Commission or contained in this proxy statement or a proxy supplement.

Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, are deemed furnished and not filed in accordance with Securities and Exchange Commission rules. None of those documents and none of that information are incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing date of this proxy statement and before the special meeting:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	Our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on January 28, March 10, March 11, April 4, April 7, May 8, May 9, June 17, and June 20, 2008; and

•	Our Registration Statement on Form 8-A, as amended, containing a description of common stock.

We will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

ATTENTION: INVESTOR RELATIONS

LANDRY’S RESTAURANTS, INC.

1510 West Loop South

Houston, TX 77027

Tel: (713) 850-1010

OR http://www.landrysrestaurants.com

Should you want more information regarding us, please refer to the annual, quarterly and current reports, as applicable, filed with the Securities and Exchange Commission.

The information concerning us contained or incorporated by reference in this document has been provided by us and the information concerning Parent contained in this document has been provided by Parent.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of the proxy statement to stockholders nor the issuance of the merger consideration pursuant to the merger shall create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

FERTITTA ENTERTAINMENT, INC.,

FERTITTA ACQUISITION CO.,

TILMAN J. FERTITTA

solely for purposes of Sections 7.10, 9.03(b) and Article X

and

LANDRY’S RESTAURANTS, INC.

Dated as of June 16, 2008

AGREEMENT AND PLAN OF MERGER, dated as of June 16, 2008 (this “Agreement”), among FERTITTA ENTERTAINMENT, INC., a Delaware corporation (“Parent”), FERTITTA ACQUISITION CO., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Tilman J. Fertitta (“Fertitta”) solely for purposes of Sections 7.10, 9.03(b) and Article X hereof, and LANDRY’S RESTAURANTS, INC., a Delaware corporation (the “Company”).

WHEREAS, the governing body of Parent, the Board of Directors of Merger Sub and a special committee (the “Special Committee”) of the Board of Directors of the Company (with authority delegated by the Board of Directors of the Company, hereinafter the “Board”) and the Board have each determined that it is in the best interests of their respective members or stockholders to consummate the merger (the “Merger”), upon the terms and subject to the conditions of this Agreement, of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and such governing body, the Special Committee and Boards of Directors have approved this Agreement and the Special Committee and the Board have declared its fairness and advisability and have recommended that this Agreement be adopted by the Company’s stockholders;

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive $21.00 per share in cash, upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Equity Commitment Letter (as defined herein) entered into as of the date of this Agreement, Fertitta committed to contribute Shares (as defined herein) and certain other assets to Parent immediately prior to the Effective Time in exchange for Equity Interests in Parent;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality, standstill and non-solicitation agreement having terms and provisions that are customary for transactions of a type similar to the Merger as determined by the Special Committee in its reasonable discretion.

“Acquisition Proposal” means any bona fide inquiry, offer or proposal (other than from Parent or Merger Sub or their respective Affiliates) concerning any (A) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (B) direct or indirect sale, lease, pledge or other disposition of assets or business of the Company representing 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, in a single transaction or a series of related transactions, (C) issuance, sale or other disposition by the Company to any person or group (other than Parent or Merger Sub or any of their respective Affiliates) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, or (D) transaction or series of related transactions in which any person or group (other than Parent or Merger Sub or their respective Affiliates) acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding Equity Interests of the Company.

“Action” means any action, arbitration, audit, hearing, litigation, suit or other proceeding (whether civil, criminal, governmental, administrative or private).

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Reference Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2007 contained in its Annual Report on Form 10-K, filed with the SEC on March 17, 2008.

“contract” means any agreement, contract, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, license, instrument, obligation, purchase or sales order, or other commitment, whether oral or written, that is legally binding.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disinterested Director” means a member of the Board who (A) has no direct or indirect interest in Parent, whether as an investor or otherwise, (B) is not a Representative of any person who has any such interest in Parent and (C) is not otherwise Affiliated with Parent.

“Effective Time” means the date and time at which the Merger becomes effective.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means Laws relating to, or establishing standards of conduct for, human health and safety, worker health and safety, Hazardous Substances, or injury to or pollution or protection of the environment or natural resources, including ambient air, soil, surface waters or ground in effect as of the date hereof.

“Equity Interest” means (A) with respect to a corporation, any and all classes or series of shares of capital stock, (B) with respect to a partnership, limited liability company, trust or similar person, any and all classes or series of units, interests or other partnership/limited liability company interests and (C) with respect to any other person, any other security representing any direct equity ownership or participation in such person.

“Gaming Authority” means any Governmental Authority with regulatory control or jurisdiction over casino or other gaming activities and operations, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the National Indian Gaming Commission.

“Gaming Laws” means, with respect to any person, any Laws governing or relating to any current or contemplated casino or other gaming activities and operations of such person and its subsidiaries, including, without limitation, the rules and regulations established by any Gaming Authority.

“Governmental Authority” means any United States federal, state, provincial, supranational, city, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any chemicals, materials or substances, including without limitation, any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides regulated under Environmental Laws or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants,” or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Intellectual Property” means (A) United States, international, and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending, and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (E) confidential and proprietary information, including know-how.

“knowledge” means (A) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01 of the Parent Disclosure Letter and (B) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the Company Disclosure Letter. The term “known” and other forms of the word “knowledge” will have correlative meanings.

“Laws” means any foreign, federal, state, city or local statute, law, rule, ordinance, code or regulation, any Order, and any rule, interpretation, guidance or directive of any Governmental Authority.

“liability” means any liability of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on the Company Reference Balance Sheet).

“Liquor Laws” means any Laws governing or relating to the sale of liquor.

“Material Adverse Effect” means any event, development, change or circumstance (any such item, an “Effect”) that, either individually or in the aggregate, has caused or would reasonably be expected to cause a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), properties, solvency, business, management or material agreements of the Company and its subsidiaries taken as a whole, except in each case for any Effect resulting from, arising out of or relating to any of the following, either alone or in combination: (A) any change in or interpretations of GAAP or any applicable Law, including Gaming Laws and Liquor Laws; (B) any change in interest rates or general economic conditions (i) in the industries or markets in which the Company or any of its subsidiaries operates, (ii) affecting the United States or foreign economies in general or (ii) in the United States or foreign financial, banking or securities markets, in each case which changes do not affect the Company and its subsidiaries to a materially disproportionate degree; (C) any natural disaster or act of God; (D) any act of terrorism or outbreak or escalation of hostilities or armed conflict; (E) the public announcement or pendency of this Agreement or the consummation of the Transactions, including (i) the identity of the acquiror, (ii) any delays or cancellations of orders, contracts or payments for the Company’s products or services, (iii) any loss of customers or suppliers or changes in such relationships or (iv) any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities; (F) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or the Transactions; (G) changes in the share price or trading volume of the Company Common Stock or the failure of the Company to meet its projections or the issuance of revised projections that are more pessimistic than those in existence as of the date of this Agreement; (H) any increase in the cost or availability of financing to Parent or Merger Sub; (I) the taking of any action expressly provided by this Agreement or consented to by Parent or Merger Sub; or (J) any action or omission of the Company or any of its subsidiaries taken at the direction of Fertitta outside the ordinary course of business and not approved by the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors.

“Order” means any award, writ, stipulation, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Authority.

“ordinary course of business” means the ordinary course of business of the Company and its subsidiaries consistent with past practice.

“Permits” means all Orders and all franchises, grants, authorizations, licenses, permits, consents, certificates and approvals of any Governmental Authority.

“Permitted Encumbrances” means:

(A) statutory liens for Taxes, assessments and governmental charges or levies imposed upon the Company or any of its subsidiaries not yet due and payable or that are being contested in good faith by appropriate proceedings and for which the Company has made adequate accruals in the Company Financials (as defined below) in accordance with GAAP,

(B) mechanics’, materialmen’s or similar statutory liens arising in the ordinary course of business for amounts not yet due or being diligently contested in good faith in appropriate proceedings and for which the Company has made adequate accruals in the Company Financials in accordance with GAAP,

(C) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations and for which the Company has made adequate accruals in the Company Financials in accordance with GAAP,

(D) zoning, entitlement and other land use regulations by Governmental Authorities,

(E) easements, survey exceptions, leases, subleases and other occupancy contracts, reciprocal easements, restrictions and other customary encumbrances on title to real property that do not, in any such case, materially interfere with the actual use of such real property,

(F) encumbrances affecting the interest of the lessor of any Property, and

(G) liens relating to any indebtedness for borrowed money identified on Section 1.01(b) of the Company Disclosure Letter.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, Governmental Authority or other entity.

“Property” means any real property currently owned, leased, operated or managed by the Company or any of its subsidiaries.

“Shares” means the shares of Company Common Stock outstanding immediately prior to the Effective Time.

“subsidiary” means any person with respect to which a specified person directly or indirectly (A) owns a majority of the Equity Interests, (B) has the power to elect a majority of that person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that person.

“Superior Proposal” means an Acquisition Proposal, except the references therein to “20%” shall be replaced by “50%”, which was not obtained in violation of Section 7.03(b), and which the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company, in their capacities as stockholders, other than Parent, Merger Sub and their respective Affiliates, than the Transactions (A) after consultation with its financial advisor, (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, as compared to the terms herein, including, without limitation, the relative likelihood of obtaining the Requisite Stockholder Vote, and (C) after taking into account all appropriate legal, after consultation with its outside counsel, financial (including the financing terms of any such proposal), regulatory (including the relative likelihood of obtaining the requisite approvals under any applicable Gaming Law or Liquor Law) and other aspects of such proposal, including, without limitation the identity of the third party making such proposal and the terms of any written proposal by Parent made in accordance with Section 7.03(e) to amend or modify the terms of the Transactions.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, Equity Interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

The following terms have the respective meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Alternative Financing	§ 7.08(b)
Alternative Financing Commitment	§ 7.08(b)
Award Payment	§ 3.04(b)
Board	Recitals
Board Recommendation	§ 4.04(b)
Certificate of Merger	§ 2.03
Certificates	§ 3.02(b)
Change of Board Recommendation	§ 7.03(e)
Closing	§ 2.02
Closing Date	§ 2.02
Company	Preamble
Company Board Approval	§ 4.04(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV Preamble
Company Financials	§ 4.07(b)
Company Intellectual Property	§ 4.15 (a)
Company Preferred Stock	§ 4.03(a)
Company Stock Award	§ 3.04(a)
Company Stock Award Plans	§ 3.04(a)
Debt Financing	§ 5.07(a)
Debt Financing Commitments	§ 5.07(a)
Debt Financing Conditions	§ 7.08(a)
Dissenting Shares	§ 3.05
Dissenting Stockholder	§ 3.05
DGCL	Recitals
DOJ	§ 7.05(a)
Employees	§ 4.11(b)
Employment Laws	§ 4.11(b)
Environmental Permits	§ 4.06(a)
Equity Commitment Letter	§5.07(b)
Equity Financing	§5.07(b)
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(a)
Exchange Act	§ 4.05(b)
Excluded Party	§ 7.03(b)
Expense Reimbursement Amount	§ 9.02(a)
Fertitta	Preamble
Fertitta Employment Agreement	§ 9.03(b)
Fertitta Shares	§ 7.10(b)
Financing	§ 5.07(b)
Financing Agreements	§ 7.08(b)
Financing Commitments	§ 5.07(b)
First Tier Parent Termination Fee	§ 9.03(c)
FTC	§ 7.05(a)
GAAP	§ 4.07(b)
Gaming Approvals	§ 7.05(d)
Go-Shop Period End Date	§ 7.03(a)
Go-Shop Termination Fee	§ 9.03(b)

Defined Term	Location of Definition
Guarantee Termination	§ 10.12(b)
Indemnified Parties	§ 7.04(a)
Interim Period	§ 6.01(a)
IRS	§ 4.10(b)
Licensed Intellectual Property	§ 4.15(a)
Licensed Persons	§ 7.05(e)
Merger	Recitals
Merger Consideration	§ 3.01(a)
Merger Sub	Preamble
Notice Period	§ 7.03(e)
NYSE	§ 4.05(b)
Obligations	§ 10.12(a)
Outside Date	§ 9.01(b)
Parent	Preamble
Parent Disclosure Letter	§ 5.07(a)
Parent Material Adverse Effect	§ 5.01(a)
Parent Termination Fee	§ 9.03(c)
Paying Agent	§ 3.02(a)
Payment Fund	§ 3.02(a)
Plans	§ 4.10(a)
Post Go-Shop Termination Fee	§ 9.03(b)
Preliminary Proxy Statement	§ 7.01(a)
Proxy Statement	§ 7.01(a)
Representatives	§ 7.02(a)
Requisite Stockholder Vote	§ 4.04(a)
Rights	§ 4.03(b)
Sarbanes-Oxley Act	§ 4.07(a)
Schedule 13E-3	§ 4.05(b)
SEC	§ 4.05(b)
SEC Reports	§ 4.07(a)
Second Tier Parent Termination Fee	§ 9.03(c)
Securities Act	§ 4.07(a)
Solicited Person	§ 7.03(a)
Solvent	§ 5.09
Special Committee	Recitals
Special Meeting	§ 7.01(c)
Surviving Corporation	§ 2.01
Takeover Law	§ 4.04(c)
Tax Returns	§ 4.16(a)
Tenant Leases	§ 4.13
Terminating Company Breach	§ 9.01(c)
Terminating Parent Breach	§ 9.01(d)
Termination Date	§ 9.01
Termination Fee	§ 9.03(b)
Transaction Costs	§ 9.03(a)
Transactions	§ 4.04(a)
Transfer	§ 7.10(c)
Voting Debt	§ 4.03(d)
Voting Agreement Termination	§ 7.10(a)

ARTICLE II

THE MERGER

SECTION 2.01 The Merger. Upon the terms of this Agreement and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, (A) Merger Sub shall be merged with and into the Company, (B) the separate corporate existence of Merger Sub will cease and (C) the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date (the “Closing Date”) to be specified by the parties, which shall be not later than the second business day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY, 10022, unless another time, date or place is agreed to in writing by Parent and the Company.

SECTION 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Merger Sub and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL.

SECTION 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.05 Certificate of Incorporation; Bylaws. At the Effective Time,

(a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to be in the form of Exhibit A and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable Law; and

(b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

SECTION 2.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of the Company shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Share (other than any Shares to be canceled pursuant to Section 3.01(b) and any Dissenting Shares) will be canceled and converted automatically into the right to receive $21.00 in cash (the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.02, of the Certificate that formerly evidenced such Share.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent will be canceled automatically without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Equity Interests of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 3.02 Surrender of Certificates.

(a) Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article III. Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a) (the “Payment Fund”). Except as contemplated by Section 3.02(d), the Payment Fund will not be used for any other purpose. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that, such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase contracts with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1 billion (based on the most recent financial statements of such bank which are then publicly available).

(b) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (i) a letter of transmittal, which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if (x) the Certificate representing such Shares is properly endorsed or otherwise in proper form for transfer and

(y) the person requesting such payment (1) has paid all transfer and other Taxes required by reason of such transfer or (2) established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(d) Termination of Payment Fund. Six months after the Effective Time, Parent shall cause the Paying Agent to deliver to Parent, upon demand, any portion of the Payment Fund that remains undistributed to the holders of Shares at such time, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or other Encumbrance of any person previously entitled thereto.

(e) No Liability. None of the Paying Agent, Merger Sub, Parent or the Surviving Corporation shall be liable to any holder of Shares or any other person for any such Shares (or dividends or distributions with respect thereto) or cash or other consideration delivered to a public official pursuant to any abandoned property, escheat or other Law.

(f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01(a).

SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares or Certificates shall cease to have any rights with respect to such Shares, or in the case of Certificates, the Shares evidenced thereby, except as otherwise provided in this Agreement or by applicable Law. On or after the Effective Time, any Certificates presented to the Paying Agent, the Surviving Corporation or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.01(a).

SECTION 3.04 Employee Equity Awards.

(a) Prior to the Effective Time, the Company shall take all reasonably necessary action, which action shall be effective as of the Effective Time, to:

(i) terminate the Company’s 1993 Stock Option Plan, Non-Qualified Formula Stock Option Plan for Non-Employee Directors, 2002 Employee/Rainforest Conversion Plan, 1995 Flexible Incentive

Plan, 2003 Equity Incentive Plan and any stock options granted outside of a formal plan, in each case as amended through the date of this Agreement (collectively, the “Company Stock Award Plans”);

(ii) except as otherwise provided by the terms of any Company Stock Award Plan, provide that each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Award”) granted under the Company Stock Award Plans shall become fully vested, to the extent not already vested, subject to, and conditioned upon, the closing of the Merger; and

(iii) cause any Company Stock Award that is not exchanged as provided in Section 3.04(b) to be cancelled as of the Effective Time.

(b) Each holder of a Company Stock Award that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the Merger Consideration shall be paid by the Surviving Corporation, in exchange for the cancellation of such Company Stock Award, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the Merger Consideration and the applicable exercise price per share of such Company Stock Award, and (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Stock Award (the “Award Payment”). Except as otherwise expressly provided for in any agreement between the Company and any such holder, the Surviving Corporation or the Paying Agent shall make the Award Payments promptly after the Effective Time. Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(c) The Company shall promptly deliver to Parent, but in no event later than the Effective Time, true and complete copies of all documentation relating to or arising from the termination of the Company Stock Award Plans or other actions required to be taken pursuant to this Section 3.04.

(d) The Company shall take all necessary action to approve the disposition of the Company Stock Awards in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

SECTION 3.05 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has (a) neither voted in favor of the adoption of this Agreement nor consented thereto in writing, (b) demanded properly in writing appraisal for such Shares (the “Dissenting Shares”) and (c) otherwise properly perfected and not withdrawn or lost his or her rights in accordance with Section 262 of the DGCL, will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration, without any interest thereon, in the manner provided in Article II. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws received by the Company relating to stockholders’ rights of appraisal. The Company shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

SECTION 3.06 Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares and certain other assets to Parent pursuant to the Equity Commitment Letter will be deemed to occur immediately prior to the Effective Time and prior to any other event described above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except (i) as otherwise disclosed in the SEC Reports filed prior to the date of this Agreement, excluding any disclosures set forth in any “risk factor” section thereof or any statements that constitute forward-looking statements in that such statements are predictive or forward-looking in nature; or (ii) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”):

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization and, except for such failures that would not reasonably be expected to have a Material Adverse Effect:

(i) each of the Company and its subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and

(ii) each of the Company and its subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) The Company does not directly or indirectly own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interests in, any person.

SECTION 4.02 Organizational Documents. The Company has heretofore made available to Parent a complete and correct copy of the organizational documents, each as amended to date, of the Company and its subsidiaries. Such organizational documents are in full force and effect.

SECTION 4.03 Capitalization.

(a) The authorized Equity Interests of the Company consist of 60,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of the date hereof,

(i) 16,144,546 shares of Company Common Stock were issued and outstanding, exclusive of treasury shares, all of which were validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights,

(ii) 24,058,113 shares of Company Common Stock were held in the treasury of the Company,

(iii) 1,298,176 shares of Company Common Stock were issuable upon exercise of outstanding stock options granted pursuant to the Company Stock Award Plans,

(iv) 1,007,745 shares of Company Common Stock were reserved for issuance under the Company Stock Award Plans (excluding the shares referenced in clause (iii) above), and

(v) no shares of Company Preferred Stock were issued and outstanding.

(b) Except as set forth in Section 4.03(a), there are no

(i) outstanding Equity Interests in the Company or any of its subsidiaries or securities exercisable or exchangeable for or convertible into any Equity Interests of the Company or any of its subsidiaries,

(ii) outstanding options, warrants, rights or contracts relating to the issued or unissued Equity Interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any Equity Interests in the Company or any of its subsidiaries,

(iii) outstanding stock appreciation rights, stock awards, restricted stock, restricted stock awards, performance units, phantom stock, profit participation or similar rights with respect to the Company or any of its subsidiaries or any of its Equity Interests (collectively, “Rights”) or obligation of the Company or any of its subsidiaries to issue or sell any such Right, or

(iv) voting trusts, proxies or other contracts with respect to the voting of any Equity Interests of the Company or any of its subsidiaries or giving any person any preemptive rights with respect to any future issuance of securities by the Company or any of its subsidiaries.

(c) All Equity Interests in each of the Company’s subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights and are owned by the Company and/or a subsidiary of the Company free and clear of all Encumbrances, other than Permitted Encumbrances. All shares of Company Common Stock subject to issuance under the Company Stock Award Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d) Neither the Company nor any of its subsidiaries has outstanding any bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote or other Equity Interests of the Company or any of its subsidiaries) with the stockholders of the Company or any of its subsidiaries on any matter (“Voting Debt”).

(e) Section 4.03(e) of the Company Disclosure Letter sets forth a true and complete list of each current or former Employee, officer, director, consultant or other service provider of the Company or any of its subsidiaries who holds a Company Stock Award under the Company Stock Award Plans as of the date hereof, together with the number of shares of Company Common Stock subject to such Company Stock Awards, the exercise price of such Company Stock Awards, and the expiration date of such Company Stock Awards. All Company Stock Awards have been issued in compliance with the Securities Act and, to the Company’s knowledge, any applicable state blue sky laws.

SECTION 4.04 Authority Relative to this Agreement.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock (the “Requisite Stockholder Vote”) and the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

(b) The Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote (other than Fertitta who abstained) at a meeting duly called and held (the

“Company Board Approval”), has duly (i) determined that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and their respective Affiliates), (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement (the “Board Recommendation”) and directed that this Agreement and the Transactions be submitted for consideration by the Company’s stockholders in accordance with this Agreement.

(c) No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, a “Takeover Law”) is applicable to the Transactions. The approval of the Transactions by the Requisite Stockholder Vote is the only vote of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement or approve the Transactions.

(d) The Special Committee has received the opinion of Cowen and Company, LLC, dated the date, or shortly prior to the date, of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company (other than Parent, Merger Sub, Fertitta and their respective Affiliates), a copy of which opinion has been delivered to Parent.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation of the Transactions will not,

(i) conflict with or violate the organizational documents of the Company or any of its subsidiaries,

(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound, or

(iii) require the consent of any person under, or result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound, except, with respect to clauses (ii) and (iii) of this Section 4.05(a), for any such conflicts, violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any Permit of, or filing with or notification to, any Governmental Authority, except for:

(i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii) the pre-merger notification requirements of the HSR Act;

(iii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and the related Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”);

(iv) any filings required under the rules and regulations of the New York Stock Exchange (“NYSE”);

(v) filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

(vi) any notices, filings, Permits or consents as may be required under applicable Gaming Laws and Liquor Laws; and

(vii) such Permits, filings and notifications the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.06 Permits; Compliance.

(a) Each of the Company and its subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including Permits required under applicable Gaming Laws and Liquor Laws and under applicable Environmental Laws (the “Environmental Permits”), except where failure to be in possession of such Permits would not reasonably be expected to have a Material Adverse Effect. Section 4.06(a) of the Company Disclosure Letter contains a complete and accurate list of all such Permits. The Company and its subsidiaries are, and have been, in compliance with the terms and conditions of such Permits, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect and, as of the date of this Agreement, no suspension or cancellation of any such Permit is pending or, to the Company’s knowledge, threatened.

(b) Neither the Company nor any of its subsidiaries is in violation of any Law (including any Gaming Law or Liquor Law), except for such violations that would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.07 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) Each of the Company and its applicable subsidiaries has timely filed all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed by it with the SEC since January 1, 2006 (collectively, with any amendments thereto, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing and if amended prior to the date hereof as of the date of filing of such amendment, complied or, if filed subsequent to the date hereof, at the time of filing will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing and if amended prior to the date hereof as of the date of filing of such amendment did not, or, if filed subsequent to the date of this Agreement, at the time of filing will not, contain any untrue statement of a material fact or, as of its date of filing and if amended prior to the date hereof as of the date of filing of such amendment, did not omit, or, if filed subsequent to the date of this Agreement, at the time of filing will not omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “Company Financials”) fairly presents or, if filed subsequent to the date hereof, will fairly present in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are or are expected to be material in nature or amount) in all material respects in accordance with United States generally accepted accounting principles as in effect on the date hereof (“GAAP”) and the applicable rules and regulations promulgated by the SEC.

(c) Neither the Company nor any of its subsidiaries has any liabilities, other than liabilities (i) reflected on the Company Reference Balance Sheet, (ii) incurred subsequent to the date of the Company Reference Balance Sheet in the ordinary course of business, (iii) incurred pursuant to the Transactions, or (iv) that would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.08 Absence of Certain Changes or Events. Except as expressly contemplated or permitted by this Agreement, since January 1, 2008, each of the Company and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred (i) any Effect, including any damage to, destruction or loss of any asset of the Company or any of its subsidiaries (whether or not covered by insurance), constituting or that would reasonably be expected to have a Material Adverse Effect or (ii) any action or event that would require Parent’s consent under Section 6.01 if such action or event had occurred after the date of this Agreement.

SECTION 4.09 Absence of Litigation. There is no Action pending or, to the Company’s knowledge, threatened, against the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries that would, if adversely determined against the Company or any of its subsidiaries, reasonably be expected to have a Material Adverse Effect. Neither the Company, any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is subject to any Order that has, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, agreements or arrangements, (iv) other material fringe or employee benefit plans, programs, agreements or arrangements of the Company and (v) any material employment, change of control, retention or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former Employee, consultant or director of the Company (together, the “Plans”).

(b) If required, any Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (“IRS”) a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied or will apply to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(c) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or any of its ERISA Affiliates or, to the knowledge of the Company, by any trusts created thereunder or any trustee or administrator thereof, with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect. Each Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by all applicable Laws (including ERISA and the Code), except as would not reasonably be expected to have a Material Adverse Effect. The Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Plans, except as would not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, all contributions and premiums required to be made by the Company or any ERISA Affiliate to any Plan have been made on or before their due dates. No Action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Plan, including any audit or inquiry by the IRS or United States Department of Labor, other than routine claims for benefits.

(d) Except as provided in this Agreement, the consummation of the Transactions (and either alone or in conjunction with any other event) will not (i) entitle any current or former Employee, director or consultant of the Company or any of its ERISA Affiliates to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any Employee or director of the Company or any of its ERISA Affiliates, or (iii) accelerate the time of payment or vesting of Company Stock Awards, or increase the amount of compensation due any Employee, director or consultant.

(e) No amounts payable under any of the Plans will not be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Plans contains any provision requiring a gross-up pursuant to Section 280G of the Code or similar tax provisions.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA).

(g) Except as would not reasonably be expected to have a Material Adverse Effect, each Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005, or the date such Plan was established, whichever date is later, through the date hereof.

SECTION 4.11 Labor Matters.

(a) Neither the Company nor any of its subsidiaries (i) is a party to any collective bargaining or other labor union contract or (ii) has recognized or bargained with any union or labor organization.

(b) There has not been within the past two years, nor is there pending or, to the Company’s knowledge, threatened (i) any strike, slowdown, picketing or work stoppage by or with respect to any employees of the Company or any of its subsidiaries (collectively, “Employees”), or (ii) any Action against the Company or any of its subsidiaries relating to a violation or alleged violation of any Law relating to or establishing standards of conduct with respect to labor relations or employment matters (collectively, “Employment Laws”), including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Authority or in any grievance or arbitration process, in each case, that would reasonably be expected to have a Material Adverse Effect.

(c) The Company and its subsidiaries are employing all of their Employees in compliance with all applicable Laws relating to employment and employment practices, including, without limitation, all applicable Laws related to taxation, employment standards, workers’ compensation, terms and conditions of employment, occupational health and safety, disability benefits, wages and hours, termination of employment, human rights, pay equity, employment equity, and, where applicable, the Worker Adjustment and Retraining Notification Act, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect. There has been no harassment, discrimination, retaliatory act or similar claim or Action against the Company or any of its subsidiaries or any of their respective officers, directors or Employees that would reasonably be expected to have a Material Adverse Effect.

SECTION 4.12 Proxy Statement and Schedule 13E-3. None of the information included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting and at the time of any amendment or supplement thereof, or (b) in the case of the Schedule 13E-3, at the date it is first filed with the SEC and on the date of the filing of any amendment thereto; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing (including electronically) by Parent, Merger Sub, Fertitta or any of their Representatives or Affiliates (other than the Company and its subsidiaries) in connection with the preparation of the Proxy Statement or Schedule 13E-3 for inclusion or incorporation by reference therein. The Proxy Statement and Schedule 13E-3 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 4.13 Property; Leases. The Company and its subsidiaries have good and valid title in fee simple to all of their owned Property, free and clear of all Encumbrances, except for Permitted Encumbrances. Each of the Company and its subsidiaries has a valid and enforceable leasehold interest with respect to its leased Property, to the Company’s knowledge, free and clear of all Encumbrances other than Permitted Encumbrances, and each of the leases of such leasehold interests (the “Tenant Leases”) is in full force and effect. Neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any other party to any Tenant Lease is in breach of or in default under any of the Tenant Leases, except for such breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.14 Contracts.

(a) Except as may be filed as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, Section 4.14(a) of the Company Disclosure Letter lists or summarizes the following contracts to which the Company or any of its subsidiaries is a party or by which it is bound:

(i) any partnership, limited liability company or joint venture agreement;

(ii) any contract concerning non-competition that limits or otherwise restricts the Company or any of its subsidiaries or that would, after the Effective Time, limit or restrict Parent or the Surviving Corporation or any of their respective subsidiaries from engaging or competing in any line of business or in any geographic area; and

(iii) any contract relating to collective bargaining.

(b) With respect to each contract listed on Section 4.14(a) of the Company Disclosure Letter and each contract filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K as to which the Company or any of its subsidiaries has any continuing right or obligation, except as would not reasonably be expected to have a Material Adverse Effect: (i) such contract is legal, valid, binding and enforceable against the Company or its subsidiary and, to the Company’s knowledge, the other party thereto, and in full force and effect; (ii) such contract will continue to be legal, valid, binding and enforceable against the Surviving Corporation or its subsidiary and, to the Company’s knowledge, the other party thereto, and in full force and effect on identical terms following the Effective Time; (iii) neither the Company nor any of its subsidiaries is in breach or default, and no event has occurred that with the passage of time or giving of notice would constitute a breach or default by the Company or any of its subsidiaries, or permit termination or acceleration by the other party, under such contract; and (iv) to the Company’s knowledge, no other party to such contract is in breach or default, and no event has occurred that with the passage of time or giving of notice would constitute a breach or default by such other party, or permit termination or acceleration by the Company or any of its subsidiaries, under such contract.

SECTION 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter contains a description of all material Intellectual Property (x) owned by the Company or any of its subsidiaries (the “Company Intellectual Property”) or (y) licensed by the Company or any of its subsidiaries for use in the conduct of its business (“Licensed Intellectual Property”).

(b) Except as would not reasonably be expected to have Material Adverse Effect:

(i) each of the Company and its subsidiaries has (A) all right, title and interest in and to all of its Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances and (B) all necessary proprietary rights in and to all of its Licensed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances;

(ii) neither the Company nor any of its subsidiaries has received any written communication alleging that it has infringed the Intellectual Property rights of any third person;

(iii) to the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property or Licensed Intellectual Property by any third party; and

(iv) neither the Company nor any of its subsidiaries is in default (or would with the giving of notice or lapse of time be in default) under any license to use any of the Licensed Intellectual Property.

SECTION 4.16 Taxes.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by them (collectively, “Tax Returns”) taking into account applicable extensions, and have paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. As of the date hereof, there are no written claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, and neither the Company nor any of its subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries, other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or which are being contested in good faith and other than claims or assessments that would not reasonably be expected to have a Material Adverse Effect. There are no liens for Taxes on the assets of the Company or any of its subsidiaries, except for Permitted Encumbrances and liens that would not reasonably be expected to have a Material Adverse Effect.

(b) As of the date hereof, neither the Company nor any of its subsidiaries is being audited by any foreign, federal or state taxing authority or, to the knowledge of the Company, has been notified by any foreign, federal or state taxing authority that any such audit is pending.

(c) The Company is not and (i) has not been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

SECTION 4.17 Environmental Matters.

(a) Neither the Company nor any of its subsidiaries is, to the Company’s knowledge, the subject of any investigation by any Governmental Authority, except for investigations that would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any person, relating to any material liability or material remedial action under any applicable Environmental Laws.

(b) Each of the Company and its subsidiaries has for the past three years complied, and is currently in compliance with, all Environmental Laws, except for failures to comply that would not reasonably be expected to have a Material Adverse Effect.

(c) Neither the Company nor any of its subsidiaries has manufactured, treated, stored, disposed of, generated, handled or released any Hazardous Substances in a manner that has given or is reasonably expected to give rise to any liability to the Company or any of its subsidiaries under Environmental Laws, except for actions that would not reasonably be expected to have a Material Adverse Effect.

(d) No Hazardous Substances have been released from or otherwise come to be located at any Property in a manner that has given rise to any liability to the Company or any of its subsidiaries under Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect.

(e) The representations in this Section 4.17 and Section 4.06(a) are the sole and exclusive representations and warranties concerning environmental matters, environmental compliance or the environmental condition of the Property.

SECTION 4.18 Brokers. Except for Cowen and Company, LLC, the fees of which will be borne by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by the Special Committee on behalf of the Company.

SECTION 4.19 Takeover Statutes. The approval by the Board of this Agreement, the Merger and the other Transactions constitutes approval of this Agreement, the Merger and the other Transactions for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery, performance and consummation of this Agreement, the Merger and the other Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Corporate Organization.

(a) Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the state of its organization and, except for such failures that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any of the other Transactions contemplated hereby (a “Parent Material Adverse Effect”):

(i) each of Parent and Merger Sub has the requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and

(ii) each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

SECTION 5.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

SECTION 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not,

(i) conflict with or violate the certificate of incorporation or bylaws or other organizational or governing documents of either Parent or Merger Sub,

(ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and notifications described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or

(iii) result in any breach or violation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any Permit of, or filing with, or notification to, any Governmental Authority, except for:

(i) applicable requirements, if any, of the Exchange Act;

(ii) the pre-merger notification requirements of the HSR Act;

(iii) the filing with the SEC of the Proxy Statement and Schedule 13E-3;

(iv) any filings required under the rules and regulations of the NYSE;

(v) filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

(vi) any notices, filings, Permits or consents as may be required under applicable Gaming Laws and Liquor Laws; and

(vii) such Permits, filings and notifications the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.04 Proxy Statement and Schedule 13E-3. None of the information supplied in writing (including electronically) by Parent, Merger Sub, Fertitta or any of their respective Representatives or Affiliates (other than the Company and its subsidiaries) for inclusion in the Proxy Statement or Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting, or (b) in the case of the Schedule 13E-3, at the date it is first filed with the SEC and on the date of the filing of any amendment thereto.

SECTION 5.05 Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to Parent’s knowledge, threatened, against Parent or Merger Sub or any property or asset of Parent or Merger Sub and (b) neither Parent, Merger Sub nor any of their properties or assets is subject to any Order.

SECTION 5.06 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than incident to its formation and in connection with this Agreement, the Transactions and the Financing.

SECTION 5.07 Financing.

(a) Section 5.07(a) of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) sets forth true, accurate and complete copies of executed commitment letters, related term sheets, the market flex and securities demand letter and fee letters from Jefferies Funding LLC, Jefferies & Company, Inc. and Wells Fargo Foothill, LLC (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub debt financing in the amounts set forth therein for the purposes of financing the Transactions and related fees and expenses and the other purposes set forth therein (the “Debt Financing”).

(b) Section 5.07(b) of the Parent Disclosure Letter sets forth a true, accurate and complete copy of an executed equity commitment letter (the “Equity Commitment Letter” and, together with the Debt Financing Commitments, the “Financing Commitments”), dated as of the date of this Agreement, for Fertitta, pursuant to which Fertitta has committed to contribute to Parent that number of Shares (which Shares will be cancelled in the Merger as provided in Section 3.01(b)) and the other assets set forth in such letter in exchange for Equity Interests in Parent immediately prior to the Effective Time (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(c) As of the date of this Agreement, (i) none of the Financing Commitments have been amended, supplemented or modified, in any respect, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded, in any respect. Each of the Financing Commitments, in the form so delivered, is (x) in full force and effect as of the date hereof and (y) a valid and binding obligation of Parent, Merger Sub and/or Fertitta, as applicable, and, to Parent’s knowledge, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. Parent is unaware of any fact or occurrence existing on the date hereof that (with or without notice, lapse of time, or both) would reasonably be expected to (w) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect, (x) result in any of the conditions in the Financing Commitments not being satisfied, (y) cause any of the Financing Commitments to cease to be in full force and effect, or (z) otherwise result in the funding contemplated by the Financing Commitments not being available by the Outside Date in order to consummate the Transactions. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement, if any. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent and/or Merger Sub on the terms therein. Subject to the terms and conditions of each of the Financing Commitments and this Agreement, the aggregate proceeds contemplated by the Financing Commitments, including the number of Shares to be contributed to Parent immediately prior to the Effective Time pursuant to the Equity Commitment Letter, together with the cash on hand of Parent and Merger Sub at the Effective Time, will be sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions, to make any repayment or refinancing of indebtedness contemplated in connection with the Transactions and to pay all related fees and expenses.

SECTION 5.08 Brokers. Except for Jefferies & Company, Inc., the fees of which will be borne by Parent or an Affiliate thereof, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 5.09 Solvency. Assuming that (a) the Company and its subsidiaries are solvent immediately prior to the Effective Time and (b) the Company Financials fairly present in all material respects the financial condition of the Company and its subsidiaries as of the end of the periods covered thereby and the results of operations of the Company and its subsidiaries for the periods covered thereby, and after giving effect to the Transactions, including the Financing, any Alternative Financing and the payment of the aggregate Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent” when used with respect to any person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (A) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to satisfy as they become due (x) any and all liabilities with respect to any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, legal, equitable, secured or unsecured or (y) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, legal, equitable, secured or unsecured.

SECTION 5.10 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. All of the issued and outstanding voting securities of Parent are, and at the Effective Time will be, owned by Fertitta. Neither Parent nor Merger Sub has conducted any business other than incident to its formation and in connection with this Agreement, the Transactions and the Financing.

SECTION 5.11 Vote/Approval Required. No vote or consent of the holders of any class or series of Equity Interests in Parent is necessary to approve this Agreement or the Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub, which will occur prior to the Effective Time, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Transactions, including this Agreement. None of Parent, Merger Sub or Fertitta has entered into or granted any voting trusts, stockholders’ agreements, proxies or other similar instruments with respect to any voting securities of Parent or Merger Sub.

SECTION 5.12 Ownership of Shares. As of the date hereof, neither Parent nor Merger Sub owns any Shares, beneficially, of record or otherwise. Immediately prior to the Effective Time, Parent or Merger Sub will only own those Shares subject to the Equity Commitment Letter.

SECTION 5.13 Certain Arrangements. Other than the Equity Commitment Letter and any limited liability company operating agreement of Parent, there are no contracts between Parent, Merger Sub, Fertitta or any of their respective Affiliates (not including the Company and its subsidiaries), on the one hand, and Fertitta or any of his Affiliates (not including the Company and its subsidiaries) or any executive officer of the Company, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

SECTION 5.14 Gaming Approvals and Licensing Matters. None of Parent, Merger Sub or Fertitta has ever been denied a gaming license, approval or related finding of suitability by any Gaming Authority, or had any gaming license revoked or suspended.

SECTION 5.15 No Knowledge of Inaccuracies; Access to Information.

(a) As of the date hereof, Parent does not have any knowledge that any of the Company’s representations and warranties set forth in Article IV of this Agreement are inaccurate.

(b) Parent and Merger Sub each acknowledge and agree that it (i) has had an opportunity to discuss the business of the Company and its subsidiaries with management of the Company, (ii) has had reasonable access to the books and records of the Company and its subsidiaries, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted it own independent investigation of the Company and its subsidiaries, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed. No such discussions, access, questions or investigation shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

(a) Between the date of this Agreement and the earlier of the Effective Time and the Termination Date (the “Interim Period”), except (x) as set forth in Section 6.01(a) of the Company Disclosure Letter, (y) with the prior written consent of Parent or (z) as otherwise contemplated by this Agreement or required by applicable Law, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and the executive officers of the Company (other than Fertitta) shall (i) not cause any of the Company or its subsidiaries to conduct its business other than, in all material respects, in the ordinary course of business; and (ii) use commercially reasonable efforts to preserve substantially intact the business organization of the Company and each of its subsidiaries, to keep available the services of the current officers, Employees and consultants of the Company and each of its subsidiaries, and to preserve, in all material respects, the current relationships of the Company and each of its subsidiaries with customers, licensees, suppliers and other persons with which the Company and each of its subsidiaries have business relations; provided, however, that any action taken or omitted to be taken by an executive officer of the Company at the direction of Fertitta that would otherwise constitute a breach of this Section 6.01(a) shall not be deemed to constitute such a breach.

(b) Without limiting the foregoing, except (x) as set forth in Section 6.01(b) of the Company Disclosure Letter, (y) with the prior written consent of Parent or (z) as otherwise contemplated by this Agreement or required by applicable Law, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and the executive officers of the Company (other than Fertitta) shall not cause any of the Company or its subsidiaries to, during the Interim Period, directly or indirectly:

(i) make, revoke or change any material Tax election, change in any material respect any method of Tax accounting, settle, compromise or incur any material liability for Taxes, fail to timely file any Tax Return that is due, file any amended Tax Return or material claim for refund, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case except as required by GAAP or applicable Law;

(ii) make any material change in the accounting principles used by it unless required by a change in GAAP, applicable Law or any Governmental Authority;

(iii) except for short-term borrowings incurred in the ordinary course of business under its existing credit facility or other indebtedness not in excess of $1,000,000 in the aggregate, incur or guarantee indebtedness for borrowed money or commit to borrow money;

(iv) make any capital expenditure in excess of $1,000,000 in the aggregate, except for capital expenditures approved prior to the date hereof as part of the Company’s capital expenditures budget for the year ending December 31, 2008;

(v) except as set forth in Section 7.03, sell, lease, license, dispose or effect an Encumbrance (by merger, consolidation, sale of stock or assets or otherwise) of any material assets other than in the ordinary course of business;

(vi) make any material change in any compensation arrangement or contract with any present or former Employee, officer, director, consultant, stockholder or other service provider of the Company or any of its subsidiaries or establish, terminate or materially amend any Plan or increase benefits (including acceleration of benefits under Plans other than the Company Stock Award Plans) under any Plan, or grant any Company Stock Awards or other awards under any Company Stock Award Plan, in each case other than (A) required pursuant to the terms of any Plan as in effect on the date of this Agreement or (B) required by Law;

(vii) declare, set aside or pay any dividend or make any other distribution with respect to Equity Interests of the Company or any of its subsidiaries, or otherwise make any payments to stockholders in their capacity as such;

(viii) effect a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act;

(ix)(A) issue, deliver, sell, pledge, transfer, convey, dispose or permit the imposition of an Encumbrance on any Equity Interests, or any options, warrants, securities exercisable, exchangeable or convertible into any Equity Interest or any Right or Voting Debt other than the issuance of Shares upon the exercise of Company Stock Awards outstanding as of the date of this Agreement, (B) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Equity Interests or (C) split, combine, subdivide or reclassify any Equity Interests;

(x) enter into any material contract providing for the sale or license of Intellectual Property;

(xi) license, lease, acquire, sublease, grant any Encumbrance affecting and/or transfer any material interest in any Property other than leases entered into in the ordinary course of business, or enter into any amendment, extension or termination of any leasehold interest in any Property other than in the ordinary course of business;

(xii) make any acquisition of, capital contributions to, or investment in, assets or stock of any person (whether by way of merger, consolidation, tender offer, share exchange or other activity);

(xiii) except as otherwise expressly permitted by Section 7.03, merge or consolidate with any person;

(xiv) enter into, terminate or materially amend any contract listed in Section 4.14(a) of the Company Disclosure Letter or filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, or that would be required to be so listed or filed had such contract been entered into prior to the date hereof;

(xv) enter into or materially modify any commitment with any person with respect to potential gaming activities in any jurisdiction;

(xvi) except in the ordinary course of business and consistent with the Gaming Laws (including Regulation 6 of the Nevada State Gaming Commission), change any policy regarding the issuance of credit instruments at any of its gaming operations;

(xvii) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would be reasonably expected to compete with or impede the Financing or cause the breach of any provisions of the Financing Commitments or cause any condition set forth in the Financing Commitments not to be satisfied;

(xviii) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(xix) satisfy, discharge, waive or settle any material liabilities, other than in the ordinary course of business;

(xx) amend the Company’s or any of its subsidiaries’ organizational or governing documents; or

(xxi) enter into any contract to do any of the actions prohibited by this Section 6.01(b);

provided, however, that any action taken or omitted to be taken by an executive officer of the Company at the direction of Fertitta that would otherwise constitute a breach of this Section  6.01(b) shall not be deemed to constitute such a breach.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Special Meeting; Proxy Statement.

(a) As promptly as practicable following the date hereof, the Company, in cooperation with and subject to the approval of the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall, in accordance with applicable Law: (i) prepare and file, within 20 days after the date hereof, with the SEC a preliminary proxy statement (the “Preliminary Proxy Statement”) relating to the Transactions and this Agreement; (ii) after consultation with Parent, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement, including any amendments or supplements thereto (the “Proxy Statement”), to be mailed to its stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments; provided, however, that no amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement will be made by the Company without prior consultation with Parent and its counsel; provided, further, however, that the Company shall not be required to mail the Proxy Statement to its stockholders, or to call, give notice of, convene or hold the Special Meeting (as defined below), on or prior to the Go-Shop Period End Date. In connection with the filing of the Preliminary Proxy Statement and the Proxy Statement,

the Company, in cooperation with and subject to the approval of the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and Parent shall cooperate to: (i) concurrently with the preparation and filing of the Preliminary Proxy Statement and the Proxy Statement (including any amendments or supplements thereto), jointly prepare and file with the SEC the Schedule 13E-3 relating to the Transactions and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the Schedule 13E-3; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) have cleared by the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Special Meeting.

(b) The Company shall, in accordance with applicable Law, notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement. The Company shall give Parent a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit any such material to which Parent reasonably objects. If the Company discovers at any time prior to the Special Meeting any information that, pursuant to the Exchange Act, is required to be set forth in an amendment or supplement to the Proxy Statement, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall promptly transmit such amendment or supplement to its stockholders.

(c) The Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall, subject to Section 7.01(a) and in accordance with applicable Law, duly call, give notice of, convene and, unless this Agreement has been terminated, hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of considering and taking action upon the approval and adoption of this Agreement and the Transactions, including adjourning such meeting for up to ten business days to obtain such approval. Unless the Board or Special Committee, as applicable, has withdrawn or modified its approval or recommendation of this Agreement as expressly permitted by Section 7.03, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall (i) use commercially reasonable efforts to solicit the approval of this Agreement by the stockholders of the Company and (ii) include in the Proxy Statement (A) the Special Committee’s and the Board’s declaration of the fairness and advisability of this Agreement and the Board Recommendation, and (B) disclosure regarding the approval of the Special Committee and the Board. Notwithstanding the foregoing, the Company may adjourn or postpone the Special Meeting as and to the extent required by applicable Law.

SECTION 7.02 Access to Information.

(a) During the Interim Period, and in compliance with applicable Laws, each of the Company and its subsidiaries shall, and shall cause each of its respective officers, directors, employees, auditors, investment bankers, counsel, agents and other representatives (“Representatives”) to afford the Representatives of Parent and Merger Sub reasonable access at all reasonable times to the officers, employees, properties, offices and other facilities, books and records of the Company and each of its subsidiaries, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request.

(b) No investigation pursuant to this Section 7.02 or otherwise shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto.

SECTION 7.03 Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City time, on July 31, 2008 (the “Go-Shop Period End Date”), the Company may, directly or indirectly, under the direction of the Special Committee (which has been authorized to act on behalf of the Board and the Company with respect to any action permitted or contemplated by this Section 7.03): (i) initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non-public information to any person (each a “Solicited Person”) pursuant to one or more Acceptable Confidentiality Agreements; and (ii) enter into and maintain, or participate in, discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposals.

(b) Subject to Section 7.03(c), from the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or consummate any such transaction or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or resolve or agree to do any of the foregoing. Notwithstanding the foregoing, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may continue to take any of the actions described in the immediately preceding clause (i) from and after the Go-Shop Period End Date with respect to any person that has made an Acquisition Proposal prior to the Go-Shop Period End Date and with whom the Company is having ongoing discussions or negotiations as of the Go-Shop Period End Date regarding an Acquisition Proposal to the extent that the Company satisfies the requirements of Section 7.03(c)(ii), (iii) and (iv) on the Go-Shop Period End Date with respect to such Acquisition Proposal (each such person, an “Excluded Party”). Notwithstanding anything contained in this Section 7.03 to the contrary, an Excluded Party will no longer be an Excluded Party for all purposes under this Agreement immediately at such time as (x) the Acquisition Proposal made by such Excluded Party is withdrawn, is terminated, expires or fails to satisfy the requirements of Section 7.03(c)(iii) and (iv) or (y) such discussions or negotiations have been terminated. The Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall notify Parent promptly when an Excluded Party ceases to be an Excluded Party. At the Go-Shop Period End Date, other than with respect to Excluded Parties, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Solicited Person conducted theretofore by the Company or any of its Representatives with respect to any Acquisition Proposal and use its (and will cause its Representatives to use their) commercially reasonable efforts to cause to be returned or destroyed all confidential information provided or made available to such Solicited Person on behalf of the Company.

(c) Notwithstanding anything to the contrary contained in Section 7.03(b), and in addition to the Company’s right under Section 7.03(a), if at any time following the Go-Shop Period End Date and prior to obtaining the Requisite Stockholder Vote, (i) the Company receives a written Acquisition Proposal from a third party that the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, believes in good faith to be bona fide, (ii) the Company has not intentionally or materially breached this Section 7.03, (iii) the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested

Directors, determines in good faith, after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iv) the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with its outside legal advisors, that the failure to take the actions described in clauses (A) and (B) below would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may (A) furnish information with respect to the Company to the person making such Acquisition Proposal and (B) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company shall not, and shall not allow any of its Representatives to, disclose any material non-public information to such person without entering into an Acceptable Confidentiality Agreement. Notwithstanding anything to the contrary contained in Section 7.03(b) or this Section 7.03(c), prior to obtaining the Requisite Stockholder Vote, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall be permitted to take the actions described in clauses (A) and (B) immediately above with respect to any Excluded Party until such Excluded Party ceases to qualify as an Excluded Party under Section 7.03(b).

(d) No later than the second business day immediately following the Go-Shop Period End Date, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall notify Parent, in writing, of the identity of each Excluded Party and shall provide Parent a copy of each written Acquisition Proposal received from any Excluded Party. From and after the Go-Shop Period End Date, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall (i) notify Parent promptly (and in any event within two business days) in writing if the Company receives or after it becomes aware that one of its Representatives has received (A) an Acquisition Proposal from a person or group of related persons, including the material terms and conditions thereof and the identity of the person making such Acquisition Proposal, to the extent known, (B) any request by any person or group of related persons for non-public information relating to the Company other than requests in the ordinary course of business and reasonably believed by the Company to be unrelated to an Acquisition Proposal or (C) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal by any person or group of related persons, and (ii) keep Parent apprised and update Parent promptly as to the status and any material developments, discussions and negotiations concerning such Acquisition Proposal. Without limiting the foregoing, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall inform Parent in writing within two business days in the event that it determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 7.03.

(e) Neither the Board nor any committee thereof, including the Special Committee, if then in existence, shall directly or indirectly withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation in favor of the Merger (a “Change of Board Recommendation”). Notwithstanding the immediately foregoing sentence, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, may, at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with its outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (i) cause the Company to terminate this Agreement pursuant to Section 9.01(d)(ii) and to concurrently enter into a definitive agreement with respect to such Superior Proposal or (ii) withdraw or modify the Board Recommendation in a manner adverse to Parent, in each case if, but only if, the Company receives a written Acquisition Proposal, including from an Excluded Party, and the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, concludes in good faith, after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall not terminate this

Agreement pursuant to Section 9.01(d)(ii) and any purported termination pursuant to Section 9.01(d)(ii) shall be void and of no force and effect, unless concurrently with such termination the Company pays to Parent the Termination Fee payable pursuant to Section 9.03; provided, further, that the Board may not withdraw or modify the Board Recommendation in a manner adverse to Parent or terminate this Agreement, unless:

(i) the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, has (A) provided prior written notice to Parent, at least four business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal and (B) contemporaneously provided with such notice a copy of the relevant proposed transaction agreements with the person making such Superior Proposal and any other material documents relating thereto; and

(ii) during the Notice Period, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith, if Parent and Merger Sub desire to negotiate, to make such adjustments in the terms and conditions of this Agreement, and the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal. If a Superior Proposal is revised materially, including, without limitation, any revision to price, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall deliver to Parent a new written notice and again comply with the requirements of Section 7.03(e)(i) and (ii) with respect to such revised Superior Proposal except that the Notice Period with respect thereto will be four business days for the first such material revision to a Superior Proposal and two business days for each such subsequent material revision to a Superior Proposal thereafter.

(f) Subject to this Section 7.03, the Company shall not terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement to which it is a party (including each Acceptable Confidentiality Agreement) that relates to a transaction of a type described in the definition of Acquisition Proposal; provided, however¸ that the Company may permit to be taken any of the actions prohibited under a standstill agreement if the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(g) Nothing contained in this Section 7.03 or elsewhere in this Agreement prohibits the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) otherwise making any disclosure to its stockholders if the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with outside counsel, that failure so to disclose would be inconsistent with the disclosure requirements under applicable Law.

(h) Nothing contained in this Section 7.03 prohibits the Company from responding to any unsolicited proposal or inquiry solely by advising the person making such proposal or inquiry of the terms of this Section 7.03.

(i) Neither Parent, Merger Sub nor any of their Affiliates (other than the Company and its subsidiaries) shall take any action with the purpose of discouraging in any material way or preventing any person from making a competing Acquisition Proposal.

SECTION 7.04 Directors’ and Officers’ Indemnification.

(a) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless to the fullest extent permitted under applicable Law each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any and all costs, expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action arising out of, pertaining to or in connection with any act or omission or matters existing or occurring or alleged to have occurred at or prior to the Effective Time, including the Transactions, in each case to the same extent as provided in the certificate of incorporation of the Company, the bylaws of the Company or any contract between the Company and such Indemnified Party, in each such case as in effect on the date hereof. If any such Action occurs, Parent or the Surviving Corporation shall advance to each Indemnified Party the expenses it incurs in the defense of any such Action within 10 business days of Parent or the Surviving Corporation receiving from such Indemnified Party a written request therefor; provided that (i) any such advancement of expenses will be only to the fullest extent permitted under applicable Law and (ii) such Indemnified Party provides an undertaking to repay such advances to Parent or the Surviving Corporation, as applicable, if it is ultimately determined by a court of competent jurisdiction (which determination is not subject to any appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b) The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws, respectively, of the Company as of the date hereof, unless any modification thereof is required by Law and then Parent shall cause the Surviving Corporation to make such modification only to the minimum extent required by such Law, which provisions may not be amended, repealed or otherwise modified, except as provided in this Section 7.04(b), for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company.

(c) The Company shall purchase at or prior to the Effective Time, and the Surviving Corporation shall maintain in effect, tail policies to the Company’s current directors’ and officers’ liability insurance, which tail policies (i) shall be effective for a period of six years after the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance and (ii) shall contain terms with respect to coverage and amount no less favorable, in the aggregate, than those of such policy or policies as in effect on the date hereof. Notwithstanding the immediately preceding sentence, if the tail policies described in the immediately preceding sentence cannot be obtained or can only be obtained by paying aggregate premiums in excess of 125% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Corporation shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 125% of the aggregate annual amount currently paid by the Company for such coverage.

(d) The parties hereto intend that the provisions of this Section 7.04 be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.04 shall continue in effect until the final disposition of such Action.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall make, or cause to be made, the proper provisions so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.04.

SECTION 7.05 Regulatory Filings; Commercially Reasonable Efforts.

(a) As soon as reasonably practicable following the execution of this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, each shall file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) Notification and Report Forms relating to the Transactions as required by the HSR Act and will use commercially reasonable efforts to obtain an early termination of any applicable waiting period thereunder; provided, however, that the parties shall not be required to file such Notification and Report Forms until the second business day after the Go-Shop Period End Date unless the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, shall elect otherwise and notify Parent at least 10 days prior to filing. The Company, on the one hand, and Parent and Merger Sub, on the other hand, each shall promptly (i) supply the other party with any information which may be required in order to effectuate such filing and (ii) supply any additional information which reasonably may be required by the FTC or the DOJ in connection with such filing. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall notify the other party promptly upon the receipt of (i) any comments from any officials of the FTC or the DOJ in connection with any filing made pursuant hereto and (ii) any request by any officials of the FTC or the DOJ for amendments or supplements to any filing made pursuant to, or information provided to comply with, the requirements of the HSR Act. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 7.05(a), the Company, on the one hand, and Parent and Merger Sub, on the other hand, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing such amendment or supplement. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties’ counsel in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with any Action under or relating to the HSR Act. The parties may designate any such documents “outside counsel only” and if so designated, such documents may not be disclosed to the other party. Notwithstanding anything to the contrary contained in the foregoing, in no event shall Parent, any member of Parent or any of their respective Affiliates be required to divest any stock, partnership, membership or other ownership interest in any entity, or agree to undertake any divestiture or restrict its conduct in any respect with regard to any business, in order to satisfy the condition set forth in Section 8.01(b).

(b) Subject to the terms and conditions herein provided, each party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits and approvals from Governmental Authorities, Gaming Authorities and other third parties required for the consummation of the Transactions, including under any applicable Gaming Laws and Liquor Laws; provided, however, that in no event shall the Company or any of its subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Merger under any contract other than de minimis amounts or amounts that are advanced or reimbursed by Parent. Upon the terms and subject to the conditions hereof, each party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Transactions to be satisfied by it.

(c) In the event that any Action is instituted, or threatened, by a Governmental Authority or private party challenging the Transactions, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in Section 7.05(b), Parent and Merger Sub each hereby agrees to use commercially reasonable efforts to: (i) obtain as promptly as practicable after the date hereof all licenses, Permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties hereto to consummate the Transactions (collectively, “Gaming Approvals”); (ii) avoid any action or proceeding by any Gaming Authority challenging the consummation of the Transactions; (iii) make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions, with respect to this Agreement and the Transactions, as required to permit the parties hereto to consummate the Transactions under the Gaming Laws; (iv) schedule and attend any hearings or meetings with Gaming Authorities to obtain the Gaming Approvals as promptly as possible; and (v) comply with the terms and conditions of any and all of the foregoing necessary to obtain the Gaming Approvals. Notwithstanding anything to the contrary contained in the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation, Fertitta or any of their respective Affiliates shall be required to: (u) restructure or commit to restructure Parent’s or the Surviving Corporation’s capital structure; (v) replace or issue non-voting equity to one or more Licensed Persons who are preventing or materially delaying the receipt of Gaming Approvals; (w) agree to divest assets or operations; (x) upon the Closing, place in trust assets or operations in those gaming jurisdictions that permit such action or agree to permit assets or operations to operate without interference from Parent, pending obtaining control upon subsequent regulatory approval; (y) accept operating restrictions on the Surviving Corporation other than to the extent substantially similar to operating restrictions on the Company that are currently in effect; or (z) take any action similar to any of the foregoing.

(e) Parent and Merger Sub shall cause all of their Affiliates who are, in the view of the applicable Gaming Authorities, required to be licensed under applicable Gaming Laws in order to consummate the Transactions (the “Licensed Persons”), to submit to the licensing process and, as promptly as reasonably practicable, to prepare and file all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders for all Gaming Authorities required to permit the parties hereto to consummate the Transactions. Parent shall, and shall cause its Representatives and Affiliates to, use commercially reasonable efforts to: (i) file or cause to be filed (A) no later than the Go-Shop Period End Date all required initial applications and documents in respect of officers and directors of Parent, Affiliates of Parent or holders of equity in Parent or its Affiliates, as applicable, in connection with obtaining Gaming Approvals and (B) as promptly as practicable after the date hereof all other required applications and documents in connection with obtaining Gaming Approvals; (ii) request or cause to be requested an accelerated review from the Gaming Authorities in connection with such filings; (iii) act diligently and promptly to pursue the Gaming Approvals; (iv) cooperate with the Company in connection with making all filings referenced in this Section 7.05(e); and (v) keep the Special Committee reasonably informed of the status of Parent’s application for Gaming Approvals and its activities related to obtaining the Gaming Approvals, as applicable, including promptly advising the Special Committee upon receiving any communication from any Gaming Authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any Gaming Approval required from such Gaming Authority will not be obtained or that the receipt of any such approval will be delayed materially. For purposes of this Section 7.05(e), references to Affiliates of Parent and/or Merger Sub shall not be deemed to include the Company and its subsidiaries.

(f) Except as otherwise permitted by this Agreement, none of Parent, Merger Sub or the Company shall take or agree to take any action, including entering into any contracts with respect to any acquisitions, mergers, consolidations or business combinations, that would reasonably be expected to adversely affect the ability of the parties to obtain an early termination of any applicable waiting period under the HSR Act or any consents, waivers, approvals, authorizations, Permits and approvals from Governmental Authorities, Gaming Authorities and other third parties required for the consummation of the Transactions or otherwise to prevent, materially delay or materially impair the ability of the parties to consummate the Transactions.

SECTION 7.06 Public Announcements. Parent and the Company agree that no public release or announcement concerning the Transactions or the Merger shall be issued by either party without the prior consent of the other party (in the case of the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors), which consent shall not be unreasonably withheld, except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Section 7.06 and do not reveal non-public information regarding the other party; provided, further, however, that the Company may issue any public release or announcement, without prior consultation with Parent, contemplated by, or with respect to any action taken pursuant to, Section 7.03.

SECTION 7.07 Advice of Changes. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority or any Gaming Authority in connection with the Merger or the other Transactions or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relates to the Merger or the other Transactions, and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be likely to cause or result in any of conditions to the Merger set forth in Article VIII not being satisfied or satisfaction of any of those conditions being materially delayed; provided, however, that the giving of any notice pursuant to this Section 7.07 will not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit the remedies available to the party receiving such notice or (z) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided, further, that the failure to give prompt notice hereunder pursuant to this Section 7.07 will not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying fact, circumstance or event not so notified would standing alone constitute such a failure.

SECTION 7.08 Financing.

(a) Each of Parent and Merger Sub shall use its best efforts to complete the Financing on the terms and conditions described in the Financing Commitments as promptly as practicable but in any event on or before the Outside Date, including using its best efforts to (i) negotiate definitive agreements with respect thereto (A) on the terms and conditions contained in the Financing Commitments or (B) on other terms and conditions that (1) are no less favorable to Parent and Merger Sub taken as a whole, (2) do not impose any conditions other than those set forth in the Debt Financing Commitments (the “Debt Financing Conditions”) or set forth in the Equity Commitment Letter, as applicable, or adversely change in any material respect any Debt Financing Condition or condition set forth in the Equity Commitment Letter, as applicable, and (3) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions on or before the Outside Date, (ii) satisfy on a timely basis all conditions applicable to Parent and/or Merger Sub in such definitive agreements that are within their control and (iii) not permit any amendment or modification to be made to, or any waiver of, any material provision or remedy under the Financing Commitments, if such amendment, modification or waiver (A) imposes any new or additional conditions or adversely changes in any material respect any Debt Financing Condition or condition set forth in the Equity Commitment Letter or (B) would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions on or before the Outside Date.

(b) If all or a portion of the Financing becomes unavailable in accordance with the terms of the Financing Commitments, then (i) Parent shall notify the Company promptly and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event, on terms that (A) are no less favorable than those in the Financing Commitments to Parent and Merger Sub taken as a whole and (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions on or before the Outside Date (the “Alternative Financing”), and to obtain a new financing commitment letter related to such Alternative Financing (the “Alternative Financing Commitment”). If applicable, each of Parent and Merger Sub shall use their respective best efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternative Financing on the terms and conditions described in the Alternative Financing Commitment as promptly as practicable but in any event on or before the Outside Date, including using best efforts to (i) negotiate definitive agreements with respect to the Alternative Financing (such definitive agreements, or any definitive agreements entered into under Section 7.08(a), the “Financing Agreements”) (A) on the terms and conditions contained in the Alternative Financing Commitment or (B) on other terms and conditions that (1) are no less favorable to Parent and Merger Sub taken as a whole, (2) do not impose any new or additional conditions, or adversely change in any material respect any existing conditions, to the receipt of the Alternative Financing as set forth in the Alternative Financing Commitments and (3) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions on or before the Outside Date, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within their control, and (iii) upon satisfaction of such conditions, to use their best efforts to cause the funding of such Alternative Financing.

(c) Parent and Merger Sub shall, and shall use their best efforts to cause their Representatives to, comply in all material respects with the terms of the Financing Commitments, any Alternative Financing Commitment, the Financing Agreements and any related fee and engagement letters. Parent shall (i) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution and (ii) otherwise keep the Company reasonably informed of the status of Parent’s efforts to arrange the Financing or the Alternative Financing, as applicable, including providing to the Company copies of Financing Agreements in substantially final form following the negotiation thereof.

(d) Prior to the Effective Time, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall provide, and shall cause its subsidiaries to, and shall use its best efforts to cause their respective Representatives, including legal and accounting, to, provide all cooperation reasonably requested by Parent in connection with the Debt Financing or any Alternative Financing, including, without limitation: (i) reasonable participation in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies with respect to the definitive financing arrangements for the Debt Financing or any Alternative Financing; (ii) assistance with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements (including those required by the SEC) and similar documents required in connection with the Debt Financing or any Alternative Financing; (iii) execution and delivery of any pledge and security documents and other similar documents, other definitive financing documents, and other certificates and documents to be executed and delivered by the Company or any of its subsidiaries as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any subsidiary with respect to solvency matters) and otherwise facilitate the pledging of collateral, in each case so long as not effective until on or after the Effective Time; (iv) furnishing Parent and its Debt Financing or Alternative Financing sources with readily-available historical financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all historical financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A under the Securities Act, to consummate the Debt Financing or any Alternative Financing transaction executed in connection with the Transactions; (v) using best efforts to assist Parent in obtaining accountants’ comfort letters, legal opinions, surveys and title insurance as may be reasonably requested by Parent or the lenders under the Debt Financing Commitments or any Alternative Financing Commitment; (vi) permit the prospective lenders involved in the Debt Financing or any Alternative Financing to evaluate the Company’s current assets and cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; (vii) so long as not effective until on or after the Effective Time, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with any such collateral arrangements; and (viii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing or any Alternative Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time. The Company shall cause its officers, in their capacities as officers, to deliver such customary management representation letters as any audit firm may request in connection with any comfort letters or similar documents required in connection with the Debt Financing or any Alternative Financing. The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Debt Financing or any Alternative Financing, provided that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company or any of its subsidiaries and its or their marks. Nothing contained in this Section 7.08 or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing or any Alternative Financing prior to the Effective Time. Nothing contained in this Section 7.08 or otherwise shall require the Company to pay any Transaction Costs related to the Debt Financing or any Alternative Financing other than the Transaction Costs related to such cooperation under this Section 7.08(d).

SECTION 7.09 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties agree and acknowledge that (a) nothing contained in this Agreement shall give Parent, directly or indirectly (other than Fertitta in his capacity as a member of the Board and as President and Chief Executive Officer of the Company), the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, including through Fertitta in his capacity as a member of the Board and as President and Chief Executive Officer of the Company.

SECTION 7.10 Fertitta Voting Agreement.

(a) Voting of Fertitta Shares. Fertitta covenants and agrees that until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (the “Voting Agreement Termination”), at the Special Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Fertitta will vote, or cause to be voted, all of the Fertitta Shares then owned beneficially or of record by him, as of the record date for such meeting or consent, in favor of the adoption of this Agreement and the approval of the Merger and any actions required in furtherance thereof, as this Agreement may be modified or amended from time to time.

(b) Representations and Warranties of Fertitta. Fertitta, in his individual capacity and solely with respect to this Section 7.10, the last sentence of Section 9.03(b) and Section 10.12, hereby represents and warrants to the Company that, as of the date hereof and at all times until the Voting Agreement Termination, except as otherwise permitted by Section 7.10(c):

(i) the execution, delivery and performance of this Agreement by Fertitta have been duly authorized by all necessary action and this Section 7.10, the last sentence of Section 9.03(b) and Section 10.12 constitute legal, valid and binding obligations of Fertitta enforceable against Fertitta in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies;

(ii) the execution and delivery of this Agreement by Fertitta do not, and Fertitta’s performance of his obligations hereunder will not, (A) conflict with or violate any Law applicable to Fertitta or by which any property or asset of Fertitta is bound, (B) result in any breach or violation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any contract to which Fertitta is a party or by which Fertitta or any property or asset of Fertitta is bound or (C) require any Permit of, or filing with, or notification to, any Governmental Authority by Fertitta;

(iii) Fertitta is the sole and beneficial owner (it being understood and agreed that, for purposes of this Section 7.10, such beneficial ownership does not include any rights with respect to stock options, derivatives, swaps or other arrangements) of an aggregate of 5,731,481 shares of Company Common Stock (such Shares, or any other voting or Equity Interests of the Company hereafter acquired by Fertitta prior to the Voting Agreement Termination, but excluding any Shares or other voting or Equity Interests of the Company Transferred by Fertitta as permitted by Section 7.10(c), being referred to herein collectively as the “Fertitta Shares”);

(iv) Fertitta has the full and sole power to vote or direct the voting of the Fertitta Shares;

(v) the Fertitta Shares are not subject to any voting trust, proxy or similar instrument with respect to the voting thereof;

(vi) Fertitta has copies of this Agreement, is familiar with its terms and conditions and agrees to be bound solely by this Section 7.10, the last sentence of Section 9.03(b) and Section 10.12; and

(vii) Fertitta has the financial capacity to pay the Obligations.

(c) Transfer of Fertitta Shares. Fertitta covenants and agrees from the execution and delivery of this Agreement until the Voting Agreement Termination that, except as otherwise contemplated by this Agreement (including the Equity Commitment Letter), he will not directly or indirectly (i) sell, assign, transfer, tender, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any of the Fertitta Shares to a third party, (ii) deposit any of the Fertitta Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Fertitta Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Section 7.10, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Fertitta Shares to a third party or (iv) take any action that would make any representation or warranty of Fertitta contained in this Section 7.10 untrue or incorrect or have the effect of preventing, materially delaying or materially impairing Fertitta from performing his obligations under this Section 7.10. Notwithstanding anything to the contrary contained in the foregoing, Fertitta shall be permitted to Transfer Fertitta Shares to (i) any of his Affiliates, (ii) any member of his immediate family or (iii) any trust for the benefit of one or more members of his immediate family or Affiliates. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(d) Waiver of Appraisal Rights. Fertitta hereby waives, to the full extent of the Law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or assert any rights to dissent or otherwise in connection with the Merger with respect to any and all Fertitta Shares.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Merger. The obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. This Agreement must have been adopted by the Requisite Stockholder Vote in accordance with the DGCL and the governing documents of the Company.

(b) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, whether temporary, preliminary or permanent, that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that no party to this Agreement may assert that this condition is not satisfied unless, prior to such assertion, such party has used its commercially reasonable efforts in a manner contemplated by Section 7.05 to prevent to entry of any such Order.

(d) Gaming Approvals. Any and all Gaming Approvals required to be obtained prior to the Effective Time to consummate the Merger have been obtained, except where the failure to obtain any such approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect as of the Effective Time; provided, however, that neither Parent nor Merger Sub may assert that this condition has not been satisfied if the representations in Section 5.10 or Section 5.14 are then inaccurate.

SECTION 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, or waiver by Parent where permissible, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement must be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Closing Date as though made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure to be so true and correct would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the Closing Date; provided, however, that neither Parent nor Merger Sub may assert that this condition has not been satisfied if the representation in Section 5.15(a) was inaccurate as of the date hereof, unless the matters resulting in the inaccuracy of such representation as of the date hereof would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the Closing Date.

(b) Agreements and Covenants. The Company must have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Officer Certificate. The Company must have delivered to Parent a certificate, dated the date of the Closing, signed by any executive officer of the Company or any member of the Special Committee, certifying in such capacity but not as an individual as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d) Maximum Dissenting Shares. The holders of not more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time shall have properly exercised appraisal rights with respect thereto in accordance with applicable Law.

(e) Debt Financing Conditions. The conditions set forth in paragraph 5 and each Financial Performance Condition (as defined in paragraph 4) under “General Conditions” in Exhibit E to the Debt Financing Commitments shall have been satisfied or waived.

SECTION 8.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, where permissible, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement must be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) as of the Closing Date as though made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure to be so true and correct would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect as of the Closing Date.

(b) Agreements and Covenants. Parent and Merger Sub must have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Effective Time.

(c) Officer Certificate. Parent must have delivered to the Company a certificate, dated the date of the Closing, signed by any executive officer of Parent, certifying in such capacity but not as an individual as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

(d) Merger Consideration. Consistent with Section 3.02, Parent must have caused to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section  3.01(a).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions (the date of any such termination, the “Termination Date”) as follows:

(a) By mutual written consent of each of Parent, Merger Sub and the Company duly authorized (i) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (ii) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors;

(b) By either Parent, Merger Sub or the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, by written notice, if:

(i) the Effective Time shall not have occurred on or before December 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or applicable Law that is, in each case, then in effect and is final and nonappealable and has the effect of preventing or prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party (A) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered or (B) that did not use commercially reasonable efforts to have such Order vacated prior to its becoming final and nonappealable;

(iii) the Special Meeting (including any adjournment thereof) shall have concluded and the Requisite Stockholder Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including, in the case of Parent, Fertitta’s obligations under Section 7.10) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Vote; or

(iv) any applicable Gaming Authority conclusively determines not to grant any Gaming Approval, the receipt of which is necessary to satisfy the condition set forth in Section 8.01(d); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iv) shall not be available to (A) any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to obtain any such Gaming Approval or (B) Parent or Merger Sub if any of the representations in Section 5.14 is then inaccurate;

(c) By written notice of Parent or Merger Sub if:

(i) any of the following actions or events occur and whether or not they are permitted by the terms hereof: (A) a Change of Board Recommendation; (B) the Board (acting through the Special Committee if then in existence or by resolution of a majority of its Disinterested Directors) recommends to the stockholders of the Company an Acquisition Proposal or resolves or publicly proposes to do so or enters into any letter of intent or similar document or any contract accepting any Acquisition Proposal; (C) the Board (acting through the Special Committee if then in existence or by resolution of a majority of its Disinterested Directors) fails publicly to reaffirm the Board Recommendation within five business days after the date any Acquisition Proposal or any material modification thereto is first publicly announced or otherwise becomes generally known to the public; or (D) the Company has intentionally or materially breached any of its obligations under Section 7.03; or

(ii) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company becomes untrue, in either case that would result in a failure of a condition set forth in Section 8.02(a) or Section 8.02(b) (a “Terminating Company Breach”); provided, that (A) neither Parent nor Merger Sub is in material breach of any of its obligations (including, in the case of Parent, Fertitta’s obligations under Section 7.10 and Section 10.12) or any of its representations and warranties (including the representations in Section 5.15(a) and Section 7.10) under this Agreement, (B) Parent has delivered written notice to the Company of such Terminating Company Breach and (C) if such Terminating Company Breach is reasonably curable by the Company within thirty days after the delivery of such notice, through the exercise of commercially reasonable efforts and for as long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(c)(ii) until the earlier of the expiration of such thirty-day period and the Outside Date;

(d) By written notice of the Company acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors:

(i) if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub becomes untrue, in either case that would result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b) (a “Terminating Parent Breach”); provided, that (A) the Company is not in material breach of any of its obligations or any of its representations and warranties under this Agreement, (B) the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, has delivered written notice to Parent of such Terminating Parent Breach and (C) if such Terminating Parent Breach is reasonably curable by Parent within thirty days after the delivery of such notice, through the exercise of commercially reasonable efforts and for as long as Parent continues to exercise such commercially reasonable efforts, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may not terminate this Agreement under this Section 9.01(d)(i) until the earlier of the expiration of such thirty-day period and the Outside Date;

(ii) in accordance with Section 7.03(e), provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.01(d)(ii) (A) if the Company has materially breached any of its obligations under Section 7.03 with respect to such Superior Proposal and (B) unless the Company (x) concurrently entered into a definitive agreement with respect to such Superior Proposal and (y) paid the Termination Fee pursuant to Section 9.03(b); or

(iii) if (A) all of the closing conditions in Section 8.01 and Section 8.02 have been satisfied or waived by the applicable party (or are then capable of being satisfied) and (B) by the Outside Date, Parent fails to comply with its obligation pursuant to Section 3.02(a) to deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a), including as a result of a breach of the Equity Commitment Letter by Fertitta.

SECTION 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or any of their respective Affiliates or the directors, officers, employees, agents or Representatives of any of them, and all rights and obligations of each party hereto shall cease, except:

(i) in the case of a termination of this Agreement pursuant to Section 9.01(c)(ii), the Company shall reimburse Parent for its reasonable, documented Transaction Costs, up to a maximum amount of $7,500,000 (the “Expense Reimbursement Amount”), within ten (10) business days of receipt of a reasonably detailed accounting of such expenses, and the Company will not have any other liability hereunder except as provided in clause (ii) below or in Section 9.03; and

(ii) except as otherwise provided in Section 9.03(b) and Section 9.03(c), in the case of a willful breach of any representation, warranty or covenant, the parties hereto acknowledge and agree that the damages suffered or to be suffered by the Company, in the case of a willful breach of this Agreement by Parent or Merger Sub, or by Parent and Merger Sub, in the case of a willful breach of this Agreement by the Company, shall not be limited to the Expense Reimbursement Amount (in the case of a willful breach of this Agreement by the Company) and may include the benefit of the bargain of the Merger to such party, adjusted to account for the time value of money.

(b) Without limiting this Section 9.02, Sections 7.06, this Section 9.02, Section 9.03 and Article X shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.06 hereof in lieu of terminating this Agreement pursuant to Section 9.01.

SECTION 9.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all Transaction Costs incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any of the Transactions is consummated. As used in this Agreement, “Transaction Costs” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or any of its Affiliates, or incurred on behalf of a party, in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Transactions. Notwithstanding anything contained herein to the contrary (except for Section 9.03(b)), (i) Parent and the Company shall each pay one-half (1/2) of any fees related to any filings required pursuant to the HSR Act, (ii) Parent shall pay (x) any and all fees and expenses of its lenders related to the Financing, (y) any and all fees and expenses related to any filings under any applicable Gaming Laws and Liquor Laws or filings required in connection with any other consents or approvals of Governmental Authorities, and (z) any and all fees and expenses related to any consents or approvals of third parties required in connection with the consummation of the Transactions and (iii) the Company shall pay any and all fees and expenses related to its cooperation in connection with the Debt Financing or any Alternative Financing as provided in Section 7.08(d).

(b) The Company agrees that if this Agreement is terminated:

(i) by Parent or Merger Sub pursuant to Section 9.01(c)(i);

(ii) by the Company pursuant to Section 9.01(d)(ii); or

(iii) (A) (x) pursuant to Section 9.01(b)(i) and, at any time after the date of this Agreement but prior to the Outside Date, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public or communicated to any member of the Special Committee and is not withdrawn or terminated, or (y) pursuant to Section 9.01(c)(ii) and, at any time after the date of this Agreement and prior to the Terminating Company Breach giving rise to the right of Parent or Merger Sub to terminate this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public or communicated to any member of the Special Committee and is not withdrawn or terminated or (z) pursuant to Section 9.01(b)(iii) and, at any time after the date of this Agreement and prior to the vote of the Company’s stockholders seeking approval of the Merger at the Special Meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public or communicated to any member of the Special Committee and is not withdrawn or terminated, and (B) in any of cases (x), (y) and (z), within twelve months after the date of such termination, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal (whether or not such Acquisition Proposal was made prior to termination of this Agreement or by the same person); provided that for the purposes of this Section 9.03(b)(iii) the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that the references to “20%” shall be deemed to be references to “more than 50%”;

then the Company shall pay Parent the Termination Fee in immediately available funds (x) within two business days after the Termination Date, in the case of clause (i), (y) concurrently with such termination, in the case of clause (ii) and (z) upon the earlier of entry into the definitive agreement with respect to, or consummation of, the Acquisition Proposal, in the case of clause (iii), and, in any case in which the Go-Shop Termination Fee (but not the Post Go-Shop Termination Fee) is required to be paid, shall reimburse Parent for its reasonable, documented Transaction Costs, up to the Expense Reimbursement Amount, within ten (10) business days of receipt of a reasonably detailed accounting of such expenses (unless the Expense Reimbursement Amount has been previously paid pursuant to Section 9.02). “Termination Fee” means $24,000,000 (the “Post Go-Shop Termination Fee”); provided, however, that “Termination Fee” shall mean $3,400,000 (the “Go-Shop Termination Fee”) if the Acquisition Proposal that results in the action or event that forms the basis for such termination is submitted by an Excluded Party before the Go-Shop Period End Date and the right to terminate this Agreement arises, with respect to such Acquisition Proposal, no later than August 15, 2008. In no event shall the Company pay the Termination Fee more than once. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated under any of the circumstances set forth in this Section 9.03(b) as a result of which Parent is entitled to receive payment of the Go-Shop Termination Fee and Transaction Costs or the Post Go-Shop Termination Fee, as applicable: (i) Parent’s right to receive the Go-Shop Termination Fee and Transaction Costs or the Post Go-Shop Termination Fee, as applicable, pursuant to this Section 9.03(b) shall be Parent’s sole and exclusive remedy against the Company or any of its Affiliates, stockholders, directors, officers, Employees, agents or Representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of all amounts that are required to be paid pursuant to this Section 9.03(b), none of the Company or any of its Affiliates, stockholders, directors, officers, Employees, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than any obligation to pay any amounts due pursuant to the second sentence of Section 9.03(d)). Notwithstanding anything to the contrary contained in the foregoing, the amount of any Termination Fee paid to Parent pursuant to this Section 9.03(b) shall be credited against cash amounts, including amounts received as tax “gross-ups” under Section 280G and 4999 of the Code, otherwise due to Fertitta in the event of a Termination Following a Change of Control under the terms of the Employment Agreement, dated as of January 1, 2003, as amended, between the Company and Fertitta (the “Fertitta Employment Agreement”), arising out of an Acquisition Proposal that resulted in the action or event that formed the basis for the termination of this Agreement, and Fertitta’s right to receive all amounts due to him under the terms of the Fertitta Employment Agreement in the event of a Termination Following a Change of Control shall be unaffected by the terms and conditions of this Agreement, except as otherwise expressly set forth in this sentence.

(c) Parent agrees that if this Agreement is terminated by the Company:

(i) pursuant to Section 9.01(d)(i); or

(ii) pursuant to Section 9.01(d)(iii);

then Parent shall pay the Company the Parent Termination Fee in immediately available funds within two business days after the Termination Date and, in any case in which the First Tier Parent Termination Fee (but not the Second Tier Parent Termination Fee) is required to be paid, shall reimburse the Company for its reasonable, documented Transaction Costs, up to the Expense Reimbursement Amount, within ten (10) business days of receipt of a reasonably detailed accounting of such expenses. “Parent Termination Fee” means $24,000,000 (the “Second Tier Parent Termination Fee”); provided, however, that “Parent Termination Fee” shall mean $3,400,000 (the “First Tier Parent Termination Fee”) if the right to terminate this Agreement pursuant to Section 9.01(d)(i) arises no later than August 15, 2008. In no event shall Parent pay the Parent Termination Fee more than once. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated under the circumstances set forth in this Section 9.03(c) as a result of which the Company is entitled to receive payment of the First Tier Parent Termination Fee and Transaction Costs or the Second Tier Parent Termination Fee, as applicable: (i) the Company’s right to receive the First Tier Parent Termination Fee and Transaction Costs or the Second Tier Parent Termination Fee, as applicable, pursuant to this Section 9.03(c) shall be the Company’s sole and exclusive remedy against Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of all amounts that are required to be paid pursuant to this Section 9.03(c), none of Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than any obligation to pay any amounts due pursuant to the second sentence of Section 9.03(d)).

(d) Each of the parties acknowledges that the agreements contained in Section 9.02(i) and this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. If the Company or Parent, as the case may be, fails to timely pay any amounts due to the other party pursuant to Section 9.02(i) and/or this Section 9.03, then such paying party shall reimburse the other party for all costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of Section 9.02(i) and/or this Section 9.03.

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (b) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors; provided, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise by Law require approval of the stockholders of the Company, without approval of such stockholders. This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto, (a) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (b) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, may in its sole discretion (x) extend the time for the performance of any obligation or other act of any other party hereto, (y) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (z) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles III and X and Section 7.04 shall survive the Effective Time and those set forth in Sections 7.06, 9.02 and 9.03 and Article X shall survive termination indefinitely.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, Merger Sub or Fertitta:

Fertitta Entertainment, Inc.

1510 West Loop South

Houston, Texas 77027

Facsimile: (713) 386-7070

Attention: Tilman J. Fertitta

with a copy to:

Olshan Grundman Frome

Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY10022

Attention: Steven Wolosky, Esq.

Facsimile: (212) 451-2222

if to the Company:

Landry’s Restaurants, Inc.

1510 West Loop South

Houston, Texas 77027

Facsimile: (713) 386-7070

Attention: Steven L. Scheinthal

with a copy to:

King & Spalding, LLP

1180 Peachtree Street, NE

Atlanta, Georgia 30309

Facsimile: (404) 572-5132

Attention: John D. Capers, Jr.

and to:

Haynes and Boone, LLP

1 Houston Center

1221 McKinney, Suite 2100

Houston, Texas 77010

Facsimile: (713) 236-5652

Attention: Arthur S. Berner

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto, in the case of the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement, together with the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that, subject to Section 7.05(f), Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder; provided, further, that as a condition of such assignment, the assignee expressly assumes the obligations of the assignor.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 10.07 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

SECTION 10.08 Jurisdiction; Venue. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.08 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 10.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

SECTION 10.10 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

SECTION 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12 Fertitta Guarantee.

(a) Obligations. As a condition and inducement to the Company’s willingness to enter into this Agreement, Fertitta hereby absolutely and irrevocably guarantees to the Company, on the terms and subject to the conditions set forth in this Section 10.12, the prompt payment, on demand and in lawful money of the United States, of Parent’s payment obligations under Sections 7.05(b) (the proviso only), 9.03(a) and 9.03(c) of this Agreement (the “Obligations”).

(b) Continuing Guaranty. This Section 10.12 is a continuing guaranty of the Obligations and shall remain in full force and effect until the first to occur of (i) the indefeasible payment in full of the Obligations, (ii) the termination of this Agreement in accordance with its terms, but only if neither Parent nor Merger Sub has any Obligation to the Company that survives such termination and (iii) the Effective Time (the “Guarantee Termination”). Upon the Guarantee Termination, this Section 10.12 shall automatically become void and Fertitta shall thereafter have no liability arising hereunder. Fertitta understands and agrees that, subject to the immediately preceding two sentences, this Section 10.12 shall be binding upon Fertitta and his successors and assigns, shall be construed as an absolute, irrevocable and continuing guaranty of payment and shall be enforceable by the Company and its successors, transferees and assigns, subject to the terms and conditions set forth herein.

(c) Nature of Obligations; Change of Obligations.

(i) The Company shall not be obligated to file any claim relating to the Obligations if Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Fertitta’s obligations under this Section 10.12. If any payment to the Company under this Section 10.12 is rescinded or must otherwise be returned for any reason whatsoever, Fertitta shall remain liable under this Section 10.12 with respect to the Obligations as if such payment had not been made. Any circumstance which operates to toll any statute of limitations applicable to Merger Sub or Parent shall also operate to toll the statute of limitations applicable to Fertitta.

(ii) Fertitta authorizes Merger Sub, Parent and the Company, without notice or demand and without affecting Fertitta’s liability under this Section 10.12, from time to time, to make any change to the terms of this Agreement (other than under this Section 10.12, which shall require Fertitta’s prior written consent) or in any other term of all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any of the documents executed in connection herewith.

(d) Waivers.

(i) Fertitta hereby waives any right he may have to (i) require the Company to proceed against Parent or any other person liable on the Obligations or to pursue any other remedy in the Company’s power whatsoever, and (ii) have the proceeds of property of Merger Sub, Parent or any other person liable on the Obligations first applied to the discharge of the Obligations. When making any demand on Fertitta under this Section 10.12 against the Obligations, the Company has the right, but is not required, to make a similar demand on Parent, and any failure by the Company to make any such demand or to collect any payments from Parent will not relieve Fertitta of his obligations or liabilities under this Section 10.12. The Company may, at its election, exercise any right or remedy it may have against Parent or any other person without affecting or impairing in any way the liability of Fertitta, except to the extent the Obligations have been indefeasibly paid.

(ii) Fertitta agrees that, except to the extent the Obligations have been indefeasibly paid, his obligations under this Section 10.12 shall not be released or discharged, in whole or in part, or otherwise affected by: (A) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other person interested in the Transactions; (B) any change in the scope, time, place or manner of performance of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any other contract evidencing, securing or otherwise executed in connection with any of the Obligations; (C) the addition, substitution or release of any entity or other person interested in the Transactions; (D) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person interested in the Transactions; (E) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; (F) the existence of any claim, set-off or other right which Fertitta may have at any time against Parent, Merger Sub or the Company, other than in connection with the Obligations; (G) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; (H) any lack of authority of any officer, director or any other person acting or purporting to act on behalf of Merger Sub or Parent, or any defect in the formation of Merger Sub or Parent; (I) any act or omission by Merger Sub or Parent which directly or indirectly results in or aids the discharge of Parent from any Obligations by operation of Law or otherwise; or (J) any modification of the Obligations, in any form whatsoever, including, without limitation, the renewal, extension, acceleration or other change in time for payment of the Obligations, any waiver or modification of conditions precedent or any other change in the terms of the Obligations or any part thereof.

(iii) Fertitta hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of his obligations under this Section 10.12 and of the existence, creation or incurring of new or additional obligations, other than notice required by Section 10.02.

(iv) Fertitta hereby waives notice of any action taken or omitted by the Company in reliance on or under this Section 10.12, any requirement that the Company be diligent and prompt in making demands under this Section 10.12, notice of any waiver or amendment of any terms and conditions of this Agreement (other than under this Section 10.12), notice of any default by Merger Sub or Parent or the assertion of any right of the Company under this Section 10.12, and any right to plead or assert any election of remedies in any action to enforce this Section 10.12 in respect of his obligations hereunder.

(e) No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay by the Company in exercising, any of its rights, remedies or powers under this Section 10.12 will operate as a waiver thereof, nor shall any single or partial exercise by the Company of any of its rights, remedies or powers under this Section 10.12 preclude the Company from any other or future exercise of any its rights, remedies or powers. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

(f) Bankruptcy Not Discharge. The Company shall not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Fertitta’s obligations under this Section 10.12. Subject to the second sentence of Section 10.12(b), the obligations under this Section 10.12 shall continue to be effective or be reinstated, as the case may be, if, and solely to the extent, at any time payment, or any part thereof, of any or all of the Obligations is rescinded or must otherwise be restored or returned by the Company upon the insolvency, bankruptcy or reorganization of Merger Sub or Parent. Notwithstanding any modification, discharge or extension of the Obligations or any amendment, waiver, modification, stay or cure of the Company’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Merger Sub or Parent, whether permanent or temporary, and whether or not assented to by the Company, Fertitta hereby agrees that he shall be obligated under this Section 10.12 to pay the Obligations as set forth in this Section 10.12 in effect on the date hereof. Fertitta understands and acknowledges that by virtue of this Section 10.12, he has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Merger Sub or Parent.

(g) Fertitta’s Understanding With Respect to Waivers. Fertitta acknowledges that (a) he will receive substantial direct and indirect benefits from the Transactions, (b) each waiver set forth in this Section 10.12 is knowingly made in contemplation of such benefits, with Fertitta’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of his own choosing, and (c) under the circumstances, the waivers are reasonable and not contrary to public policy or Law. If any of said waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective only to the extent permitted by Law.

(h) Survival of Covenants. All covenants and agreements of Fertitta contained in this Section 10.12 shall survive the execution and delivery of this Agreement and shall be deemed made continuously, and shall continue in full force and effect, until the Guarantee Termination.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FERTITTA ENTERTAINMENT, INC.

By:
Name:	Tilman J. Fertitta
Title:	Chief Executive Officer and President

FERTITTA ACQUISITION CO.

By:
Name:	Tilman J. Fertitta
Title:	Chief Executive Officer and President

LANDRY’S RESTAURANTS, INC.

By:
Name:
Title:

The undersigned hereby (i) agrees to be bound by the provisions of Section 7.10 and Article X of this Agreement and (ii) acknowledges and accepts the provisions set forth in the last sentence of Section 9.03(b) of this Agreement.

Tilman J. Fertitta

Annex B

June 15, 2008

Special Committee of the Board of Directors

Landry’s Restaurants, Inc.

1510 West Loop South

Houston, TX 77027

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (“Company Common Stock”), of Landry’s Restaurants, Inc. (the “Company”), other than Tilman J. Fertitta (“Mr. Fertitta”) and any other holders who will become affiliates of, or direct or indirect investors in, Acquirer or Merger Sub (as each such term is defined below) (collectively, the “Excluded Persons”), of the Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 16, 2008 (the “Agreement”), among Fertitta Holdings, Inc. (“Acquirer”), Fertitta Acquisition Co. (“Merger Sub”), Mr. Fertitta and the Company.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, among other things, Merger Sub will be merged with and into the Company (the “Transaction”) and, in connection with the Transaction, each outstanding share of Company Common Stock will be converted into the right to receive $21.00 in cash (the “Consideration”).

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company (the “Engagement Letter”) a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. Cowen has not had a material relationship with the Company or any other party to the Transaction. Pursuant to the terms of the Engagement Letter, the Special Committee has agreed to offer to engage Cowen to serve as the Special Committee’s exclusive financial advisor on terms and conditions reasonable and customary for similar transactions if, during Cowen’s engagement by the Special Committee under the Engagement Letter (or, if Cowen does not receive a transaction fee, as contemplated by the Engagement Letter, within twelve months from the date of Cowen’s termination as financial advisor to the Special Committee) the Special Committee is authorized by the Company and proposes to effect an acquisition

Special Committee of the Board of Directors

Landry’s Restaurants, Inc.

June 15, 2008

transaction or disposition transaction (other than the Transaction), and Cowen will receive fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	the Agreement;

•	certain publicly available financial and other information for the Company, including equity research, and certain other relevant financial and operating data furnished to Cowen by the Company management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”) prepared by the management of the Company;

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	certain operating results of the Company as compared to the operating results of certain publicly traded companies we deemed relevant;

•	the reported price and trading histories of the shares of the Company Common Stock as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

•	based the Company Forecasts, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows;

•	a copy of the Appraisal of Various Landry’s Properties, dated April 30, 2008, prepared by Snyder Valuation (the “Appraisal”); and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have relied upon, without independent verifications, the assessment of Company management as to the existing products and services of the Company and the validity of, and risks associated with, the future products and services of the Company. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any

Special Committee of the Board of Directors

Landry’s Restaurants, Inc.

June 15, 2008

respect. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such forecasts, provide a reasonable basis for our opinion. We express no opinion as to the Company Forecasts or the assumptions on which they were made. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials, other than the Appraisal, nor have we evaluated the solvency or fair value of the Company, Acquirer or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the Appraisal, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of the conclusions set forth therein. We are not appraisers, and do not express any opinion with respect to such subject matter. If the conclusions set forth in the Appraisal are not accurate, the conclusion set forth in this Opinion could be materially affected. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Special Committee. Our services to the Special Committee in connection with the Transaction have been comprised of rendering an opinion from a financial point of view with respect to the Consideration to be received by the holders of the Company Common Stock, other than the Excluded Persons. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. We have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets prior to the date hereof.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Special Committee in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a

Special Committee of the Board of Directors

Landry’s Restaurants, Inc.

June 15, 2008

recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction as compared to other business strategies or transactions that might be available to the Company, nor does it address the terms of the Agreement or the documents referred to therein. In addition, we have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company. Furthermore, we express no view as to the price or trading range for shares of the Company Common Stock following the announcement of the Transaction.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration in the Transaction is fair, from a financial point of view, to the holders of the Company Common Stock, other than the Excluded Persons.

Very truly yours,

Cowen and Company, LLC

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

8 Del. C. § 262

Section 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

LANDRY’S RESTAURANTS, INC.

SPECIAL MEETING OF STOCKHOLDERS

[•], 2008

[•] Local Time

At [•]

Landry’s Restaurants, Inc.

1510 West South Loop, Houston, Texas 77027	Proxy

The undersigned hereby appoints Steven L. Scheinthal and Michael S. Chadwick, and each of them, proxies each with full power of substitution, to vote all common stock of Landry’s Restaurants, Inc. of the undersigned at the special meeting of stockholders of Landry’s Restaurants, Inc. to be held on [•], 2008, at [•] Houston time at [•] and/or at any adjournment or postponement of the special meeting, in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of special meeting and accompanying Proxy Statement for the special meeting, receipt of which is hereby acknowledged.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR A SPECIAL MEETING—[•], 2008. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1[•]—QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m., Houston time on [•], 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/stn/—QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m., Houston time on [•], 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow instructions to obtain your records and create an electronic ballot.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Landry’s Restaurants, Inc., c/o [•].

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

The board of directors recommends a vote FOR Proposals 1 and 2.

1.	Proposal to approve the Agreement and Plan of Merger, dated as of June 16, 2008, among Landry’s Restaurants, Inc., Fertitta Holdings, Inc., Fertitta Acquisition Co. and, for certain limited purposes, Tilman J. Fertitta, as it may be amended from time to time, and approve the merger of Fertitta Acquisition Co. with and into Landry’s Restaurants, Inc., as a result of which (a) Landry’s Restaurants, Inc. will be the surviving corporation in the merger and will be owned by Fertitta Holdings, Inc. and (b) each share of Landry’s Restaurants, Inc. common stock (other than shares of common stock owned by Fertitta Holdings, Inc., Fertitta Acquisition Co. or any direct or indirect wholly-owned subsidiary of Fertitta Holdings, Inc., or shares owned by stockholders who properly exercise dissenters’ rights of appraisal under Delaware law or shares of common stock held in treasury by Landry’s Restaurants, Inc.) will be cancelled and converted into the right to receive $21.00 in cash, without interest.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Motion to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve proposal number 1.	☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES.

Address Change? Mark Box ☐ Indicate changes below:	Dated

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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IMPORTANT

Your vote is important. Regardless of the number of shares of Landry’s common stock that you own, please sign, date and promptly mail the enclosed proxy in the accompanying postage-paid envelope. Should you prefer, you may exercise a proxy by telephone or via the Internet. Please refer to the instructions on your proxy card or voting form which accompanied this proxy statement.

Instructions for “Street Name” Stockholders

If you own shares of Landry’s common stock in the name of a broker, bank or other nominee, only it can vote your shares on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, bank or nominee. Please do so for each separate account you maintain. Your broker, bank or nominee also may provide for telephone or Internet voting. Please refer to the proxy card, or voting instruction form, which you received with this proxy statement.

Please vote by proxy, telephone or via the Internet at your earliest convenience.

If you have any questions or need assistance in voting your shares, please call:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Toll-Free: 1-888-750-5834

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